Exhibit 10.3

EXECUTION COPY

Dated 31 October 2019

(1)	BRISTOW GROUP INC. as Parent

(2)	THE ENTITIES LISTED IN SCHEDULE 1, PART 1 as Guarantors

(3)	THE ENTITIES LISTED IN SCHEDULE 1, PART 2 as Security Obligors

(4)	BARCLAYS BANK PLC acting as Agent

(5)	BARCLAYS BANK PLC acting as Security Agent

AMENDMENT AND RESTATEMENT,

CONFIRMATION AND WAIVER AGREEMENT

relating to

an ABL facilities agreement dated 17 April 2018 (as

amended from time to time)

LONDON

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THIS AMENDMENT AND RESTATEMENT, CONFIRMATION AND WAIVER AGREEMENT is dated 31 October 2019 and made between:

(1)	BRISTOW GROUP INC. (the “Parent”);

(2)	THE PERSONS LISTED IN SCHEDULE 1, PART 1 (The Guarantors) (the “Guarantors”);

(3)	THE PERSONS LISTED IN SCHEDULE 1, PART 2 (The Security Obligors) (the “Security Obligors”);

(4)	BARCLAYS BANK PLC as agent of the other Finance Parties (the “Agent”);

(5)	BARCLAYS BANK PLC as security trustee for the Secured Parties (the “Security Agent”); and

BACKGROUND:

(A)	The Parent and the Agent, amongst others, entered into an ABL facilities agreement dated 17 April 2018 (as amended from time to time up to the date of this Agreement, the “Facilities Agreement”).

(B)	This Agreement:

(a)	puts into effect, by way of amendment and restatement, certain amendments to the Facilities Agreement, which have been agreed between the Parent and the Agent;

(b)	contains confirmations in relation to guarantees given by the Guarantors;

(c)	contains confirmations in relation to security interests granted by the Security Obligors; and

(d)	deals with related matters.

THIS AGREEMENT WITNESSES that:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2019 Financial Statements” means:

(a)	in respect of the Parent, the audited consolidated financial statements for the Financial Year ending 31 March 2019; and

(b)	in respect of each other Obligor, the unaudited balance sheet and statements of income for each other Obligor for the Financial Year ending 31 March 2019.

“Agreement” has the meaning given to it in Recital (A).

“Amended Facilities Agreement” means the Facilities Agreement in the form attached as Schedule 3 (The Amended Facilities Agreement), reflecting the amendment and restatement of the Facilities Agreement effected or proposed to be effected pursuant to this Agreement.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas (Houston Division).

“Conditions” means the conditions set out in Schedule 5 (Conditions in the Waiver Letters).

“Confirmation Order” means that certain Order (I) Approving the Disclosure Statement, (II) Confirming the Amended Joint Chapter 11 Plan of Reorganization of Bristow Group Inc. and Its Debtor Affiliates as Further Modified and (III) Granting Related Relief, entered by the Bankruptcy Court on October 8, 2019 as Docket No. 825 in Case No. 19-32713 (DRJ).

“Cured Waived Event” means (i) any Waived Event that has been cured on or prior to the Effective Date or has otherwise ceased to exist or apply on or prior to the Effective Date and (ii) any other event which would constitute a Default but which has been cured or ceased to apply pursuant either to the Plan of Reorganization and the matters provided for therein or an Emergence Event.

“Effective Date” has the meaning given to it in Clause 2.1 (Effective Date).

“Emergence Event” the consummation of the Plan of Reorganization, an action provided for in the Plan of Reorganization or the discontinuance of any proceedings pursuant to the Confirmation Order.

“Long-stop Date” means 30 November 2019 or such later date as the Agent and the Parent may agree in writing from time to time.

“New Finance Documents” means this Agreement and any other Finance Document entered into, or to be entered into, on or about the date of this Agreement or otherwise in connection with the transactions contemplated by this Agreement (including the amendment and restatement of the Facilities Agreement) and “New Finance Document” means any of them.

“Obligor Party” means each Party which is an Obligor, regardless of the capacity in which they have signed this Agreement.

“Parties” means the parties to this Agreement.

“Plan of Reorganization” means the Amended Joint Chapter 11 Plan of Reorganization of Bristow Group Inc. and Its Debtor Affiliates as Further Modified, dated September 30, 2019, as annexed as Exhibit A to the Confirmation Order.

“Security Documents” means:

(a)	the English law security agreement dated 17 April 2018 made between (1) Bristow Helicopters Limited as the chargor and (2) the Security Agent;

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(b)	the English law charge over bank accounts dated 17 April 2018 made between (1) Bristow Norway AS as the chargor and (2) the Security Agent; and

(c)	the Norwegian law Security Agreement dated 17 April 2018 made between (1) Bristow Norway AS as the chargor and (2) the Security Agent.

“Reservation of Rights Letter” means the reservation of rights letter dated 17 July 2019, delivered by Barclays Bank PLC and Credit Suisse AG, Cayman Islands Branch to Bristow Norway AS and Bristow Helicopters Limited.

“Uncured Waived Event” means any Waived Event that has not been cured or has not otherwise ceased to exist or apply and still exists on the Effective Date (after giving effect to the consummation of the Plan of Reorganization and the actions contained therein).

“Waived Event” means each of the events set out in Schedule 4 (Waived Events).

“Waiver Letters” means

(a)

the waiver request letter dated 19 February 2019 and delivered by Bristow Group Inc. as obligors’ agent to Barclays Bank PLC as agent and Credit Suisse AG, Cayman Islands Branch as lender and signed by Bristow Norway AS and Bristow Helicopters Limited as original guarantors (the “First Waiver Letter”);

(b)

the waiver request letter dated 15 March 2019 and delivered by Bristow Group Inc. as obligors’ agent to Barclays Bank PLC as agent and Credit Suisse AG, Cayman Islands Branch as lender (the “Second Waiver Letter”);

(c)

the waiver request letter dated 15 April 2019 (as amended on 23 April 2019) and delivered by Bristow Group Inc. as obligors’ agent to Barclays Bank PLC as agent and Credit Suisse AG, Cayman Islands Branch as lender and signed by Bristow Norway AS and Bristow Helicopters Limited as original guarantors (the “Third Waiver Letter”);

(d)

the waiver and amendment letter dated 10 May 2019 and delivered by Bristow Group Inc. as obligor’s agent to Barclays Bank PLC as agent and Credit Suisse AG, Cayman Islands Branch as lender and signed by Bristow Norway AS and Bristow Helicopters Limited (the “Fourth Waiver Letter”);

(e)

the waiver letter dated 18 June 2019 and delivered by Bristow Group Inc. as obligors’ agent to Barclays Bank PLC as agent and Credit Suisse AG, Cayman Islands Branch as lender and signed by Bristow Norway AS and Bristow Helicopters Limited (the “Fifth Waiver Letter”);

(f)

the waiver letter dated 29 July 2019 and delivered by Bristow Group Inc. as obligors’ agent to Barclays Bank PLC as agent and Credit Suisse AG, Cayman Islands Branch as lender and signed by Bristow Norway AS and Bristow Helicopters Limited (the “Sixth Waiver Letter”);

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(g)

the waiver letter dated 30 August 2019 and delivered by Bristow Group Inc. as obligors’ agent to Barclays Bank PLC as agent and Credit Suisse AG, Cayman Islands Branch as lender and signed by Bristow Norway AS and Bristow Helicopters Limited (the “Seventh Waiver Letter”); and

(h)

the waiver letter dated 30 September 2019 and delivered by Bristow Group Inc. as obligors’ agent to Barclays Bank PLC as agent and Credit Suisse AG, Cayman Islands Branch as lender and signed by Bristow Norway AS and Bristow Helicopters Limited (the “Eighth Waiver Letter”).

1.2	Terms defined in the Amended Facilities Agreement

Terms defined in the Amended Facilities Agreement but not in this Agreement shall have the same meaning in this Agreement as in the Amended Facilities Agreement.

1.3	Construction

Clause 1.2 (Construction) of the Amended Facilities Agreement (other than paragraph (n) thereof) shall apply as if set out in full again here, with such changes as are appropriate to fit this context.

2.	EFFECTIVE DATE

2.1	Conditions precedent

The provisions of this Agreement expressed to take effect from the Effective Date shall not come into effect until the date (the “Effective Date”) on which the Agent confirms that it has received all of the documents and other items listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to it. The Agent shall notify the other Parties promptly upon being so satisfied.

2.2	Long-stop Date

This Agreement shall lapse and cease to have force and effect if, after the Long-stop Date but before the Effective Date has occurred, either the Agent or the Parent notifies the other in writing to that effect.

3.	AMENDMENT AND RESTATEMENT

3.1	Amendment and restatement

The Obligor Parties and the Agent (for itself and on behalf of each Finance Party) agree that with effect from the Effective Date, the Facilities Agreement shall be amended and restated to read as set out in Schedule 3 (The Amended Facilities Agreement);

3.2	Consents

The Agent confirms that the consent of all Lenders has been obtained for all of the terms of this Agreement and the amendment and restatement of the Facilities Agreement effected by Clause 3.1, as required by Clause 42 (Amendments and waivers) of the Facilities Agreement.

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4.	CONFIRMATIONS

4.1	Guarantee confirmations

Each of the Guarantors:

(a)	consents to the amendment and restatement of the Facilities Agreement effected by Clause 3 (Amendment and restatement);

(b)	confirms for the benefit of the Finance Parties that:

(i)

its obligations as a Guarantor under Clause 23 (Guarantee and indemnity) of the Facilities Agreement (the “Guaranteed Obligations”) are not discharged or (except as set out in Clause 4.1(b)(ii)) otherwise affected by those amendments or the other provisions of this Agreement and shall accordingly continue in full force and effect; and

(ii)

the Guaranteed Obligations shall after the Effective Date extend to the obligations of each Obligor under the Amended Facilities Agreement and under any other Finance Documents, including the New Finance Documents.

4.2	Security Interest confirmations

Each of the Security Obligors:

(a)	consents to the amendment and restatement of the Facilities Agreement effected by Clause 3 (Amendment and restatement); and

(b)	confirms to the Security Agent for the benefit of the Secured Parties that:

(i)

its obligations under, and the Security granted by it in and pursuant to, the Security Document(s) to which it is a party are not discharged or (except as set out in Clause 4.2(b)(ii)) otherwise affected by those amendments or the other provisions of this Agreement and shall accordingly remain in full force and effect; and

(ii)

the Secured Obligations, including for the purposes of the Security Documents, shall after the Effective Date extend to the obligations of each Obligor under the Amended Facilities Agreement and under any other Finance Documents, including the New Finance Documents.

4.3	Further assurance

Each Guarantor and each Security Obligor shall at the request of the Agent or the Security Agent and at its own expense promptly execute (in such form as the Agent or Security Agent may reasonably require) any document and/or do any act or thing which the Agent or Security Agent reasonably considers necessary or appropriate to preserve, perfect, protect or give effect to the consents, confirmations and undertakings provided for in this Clause 4.

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5.	TERMINATION OF WAIVERS

5.1	The Agent:

(a)	confirms that any obligation to satisfy any of the Conditions shall terminate and have no further force or effect on and from the Effective Date; and

(b)	on behalf of each Finance Party, waives any rights such Finance Party may have in relation to a Cured Waived Event and agrees that the Cured Waived Events shall not constitute Defaults.

5.2	The Agent confirms that it has consent from all of the Lenders for:

(a)	the termination of any obligation referred to in paragraph 5.1(a) above; and

(b)	the waiver referred to in paragraph 5.1(b) above.

5.3

For the avoidance of doubt the Agent, on behalf of each Finance Party, reserves any rights such Finance Party may have to exercise any rights in relation to an Uncured Waived Event and any Default or Event of Default arising after the Effective Date (whether relating to the same or different circumstances).

5.4

Until such time as the 2020 First Quarter Documents and the 2020 Second Quarter Documents (each as defined in the Eighth Waiver Letter) have been provided, the Obligors’ Agent shall provide to the Agent within 20 Business Days of the end of each calendar month, copies of the unaudited balance sheet and unaudited statements of income for each Borrower for that month.

6.	REPRESENTATIONS

Each Obligor Party makes:

(a)	the Repeating Representations on the date of this Agreement; and

(b)

the Repeating Representations and the representation in clause 24.9 (Solvency) of the Amended Facilities Agreement on the Effective Date, immediately after the amendment and restatement of the Facilities Agreement pursuant to Clause 3 (Amendment and restatement) has taken effect.

7.	AMENDMENT FEE

Bristow Helicopters Limited shall by the second Business Day following the Effective Date, pay to the Agent (for the account of the Lenders pro rata to their share of the Total Commitments as of the Effective Date) an amendment fee equal to 0.10% of the Total Commitments as at the Effective Date.

8.	RELATIONSHIP WITH OTHER FINANCE DOCUMENTS

8.1	Status

This Agreement is designated by the Agent and the Parent (in its capacity as the Obligors’ Agent) as a Finance Document.

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8.2	Continuing effect

Except to the extent of the amendments effected by Clause 3 (Amendment and restatement), the Facilities Agreement shall continue in full force and effect.

8.3	No other waiver

Except as expressly provided herein, nothing in this Agreement shall constitute or be construed as an amendment, waiver or compromise of any other Default or term or condition of the Finance Documents (excluding the Facilities Agreement) and/or the Reservation of Rights Letter or any of the Finance Parties’ rights in relation to them which for the avoidance of doubt shall continue to apply in full force and effect.

9.	MISCELLANEOUS

9.1

The provisions of Clauses 38 (Notices), 40 (Partial invalidity), 41 (Remedies and waivers) and 48 (Counterparts) of the Amended Facilities Agreement shall apply to this Agreement as if set out in full again here, with such changes as are appropriate to fit this context.

9.2

Each Obligor Party, hereby acknowledges and agrees that so far as it is aware: (a) neither it nor any other member of the Group has any claim or cause of action against the Agent, Security Agent or any Lender (or any of their respective Subsidiaries, officers, directors, employees, attorneys, consultants or agents) and (b) the Agent, the Security Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Obligors and each other member of the Group under the Facilities Agreement and the other Finance Documents. Notwithstanding the foregoing, the Agent, Security Agent and the Lenders wish (and the Obligors agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agent’s, Security Agent’s and the Lenders’ rights, interests, security and/or remedies under the Facilities Agreement and the other Finance Documents. Accordingly, for and in consideration of the agreements contained in this letter and other good and valuable consideration, each Obligor (for itself and its Subsidiaries and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge the Agent, Security Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Effective Date arising out of, connected with or related in any way to this Agreement, the Facilities Agreement or any other Finance Document, or any act, event or transaction related or attendant thereto, or the agreements of the Agent, Security Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Obligor, or the making of any Utilisations, or the management of such Utilisations or the Transaction Security on or prior to the Effective Date.

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10.	LAW AND JURISDICTION

10.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

10.2	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 10.2 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

EXECUTION:

The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

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SCHEDULE 1

GUARANTORS AND SECURITY OBLIGORS

[Omitted]

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SCHEDULE 2

CONDITIONS PRECEDENT

Authorisations

1.

Confirmation from each of the Guarantors and Security Obligors that there have been no changes to its constitutional documents from those delivered at or about the date of the Facilities Agreement or a copy of any changed constitutional documents.

2.	A copy of a resolution of the board of directors (or the offering committee of the board of directors in the case of the Parent) of each of the Guarantors and the Security Obligors, in each case:

(a)	approving the terms of, and the transactions contemplated by, the New Finance Documents to which it is a party and resolving that it execute, deliver and perform those documents;

(b)	authorising a specified person or persons to execute those documents on its behalf; and

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the New Finance Documents to which it is a party.

3.	A specimen of the signature of each person authorised by the resolution referred to in Paragraph 2 which has signed or will be signing this Agreement and any related documents or notices.

4.

A certificate of a director of each of the Guarantors and the Security Obligors that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

Finance Documents

5.	A copy of this Agreement executed by the Guarantors and the Security Obligors.

6.	A copy of a Fee Letter executed by the Bristow Helicopters Limited.

Legal opinions

7.

The following legal opinions, each addressed to the Agent, the Security Agent, the Arrangers, the Bookrunners, the Issuing Banks, the Swingline Lender and the Lenders and in the form provided prior to the date of this Agreement:

(a)	a legal opinion of Mayer Brown International LLP, legal advisors to the Agent as to matters of English law;

(b)	a legal opinion of Advokatfirmaet BAHR AS, legal advisors to the Agent, as to matters of Norwegian law; and

(c)	a legal opinion of Baker Botts L.L.P., legal advisors to the Obligors, as to matters of Delaware general corporate law.

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Other documents and evidence

8.	A copy of the 2019 Financial Statements of each Obligor.

9.

A copy of the Confirmation Order, certified as true, correct and complete by the clerk of the Bankruptcy Court and such order, together with the Plan of Reorganization, shall (a) be in full force and effect on or prior the Effective Date, (b) if changed from the terms provided prior to the date hereof, be in form and substance reasonably satisfactory to the Agent and (c) not have been reversed, stayed, or subject to a motion to stay.

10.

A confirmation in writing from the Parent that all the conditions precedent to the effectiveness of the Plan of Reorganization have been satisfied or waived, and that the Effective Date (as defined therein) of the Plan of Reorganization and the substantial consummation of the Plan of Reorganization has occurred.

11.

A copy of any other Authorisation or other document, opinion or assurance which the Agent (acting reasonably) considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document (if it has notified the Obligors accordingly).

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SCHEDULE 3

THE AMENDED FACILITIES AGREEMENT

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Dated 17 April 2018

(as amended and restated by an amendment and restatement, confirmation and waiver agreement dated 31 October 2019)

ABL FACILITIES AGREEMENT

in respect of

USD 75,000,000

for

BRISTOW NORWAY AS and BRISTOW HELICOPTERS LIMITED

as Borrowers

arranged by

BARCLAYS BANK PLC and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Arrangers and Bookrunners

with

BARCLAYS BANK PLC

acting as Agent

BARCLAYS BANK PLC

acting as Issuing Bank

BARCLAYS BANK PLC

acting as Security Agent

and

BARCLAYS BANK PLC

acting as Swingline Lender

Schedules

1.	The Original Parties

2.	Conditions precedent

3.	Requests and notices

4.	Form of Transfer Certificate

5.	Form of Assignment Agreement

6.	Form of Accession Deed

7.	Form of Resignation Letter

8.	Form of Substitute Affiliate Lender Designation Notice

9.	Form of Compliance Certificate

10.	LMA Form of Confidentiality Undertaking

11.	Timetables

12.	Form of Increase Confirmation

13.	Forms of Notifiable Debt Purchase Transaction Notice

14.	Form of Aggregate Borrowing Base Certificate

15.	Existing Financial Indebtedness

16.	Initial Collection Accounts

17.	Eligible Account Debtors

THIS AGREEMENT (the “Agreement”) is dated 17 April 2018 (as amended and restated by an amendment and restatement, confirmation and waiver agreement dated 31 October 2019 (the “Amendment Agreement Date”) and made between:

(1)	BRISTOW GROUP INC. (the “Parent”);

(2)	THE COMPANIES listed in Schedule 1, Part 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(3)	THE COMPANIES listed in Schedule 1, Part 1 (The Original Parties) as original guarantors (together with the Parent, the “Original Guarantors”);

(4)	BARCLAYS BANK PLC and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (the “Arrangers” and “Bookrunners”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1, Part 2 (The Original Lenders) as lenders (the “Original Lenders”);

(6)	BARCLAYS BANK PLC as agent of the other Finance Parties (the “Agent”);

(7)	BARCLAYS BANK PLC as security trustee for the Secured Parties (the “Security Agent”);

(8)	BARCLAYS BANK PLC (the “Original Issuing Bank”); and

(9)	BARCLAYS BANK PLC as swingline lender (the “Swingline Lender”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“ABR” means, in relation to any Loan denominated in US dollars, the higher of:

(a)	the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the US;

(b)	US federal funds effective rate from time to time plus 0.50 percent; and

(c)	LIBOR for a one month interest period (to be initially determined two Business Days prior to the requested Utilisation) plus 1.00 percent,

in each case changing as and when the applicable rate changes;

“ABR Rate Loan” means a Loan, requested to be made as an ABR Rate Loan in the relevant Utilisation Request;

“Acceptable Bank” means the Original Lenders and each of their Affiliates and:

(a)

a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency or an Affiliate of such a bank or financial institution; or

(b)	any other bank or financial institution approved by the Agent;

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed);

“Account Debtor” means any person (other than a member of the Group) who is obliged to discharge a payment obligation to a Borrower arising under a Contract of Services in relation to a Receivable;

“Accounting Principles” means generally accepted accounting principles in the United States of America;

“Accounting Reference Date” means the last day of the Parent’s Financial Year, being as of the date of this Agreement, 31 March;

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 31 (Changes to the Obligors);

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 31 (Changes to the Obligors);

“Additional Obligor” means an Additional Borrower or an Additional Guarantor;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Agent Spot Rate of Exchange” means:

(a)	the Agent’s spot rate of exchange; or

(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the New York foreign exchange market at or about 11.00 a.m. on a particular day;

“Aggregate Availability” means, at any time, the aggregate Availability of all the Borrowers;

“Aggregate Borrowing Base” means the aggregate of the Borrowing Bases of all the Borrowers;

“Aggregate Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by an authorised signatory of the Obligors’ Agent, in substantially the form agreed scheduled to this Agreement at Schedule 14 (Form of Aggregate Borrowing Base Certificate) or another form which is acceptable to the Agent in its reasonable discretion;

“Aggregate Revolving Exposure” means, at any time, the aggregate Base Currency Amount of the Revolving Facility Exposure of all the Lenders at such time;

“Agreed Currency” means each of sterling, euro and Norwegian Kroner;

“Amendment and Restatement Agreement” means the amendment and restatement, confirmation and waiver agreement dated the Amendment Agreement Date between the Parent, Bristow Helicopters Limited, Bristow Norway AS, the Agent and the Security Agent in respect of this Agreement;

“Annual Financial Statements” has the meaning given to that term in Clause 25 (Information undertakings);

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption including the Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977;

“Applicable Governmental Percentage” means 50 percent until the date falling six Months after the date of this Agreement and thereafter 25 percent;

“Applicable Margin” means, in relation to any ABR Rate Loan or Swingline Loan, 1.25 percent per annum or, in relation to any LIBOR Rate Loan, NIBOR Rate Loan or Foreign Base Rate Loan and any Unpaid Sum (other than an Unpaid Sum which is an ABR Rate Loan or part thereof or a Swingline Loan or part thereof), 2.25 percent per annum, but, from the end of the first full Financial Quarter following the Closing Date, if Average Quarterly Availability in respect of the most recently completed Financial Quarter is within a range set out below, then the Applicable Margin for each Loan will be the percentage per annum set out below in the applicable column opposite that range:

Average Quarterly Availability	LIBOR Rate Loans, NIBOR Rate Loans and Foreign Base Rate Loans (percent p.a.).	ABR Rate Loans and Swingline Loans (percent p.a.)
Greater than 66 2⁄3 percent	2.00	1.00
Greater than 33 2⁄3 percent but less than or equal to 66 2⁄3 percent	2.25	1.25
Less than or equal to 33 2⁄3 percent	2.50	1.50

However:

(i)

any increase or decrease in the Applicable Margin for a Loan shall take effect on the date (the “reset date”) which is the first Business Day of the first month of each Financial Quarter (or, if paragraph (ii) below applies, the first Business Day of the calendar month following the calendar month in which the relevant Aggregate Borrowing Base Certificate is received), by reference to the relevant Aggregate Borrowing Base Certificates; and

(ii)

in the event that the Agent is not able to calculate the Applicable Margin on the first Business Day of any month as a result of the Borrowers failing to provide an Aggregate Borrowing Base Certificate at the applicable time, then if required by the Agent (acting on the instructions of the Majority Lenders) the Applicable Margin for each Loan shall be the highest percentage per annum set out in the table above for the relevant Loan until the first day of the calendar month following the calendar month in which the relevant Aggregate Borrowing Base Certificate is received;

“Applicable Non-Governmental Percentage” means 30 percent until the date falling six Months after the date of this Agreement and thereafter 20 percent;

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s US/UK Tranche Commitment and/or Norwegian Tranche Commitment (as applicable) and the denominator of which is the aggregate US/UK Tranche Commitments and/or the aggregate Norwegian Tranche Commitments (as applicable) (provided that, if the Revolving Facility Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Lender’s share of the applicable Aggregate Revolving Exposure at that time), provided that so long as any Lender is a Defaulting Lender, such Defaulting Lender’s Revolving Facility Commitment shall be disregarded in the calculations above;

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee;

“Audit Laws” means the EU Regulation (537/2014) on specific requirements regarding statutory audit of public-interest entities and repealing Commission Decision 2005/909/EC and the EU Directive (2014/56/EU) amending Directive 2006/43/EC on statutory audits of annual accounts and consolidated accounts and any law or regulation which implements that EU Directive (2014/56/EU);

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability” means, with respect to each Borrower, at any time, an amount equal to:

(a)	the lesser of:

(i)	the Total Commitments minus in each case the Availability Block attributable to that Borrower;

(ii)	the US/UK Tranche Commitments (in the case of the English Borrower and the US Borrower) or the Norwegian Tranche Commitments (in the case of the Norwegian Borrower); and

(iii)	in the case of;

1.	the English Borrower the sum of (x) the Borrowing Base of the English Borrower and (y) the English Designated Amount from time to time;

2.	the Norwegian Borrower, the sum of (x) the Borrowing Base of the Norwegian Borrower and (y) the Norwegian Designated Amount from time to time; or

3.	the US Borrower, the Borrowing Base of the US Borrower, less the English Designated Amount and the Norwegian Designated Amount from time to time. minus

(b)

the Aggregate Revolving Exposure relating to such Borrower, provided that, in relation to any proposed Utilisation, any Loans that are due to be repaid by that Borrower at the end of their Interest Period (in accordance with Clause 10.1(a) (Repayment of Loans and Letters of Credit)) and any Letters of Credit the Term of which are due to expire (or in relation to which the Issuing Bank is otherwise satisfied that it will have no further liability), in each case on or before the proposed Utilisation Date (unless and to the extent that such Utilisation due to be repaid is a Rollover Loan in relation to which a Utilisation Request has been submitted prior to the date on which the calculation as to Availability is made) shall be deducted from the Aggregate Revolving Exposure relating to such Borrower for the purposes of determining Availability in relation to that Utilisation;

“Availability Block” means an amount of USD 15,000,000, to be apportioned pro rata between the Borrowers from time to time, proportionate to the Borrowing Bases of each Borrower as of the date of the then most recent Aggregate Borrowing Base Certificate or in such other proportion as the Agent may determine in its Permitted Discretion and notify to the Borrowers, with any such reallocation taking effect from the date of the next Aggregate Borrowing Base Certificate issued on or after the date which is three Business Days after the date of such notice. In the event of an increase of the Facility pursuant to Clause 2.2 (Increase), the Agent and the Obligors’ Agent shall discuss in good faith increasing the Availability Block proportionately to any such increase in the Total Commitments;

“Availability Period” means the period from and including the date of this Agreement to and including the Termination Date;

“Availability Shortfall” means the amount by which:

(a)	Aggregate Revolving Exposure exceeds the lesser of (x) the Total Commitments and (y) the Aggregate Borrowing Base; and/or

(b)	the US/UK Exposure exceeds the lesser of:

(x)	the US/UK Tranche Commitments attributable to the US Borrower and the English Borrower; and

(y)	the sum of (A) the Borrowing Base of the English Borrower and (B) the Borrowing Base of the US Borrower (less the Norwegian Designated Amount from time to time); and/or

(c)	the Norwegian Tranche Exposure exceeds the lesser of:

(x)	the Norwegian Tranche Commitments attributable to the Norwegian Borrower; and

(y)	the sum of: (A) the Borrowing Base of the Norwegian Borrower and (B) the Norwegian Designated Amount from time to time;

“Available Commitment” means a Lender’s US/UK Tranche Commitments and/or Norwegian Tranche Commitments (as applicable) minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under the US/UK Tranche and/or the Norwegian Tranche (as applicable); and

(b)

in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations under the US/UK Tranche and/or Norwegian Tranche (as applicable) that are due to be made on or before the proposed Utilisation Date, provided that for the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation that Lender’s participation in any relevant Loans that are due to be repaid by a Borrower at the end of their Interest Period (in accordance with Clause 10.1(a) (Repayment of Loans and Letters of Credit)) and any relevant Letters of Credit the Term of which are due to expire (or in relation to which the Issuing Bank is otherwise satisfied that it will have no further liability), in each case on or before the proposed Utilisation Date shall not be deducted from that Lender’s Revolving Facility Commitment;

“Available Facility” means the aggregate of each Lender’s Available Commitment;

“Average Quarterly Availability” means, for any Financial Quarter of the Parent, an amount equal to the average daily (calculated as at the end of each Business Day by reference to the then most recent Aggregate Borrowing Base Certificate) Aggregate Availability during such Financial Quarter;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)

in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

“Banking Services” means each and any of the following bank services provided to any Borrower by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services);

“Banking Services Obligations” means any and all obligations of the Borrowers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services;

“Base Currency” means US dollars;

“Base Currency Amount” means, in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement) and, in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit) and in the case of a Loan denominated in an Agreed Currency as adjusted under Clause 5.8 (Revaluation of Loans), in each case as adjusted to reflect any subsequent repayment, prepayment, consolidation or division of a Utilisation;

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation;

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230;

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors);

“Borrowing Base” means, at any time, with respect to each Borrower, the sum of:

(a)	the sum of:

(i)	90 percent of that Borrower’s Eligible Investment Grade Receivables; plus

(ii)	85 percent of that Borrower’s Eligible Non Investment Grade Receivables; plus

(iii)	the lesser of (A) USD 10,000,000 and (B) 75 percent of that Borrower’s Eligible Unbilled Receivables; minus

(b)

Reserves (if any) related to such Borrower or its assets as advised to the Obligors’ Agent by the Agent in its Permitted Discretion in accordance with this Agreement with at least five Business Days’ prior written notice (with any changes taking effect from the expiry of such notice period) to the extent not already deducted in the calculation of the amounts in paragraph (a) in the manner provided in the Aggregate Borrowing Base Certificate delivered pursuant to Schedule 2 (Conditions precedent) or as otherwise agreed by the Obligors’ Agent and the Agent; minus

(c)	the Availability Block applicable to such Borrower,

provided always that the Borrowing Base shall be zero upon the occurrence of a Borrowing Base Data Failure for so long as such Borrowing Base Data Failure is continuing and provided further that, if the US Borrower Accession Date has occurred until the completion of field examinations and appraisals in relation to the US Borrower satisfactory to the Agent (acting reasonably and which the Agent shall promptly notify to the Obligors’ Agent on completion of such examinations and appraisals), no assets of the US Borrower shall be included in the Borrowing Base;

“Borrowing Base Data Failure” shall mean the Borrowers (or the Obligors’ Agent (as applicable)) failing to provide any of the information required to be provided pursuant to Clause 25.5 (Borrowing Base Certificate and related information) on the due date for the provision of such information.

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding the Applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Budget” means any annual budget for the Group substantially in the form provided to the Arrangers prior to the date of this Agreement or, after the date of this Agreement, any other form agreed by the Parent and the Agent, each acting reasonably, and delivered by the Parent to the Agent pursuant to Clause 25.4 (Budget);

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Oslo and:

(i)	(in relation to any date for payment or purchase of euro) any TARGET Day; and

(ii)	(in relation to any date for payment or purchase of a currency other than US dollars, euro, Norwegian Kroner or sterling) the principal financial centre of the country of that currency;

“Capital Expenditure” has the meaning given to that term in Clause 26.1 (Financial definitions);

“Cash Dominion Period” shall mean the period from the occurrence of a Cash Dominion Triggering Event until the date of a subsequent Cash Dominion Rescission Triggering Event;

“Cash Dominion Rescission Triggering Event” shall mean the occurrence of both of the following:

(a)	no Event of Default exists; and

(b)

Aggregate Availability being (for thirty consecutive days) equal to or greater than the greater of (i) USD 10,000,000 and (ii) 15 percent of the lesser of the (A) Aggregate Borrowing Base and (B) Total Commitments less the aggregate Availability Block;

“Cash Dominion Triggering Event” shall mean the occurrence of either of the following:

(a)	an Event of Default, which is continuing; or

(b)

Aggregate Availability being less than the greater of (i) USD 10,000,000 and (ii) 15 percent of the lesser of the (A) Aggregate Borrowing Base and (B) Total Commitments less the aggregate Availability Block;

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)

which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which:

(i)	have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above to the extent that investment can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, denominated in US dollars, sterling, euro or Norwegian Kroner and to which any Obligor is alone (or together with other Obligors beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents);

“Cashflow” has the meaning given to that term in Clause 26.1 (Financial definitions);

“Change of Control” means:

(a)	the Parent ceases to own, directly or indirectly, legal and beneficial title to at least 49 percent of the issued share capital of any Borrower; or

(b)	a “Change of Control” as defined in the Term Loan Facility occurs in relation to the Parent;

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security;

“Closing Date” means 17 April 2018;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Collection Account” means the Initial Collection Accounts and any other bank accounts that may be maintained by any Borrower into which Receivables of any Eligible Account Debtor are, or are to be, paid or credited from time to time and which have been designated in writing as “Collection Accounts” by the Obligors’ Agent;

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute;

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate);

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, any Receivables, any Contract of Services, the Finance Documents and/or the Facility which is provided to a Finance Party in relation to the Finance Documents or a Facility from any member of the Group or any of its advisers (a “Providing Party”) in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)

is or becomes public information other than as a direct or indirect result of any breach by the Finance Party of a confidentiality agreement to which that Finance Party is party or Clause 43 (Confidential Information); or; or

(B)	is identified in writing at the time of delivery as non-confidential by the relevant Providing Party; or

(C)

is known by the Finance Party before the date the information is disclosed to the Finance Party by any Providing Party or is lawfully obtained by the Finance Party after that date, from a source which is, as far as the Finance Party is aware, unconnected with the Group and which, in either case, as far as the Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate;

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA form of Confidentiality Undertaking) or in any other form agreed between the Obligors’ Agent and the Agent;

“Confirmation Order” means that certain Order (I) Approving the Disclosure Statement, (II) Confirming the Amended Joint Chapter 11 Plan of Reorganization of Bristow Group Inc. and Its Debtor Affiliates as Further Modified and (III) Granting Related Relief, entered by the Bankruptcy Court on 8 October 2019 as Docket No. 825 in Case No. 19-32713 (DRJ);

“Constitutional Documents” means:

(i)	in relation to the English Borrower, the certificate of incorporation, certificate of incorporation on change of name and articles of association of the English Borrower;

(ii)	in relation to the Norwegian Borrower, the certificate of incorporation (in Norwegian: firmaattest) and articles of association (in Norwegian: vedtekter) of the Norwegian Borrower; and

(iii)	in relation to the US Borrower, the articles of organisation and amended and restated operating agreement of the US Borrower,

and any other constitutional document applicable to any of them;

“Contract of Services” means a contract for the provision of, or including the provision of, aircraft transportation services and any lease or similar agreement for one or more aircraft;

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under s38 or s47 Pensions Act 2004;

“CTA” means the Corporation Tax Act 2009;

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Revolving Facility Commitment or amount outstanding under this Agreement;

“Default” means:

(a)

an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default; and

(b)	a Borrowing Base Data Failure;

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the Parent (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or which has failed to provide cash collateral (or has notified the Issuing Bank or the Parent (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover);

(b)	which has otherwise rescinded or repudiated a Finance Document;

(c)

which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Agent or the Parent (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.5 (Issue of Letters of Credit) or which has failed to pay a claim (or has notified the Agent or the Parent (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.2 (Claims under a Letter of Credit); or

(d)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraphs (a) and (c) above:

(i)	its failure to pay, or to issue a Letter of Credit is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question;

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent in respect of the Charged Property pursuant to the Finance Documents;

“Deposit Account Control Agreement” means any agreement or other documentation (including a notice and acknowledgement in substantially the form (if any) scheduled to any applicable Transaction Security Document) entered into between the Security Agent, any Borrower and the relevant account holding bank, necessary to perfect the Security of the Security Agent in relation to the Collection Accounts and, in the case of bank accounts of the English Borrower, to effect control over bank accounts;

“Discontinued Indebtedness” means any Financial Indebtedness which is repaid, prepaid, converted or otherwise discharged pursuant to the Plan of Reorganization;

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission of the US;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“Eligible Account Debtor” means the Account Debtors listed in Schedule 17 (Eligible Account Debtors) and any other Account Debtor designated as such from time to time in writing by the Obligors’ Agent;

“Eligible Investment Grade Receivables” means Eligible Receivables of an Investment Grade Account Debtor;

“Eligible Non Investment Grade Receivables” means Eligible Receivables of Account Debtors which are not Investment Grade Account Debtors;

“Eligible Receivables” means, unless otherwise agreed between the Agent and the Obligors’ Agent, any Receivable owed to a Borrower which the Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Facility Loans and Swingline Loans and the issuance of Letters of Credit and provided that any Receivable previously agreed to be eligible (or arising under a Contract of Services in respect of which Receivables have been previously agreed to be eligible) by the Agent in its Permitted Discretion (and which is not otherwise ineligible pursuant to the provisions set out in paragraphs (a) to (w) below) may be assumed to remain eligible for the purposes of any Aggregate Borrowing Base Certificate and Borrowing Base unless advised otherwise by the Agent in its Permitted Discretion to the Obligors’ Agent in writing with at least three Business Days prior notice (with any such change taking effect as and from the delivery of the next Aggregate Borrowing Base Certificate following expiry of such notice). Without limiting the Agent’s Permitted Discretion, Eligible Receivables shall not, unless otherwise agreed by the Agent in its Permitted Discretion, include any Receivable of a Borrower:

(a)

which is not subject to a first priority perfected (other than with respect to the need to serve notices on Account Debtors, unless such service is required under the terms of the Finance Documents) Security in favour of the Security Agent;

(b)	which is not owed by an Eligible Account Debtor;

(c)	which is subject to any Security other than (i) Security in favour of the Security Agent and (ii) Permitted Security which does not have priority over the Security in favour of the Security Agent;

(d)	which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor;

(e)	which is owing by an Account Debtor for which more than 50 percent in aggregate of the Receivables owing from such Account Debtor and its Affiliates are ineligible under paragraph (d);

(f)

which is owing by an Account Debtor to the extent the aggregate amount of Eligible Receivables owing from such Account Debtor and its Affiliates to all Borrowers exceeds the Applicable Non-Governmental Percentage (or the Applicable Governmental Percentage in the case of Receivables owing from the UK’s Department of Transport (and its Affiliates and any other Governmental Authority of the UK) and Equinor Energy AS (formerly known as Statoil Petroleum AS) (and its Affiliates and any other Governmental Authority of Norway)) of the aggregate amount of Eligible Receivables of all Borrowers;

(g)

with respect to which any covenant, representation or warranty contained in this Agreement or in any Transaction Security Document has been breached (in the case of a covenant) or is not true (in the case of a representation or warranty) in each case in any material respect (except that such materiality qualifier shall not be applicable to any such covenant, representation or warranty that are already qualified or modified by materiality in the text thereof) unless and until no Default or Event of Default is continuing in respect of such breach or incorrect representation or warranty;

(h)

which (i) is not evidenced by an invoice (or other documentation satisfactory to the Agent) which has been sent to the Account Debtor, (ii) represents a progress billing or retainage, (iii) is contingent upon such Borrower’s completion of any further performance, (iv) relates to services for which a performance, surety or completion bond or similar assurance has been issued by or on behalf of a Borrower and which remains outstanding, (but only to the extent of the amount of such performance surety or completion bond or similar assurance), (v) relates to payments of interest, fees or late charges (but only to the extent of such interest, fees or late charges), or (vi) which constitutes customer prepayments or unearned revenue;

(i)

for which the services giving rise to such Receivable have not been performed by such Borrower or if such Receivable is invoiced having been previously invoiced without a valid credit note having subsequently been raised in relation to the earlier invoice;

(j)

which is owed by an Account Debtor which has (i) sold all or substantially all of its assets, (ii) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (iii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iv) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (v) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (vi) become insolvent under the laws of its jurisdiction of incorporation, or (vii) ceased operation of its business (in each case for so long as such circumstances are continuing);

(k)

which is owed by an Account Debtor which is not incorporated in the United Kingdom, any state of the United States of America or the District of Columbia, Australia, Norway, the Falkland Islands or any member state of the European Union as at the date of this Agreement unless, in any such case (unless the Agent otherwise agrees in its Permitted Discretion), such Receivable is backed by (a) a letter of credit acceptable to the Agent, acting reasonably, which is in the possession of (which includes letters of credit delivered by electronic means), and is directly drawable by, the Agent or (b) credit insurance in form and substance acceptable in all respects to the Agent, acting reasonably, provided always that Receivables, up to a maximum amount of USD 7,500,000, owed to the US Borrower by members of the Exxon group of companies incorporated, established and/or carrying out business in the Co-operative Republic of Guyana (or any other jurisdiction the Agent may agree to in its Permited Discretion) shall be permitted to be eligible pursuant to this paragraph (k) (but subject to the other paragraphs of this definition) without the requirement for a letter of credit or credit insurance provided that (A) the contract underlying any such Receivable is governed by the laws of a State of the US and (B) to the extent that (and for so long as) Exxon Mobil Corporation has and maintains a credit rating of BBB or higher by Standard & Poor Rating Services and Baa2 or higher by Moody’s Investors Service Limited;

(l)

which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Receivable, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(m)

as to which the contract or agreement underlying such Receivable is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than the United Kingdom, any state of the United States of America or the District of Columbia, Australia, Norway, the Falkland Islands or any member state of the European Union as at the date of this Agreement;

(n)	which is owed in any currency other than US dollars, sterling, euro or Norwegian Kroner;

(o)

which is owed by any Governmental Authority of any country (other than the United Kingdom, any state of the United States of America or the District of Columbia (or any department, agency, public corporation, or instrumentality thereof), Australia, Norway, the Falkland Islands or any member state of the European Union as at the date of this Agreement; provided that that all steps necessary to perfect the security interest of the Security Agent in such

Receivable (and with respect to the United States of America, also the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.)) has been complied with to the Agent’s reasonable satisfaction);

(p)	which is owed by any member of the Group or any employee, officer or director of any member of the Group;

(q)

which is subject to any counterclaim, deduction, defence, setoff, rejection by the relevant Account Debtor or dispute but only to the extent of any such counterclaim, deduction, defence, setoff, rejection or dispute;

(r)

which is evidenced by any promissory note, chattel paper or analogous instrument unless all necessary steps to perfect the security interest of the Security Agent in such Receivable have been taken to the satisfaction of the Agent, acting reasonably;

(s)

with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof (other than discounts and adjustments given in the ordinary course of business) but only to the extent of any such reduction, any Receivable in relation to which the payment terms have been extended beyond the dates for payment required pursuant to paragraph (d) above or any Receivable which represents the unpaid portion of a previously invoiced Receivable (to the extent it so represents);

(t)	which does not comply in all material respects with the requirements of all applicable laws and regulations;

(u)	which constitutes rent or revenue from leases of aircraft but only to the extent that such Receivables constitute more than 15% of the Aggregate Borrowing Base;

(v)

which is subject to any limitation on charging or assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would, under the local governing law of the contract creating such Receivable, have the effect of prohibiting or restricting the creation of security and/or a trust over such Receivable in the manner required under the applicable Transaction Security Documents, in each case unless any required permission or consent to enable such creation of security or trust has been obtained to the satisfaction of the Agent, acting reasonably; or

(w)	which is excluded from the scope of any Transaction Security Document by virtue of the definition of “Excluded Property” (or equivalent terminology in any such Transaction Security Document).

Subject to the requirement for the consent of the Super Majority Lenders set out in Clause 42.3 (Other exceptions), the Agent and the Obligors’ Agent shall enter into good faith negotiations as requested by the respective other party to adjust the definition of Eligible Receivables if, in any jurisdiction, the legal or factual circumstances in relation to the Eligible Receivables have changed.

In the case of the acquisition of a new business or undertaking by a Borrower as permitted under this Agreement (“New Assets”), the Agent shall have the right to require in its Permitted Discretion, at the cost of the relevant Borrower, a field examination of the Receivables acquired as a result of such acquisition of New Assets, from an appraiser selected and engaged by the Agent, acting reasonably, and until such time as the field examination shall have been completed (which the Agent shall use reasonable endeavours to effect within 90 days of being informed about the relevant New Assets by a Borrower or the Obligors’ Agent) the New Assets shall only be included as Eligible Receivables to the extent that the value of the New Assets does not exceed 10 percent of the aggregate Borrowing Base (subject to all the other eligibility criteria set out in this definition)

Following any field examination in connection with the New Assets, the Agent may, in its Permitted Discretion, request additional or amended eligibility criteria to apply to such New Assets, based on the results of such field examination provided that, until such time as the Agent may request adjusted eligibility criteria, the New Assets will be subject to the same eligibility criteria for Eligible Receivables as currently applied by the Agent to the other Receivables;

“Eligible Unbilled Receivables” means any Eligible Receivables to which all of paragraphs (a) to (w) of that definition apply, save for paragraph (h)(i) and any other requirement of the eligibility criteria that requires such amounts to be invoiced to an Account Debtor provided that any such Receivable is billed to the Account Debtor no later than the end of the calendar month following the calendar month in which (a) the relevant service was provided to such Account Debtor or (b) the relevant rental or leasing period (in relation to which the relevant Eligible Receivable has accrued) has ended;

“English Borrower” means Bristow Helicopters Limited and each other Borrower resident for tax purposes in England and Wales;

“English Designated Amount” means the amount of the Borrowing Base of the US Borrower which has been designated in writing by the Obligors’ Agent to the Agent from time to time (or specified in the then most recent Aggregate Borrowing Base Certificate) as being available for utilisation by the English Borrower (provided always that the sum of the English Designated Amount and the Norwegian Designated Amount may not exceed the amount of the Borrowing Base of the US Borrower);

“English Obligor” means the English Borrower and any other Obligor incorporated and existing in England and Wales;

“English Qualifying Lender” means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)

which is a bank (as defined for the purpose of s879 ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from s18A CTA; or

(B)

in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of s879 ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of s19 CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 CTA;

(C)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of s19 CTA) of that company; or

(iii)	an English Treaty Lender; or

(b)	a Lender which is a building society (as defined for the purposes of s880 ITA) making an advance under a Finance Document.

“English Treaty Lender” means a Lender which:

(a)	is treated as resident of an English Treaty State for the purposes of the English Treaty; and

(b)	does not carry on business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

“English Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (an “English Treaty”) which makes provision for full exemption from tax imposed by the United Kingdom on interest;

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water);

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste;

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder;

“ERISA Affiliate” means any person treated as a single employer with any Obligor for the purpose of ss414(b), (c), (m) and (o) of the Code;

“ERISA Event” means:

(a)

a reportable event specified as such in s4043 of ERISA and the regulations issued thereunder with respect to any Plan, other than an event in relation to which the requirement to give notice of that event is waived by any regulation;

(b)	the failure to meet the minimum funding standard under ss412 of the Code with respect to any Plan, whether or not waived in accordance with s412(c) of the Code;

(c)	the provision by the administrator of any Plan pursuant to s4041(a)(2) of ERISA of a notice of intent to terminate such Plan;

(d)	the institution of proceedings under s4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Plan;

(e)

the incurrence by any Obligor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan or withdrawal from any Plan (other than premiums due and not delinquent under s4007 of ERISA);

(f)

the incurrence by any Obligor or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan, or the withdrawal from a Plan subject to s4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in s4001(a)(2) of ERISA) or the cessation of operations by such Obligor or ERISA Affiliate that would be treated as a withdrawal from a Plan under s4062(e) of ERISA;

(g)	the receipt by any Obligor or any ERISA Affiliate of any notice that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA; or

(h)

the determination that any Plan is in “at risk status” or that a Multiemployer Plan is “endangered” or is in “critical status” (within the meaning of ss430 or 432 of the Code and ss303 or 305 of ERISA);

(i)	the requirement that a Plan provide security pursuant to s436(f) of the Code;

(j)	engagement in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA and s4975 of the Code with respect to any Plan; or

(k)	the institution of a proceeding by a fiduciary of any Multiemployer Plan to enforce s515 of ERISA which proceeding is not dismissed within 30 days;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default);

“Excluded Receivables” means any Receivable in respect of which the relevant security contemplated in the relevant Transaction Security Document is prohibited, (except to the extent any such prohibition is ineffective under applicable law or the relevant consent for the granting of the applicable security under the relevant Transaction Security Document has been granted and such security can be effectively created as contemplated therein without causing a breach of the relevant Contract of Services);

“Excluded Swap Obligation” means, with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of any guarantee of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an ECP at the time of any guarantee of such Obligor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which any such guarantee or security interest is or becomes illegal;

“Existing Financial Indebtedness” means any agreement providing for or making available (i) any Financial Indebtedness of any Borrower or Subsidiary of any Borrower as set out in Schedule 15 (Existing Financial Indebtedness) and existing as at the date of this Agreement and (ii) at any time the US Borrower is a Borrower under this Agreement, any Financial Indebtedness of the US Borrower or a Subsidiary of the US Borrower (other than the Original Borrowers and their Subsidiaries) as set out in a list (in the same form as the list set out in Schedule 15 (Existing Financial Indebtedness)) provided to the Agent on (or immediately prior to) the US Borrower Accession Date and existing as at that date;

“Expiry Date” means, for a Letter of Credit, the last day of its Term;

“Facility” means the Revolving Facility;

“Facility Office” means:

(a)

in respect of a Lender or Issuing Bank, the office or offices notified by that Lender or Issuing Bank to the Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in s1473(1)(A)(i) Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in s1471(d)(7) Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“Fee Letter” means:

(a)

any letter or letters (including letters dated on or about the date of this Agreement) between the Arrangers and the Parent or any other Obligor (or the Agent and the Parent or any other Obligor or the Security Agent and the Parent or any other Obligor) setting out any of the fees referred to in Clause 17 (Fees); and

(b)

any agreement between an Obligor and a Finance Party setting out fees payable to a Finance Party referred to in Clause 2.2(h) (Increase) or Clause 17.3 (Fees payable in respect of Letters of Credit) of this Agreement or under any other Finance Document;

“Finance Document” means this Agreement, any Accession Deed, any Compliance Certificate, any Fee Letter, any Resignation Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Obligors’ Agent;

“Finance Party” means the Agent, the Arrangers, the Security Agent, a Lender, an Issuing Bank and the Swingline Lender;

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of an entity or any person performing similar duties as the foregoing persons (including director acting in such capacity);

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)

any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability (but not, in any case,

Trade Instruments) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(h)

any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above;

“Financial Quarter” has the meaning given to that term in Clause 26.1 (Financial definitions);

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under s43 Pensions Act 2004;

“Financial Year” has the meaning given to that term in Clause 26.1 (Financial definitions);

“First Amendment Date” has the meaning given to the term “Effective Date” in the Amendment and Restatement Agreement;

“Foreign Base Rate” means, in relation to any Loan denominated in sterling, euro or Norwegian Kroner, LIBOR or in the case of Norwegian Kroner, NIBOR for a one-month interest period (as in effect on the first day of the then-current calendar month) for the applicable currency, calculated daily, provided that if that rate is less than zero for any currency, the Foreign Base Rate shall be deemed to be zero;

“Foreign Base Rate Loan” means a Loan requested to be made as a Foreign Base Rate Loan in the relevant Utilisation Request;

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to Clause 16.3(a)(ii) (Cost of funds);

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state or local, the European Central Bank, the Council of Ministers of the European Union and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

“Group” means the Parent, each of its Subsidiaries and any other corporation, partnership, joint venture, limited liability company, trust, association or other entity, the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with the Accounting Principles applicable to the Parent as of such date;

“Group Structure Chart” means the group structure chart delivered to the Agent pursuant to Schedule 2, Part 1 (Conditions precedent to signing of the Agreement and initial Utilisation);

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors);

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary;

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within ten Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question;

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation);

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase);

“Information Package” means all written information (other than any Contracts of Services or information or statements contained therein) provided by the Obligors’ Agent or any other Obligor to the Agent in connection with the Facility prior to the date of this Agreement and/or uploaded prior to the date of this Agreement to a virtual dataroom to which the Agent and the Lenders have been provided access;

“Initial Collection Accounts” means those bank accounts set out in Schedule 16 (Initial Collection Accounts);

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 14 days of the institution or presentation thereof;

(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1, Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2, Banking Act 2009 or a bank administration proceeding pursuant to Part 3, Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

“Intellectual Property” means:

(a)

any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Obligor (which may now or in the future subsist);

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.3 (Default interest);

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan;

“Investment Grade Account Debtor” means any Account Debtor which is, or is a Subsidiary of an entity which is, rated BBB- or higher by Standard & Poor’s or Baa3 or higher by Moody’s;

“Issuing Bank” means:

(a)	the Original Issuing Bank; and

(b)	any Lender which has become a Party as an “Issuing Bank” pursuant to Clause 6.10 (Appointment of additional Issuing Banks),

(and if there is more than one such Issuing Bank, such Issuing Banks shall be referred to, whether acting individually or together, as the “Issuing Bank”), provided that:

(x)

in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or, subject to paragraphs (y) and (z) below is designated by the Obligor’s Agent or relevant Borrower to issue, that Letter of Credit;

(y)	Barclays Bank PLC as Issuing Bank will only issue standby Letters of Credit; and

(z)	each Original Issuing Bank shall only issue Letters of Credit up to the maximum amount listed next to their name in Schedule 1, Part 2 (The Original Lenders);

“IRS” means the United States Internal Revenue Service;

“ITA” means the Income Tax Act 2007;

“Joint Venture” means any joint venture entity that is not a member of the Group, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity;

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s relevant Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 31 (Changes to the Obligors);

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Acts the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	the principle that security expressed to be fixed may nevertheless be held to be floating depending on factual circumstances;

(d)	the principle that assignments of rights which are prohibited to be assigned may not be effective;

(e)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(f)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any Legal Opinion;

“Lender” means:

(a)	any Original Lender;

(b)	any bank or financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders); and

(c)	any Substitute Affiliate Lender,

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement. Where the context requires, the term “Lenders” includes the Swingline Lender;

“Letter of Credit” means:

(a)	a letter of credit in any form requested by the Obligors’ Agent and agreed by the Agent with the prior consent of the Majority Lenders and the Issuing Bank, each acting reasonably; or

(b)

any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Obligors’ Agent on its behalf) and agreed by the Agent with the prior consent of the Majority Lenders and the Issuing Bank, each acting reasonably;

“LIBOR” means, in relation to any Loan denominated in US dollars, sterling or euro:

(a)

the applicable Screen Rate (rounded up to the nearest 1/8th of 1 percent) as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 16.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero;

“LIBOR Rate Loan” means a Loan requested to be made as a LIBOR Rate Loan in the relevant Utilisation Request;

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;

“LMA” means the Loan Market Association;

“Loan” means a Revolving Facility Loan and, where the context requires, a Swingline Loan;

“Majority Lenders” means a Lender or Lenders whose Revolving Facility Commitments aggregate more than 50 percent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50 percent of the Total Commitments immediately prior to that reduction);

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or financial condition of (i) the Parent, (ii) each Obligor individually and/or (iii) the Parent and the Restricted Subsidiaries taken as a whole; or

(b)

the ability of an Obligor to perform its obligations pursuant to Clause 10.2(a) (Restrictions on Receivables and Cash Dominion), Clause 25.5 (Borrowing Base Certificate and related information), Clause 27.28(a) (Access, Maintenance of records and field examinations) and its payment obligations under the Finance Documents; or

(c)

the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents (not including any recategorisation of any fixed charge over Collection Accounts of a Borrower other than the English Borrower as a floating charge);

“Material Indebtedness” means:

(a)	the term loan credit agreement dated as of 1 February 2017 among Bristow U.S. LLC, the lenders party thereto and Macquarie Bank Limited, as agent;

(b)	the credit agreement dated as of 17 July 2017 among Bristow Equipment Leasing, the financial institutions named therein and PK Airfinance S.A.R.L, as agent;

(c)	any indebtedness of the Borrowers and their consolidated Subsidiaries in excess of USD 50,000,000;

(d)

any indenture or other agreement governing Financial Indebtedness of the Parent or any Restricted Subsidiary under which an aggregate principal amount in excess of USD 50,000,000 is outstanding at any time; and

(e)	the Term Loan Facility;

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period;

“Multiemployer Plan” means a “multiemployer plan” within the meaning of s4001(a)(3) of ERISA which is covered by Title IV of ERISA and which is contributed to (or to which there is an obligation to contribute) by any Obligor or ERISA Affiliate;

“New Lender” has the meaning given to that term in Clause 29 (Changes to the Lenders);

“NIBOR” means, in relation to any Loan denominated in Norwegian Kronerr:

(a)	the applicable Screen Rate (rounded upwards to five decimal places) as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 16.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, NIBOR shall be deemed to be zero;

“NIBOR Rate Loan” means a Loan requested to be made as a NIBOR Rate Loan in the relevant Utilisation Request;

“Non-Acceptable L/C Lender” means a Lender under the Revolving Facility which:

(a)	is not an Acceptable Bank;

(b)	is a Defaulting Lender; or

(c)

has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 32.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) and (ii) of the definition of “Defaulting Lender”;

“Non-Consenting Lender” has the meaning given to that term in Clause 42.6 (Replacement of Lender);

“Non-US Subsidiary” means any direct or indirect Subsidiary that is not organised or formed under the laws of the United States or any state or territory thereof or the District of Columbia;

“Norway” means the Kingdom of Norway;

“Norwegian Borrower” means Bristow Norway AS and each other Borrower resident for tax purposes in Norway;

“Norwegian Designated Amount” means the amount of the Borrowing Base of the US Borrower which has been designated in writing by the Obligors’ Agent to the Agent from time to time (or specified in the then most recent Aggregate Borrowing Base Certificate) as being available for utilisation by the Norwegian Borrower (provided always that the sum of the Norwegian Designated Amount and the English Designated Amount may not exceed the amount of the Borrowing Base of the US Borrower);

“Norwegian Obligor” means the Norwegian Borrower and any other Obligor incorporated and existing in Norway;

“Norwegian Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and which is:

(a)	a Lender which is:

(i)	a company resident in Norway for Norwegian tax purposes; or

(ii)

a company not so resident in Norway which carries on a trade in Norway through a permanent establishment and which brings into account interest payable in respect of that advance in computing its taxable income in Norway; or

(b)	a Norwegian Treaty Lender;

“Norwegian Tranche” means the revolving credit facility made available under this Agreement as described in Clause 2.1(a)(ii) (The Facilities);

“Norwegian Tranche Commitments” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Norwegian Tranche Commitment” in Schedule 2, Part 2 (The Original Lenders) and the amount of any of its US/UK Tranche Commitment reallocated as a Norwegian Tranche Commitment pursuant to Clause 5.7 (Adjustment of Tranches) and the amount of any Norwegian Tranche Commitment assumed by it pursuant to the terms of Clause 2.2 (Increase); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Norwegian Tranche Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) and the amount of any of its US/UK Tranche Commitment reallocated as a Norwegian Tranche Commitment pursuant to Clause 5.7 (Adjustment of Tranches), to the extent not cancelled, reduced or transferred by it under this Agreement or reallocated as a US/UK Tranche Commitment pursuant to Clause 5.7 (Adjustment of Tranches);

“Norwegian Tranche Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s participations in Norwegian Tranche Loans, Swingline Exposure and Letters of Credit in relation to the Norwegian Tranche at such time;

“Norwegian Tranche Loan” means a loan made or to be made under the Norwegian Tranche or the principal amount outstanding for the time being of that loan (and shall not include any Swingline Loan);

“Norwegian Treaty Lender” means a Lender which:

(a)	is treated as resident of a Norwegian Treaty State for the purposes of the Norwegian Treaty; and

(b)	does not carry on business in Norway through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

“Norwegian Treaty State” means a jurisdiction having a double taxation agreement with Norway (a “Norwegian Treaty”) which makes provision for full exemption from tax imposed by Norway on interest;

“Notifiable Debt Purchase Transaction” has the meaning given to that term in Clause 30.2(b) (Disenfranchisement on Debt Purchase Transactions entered into by Group Companies);

“Obligor” means a Borrower or a Guarantor;

“Obligors’ Agent” means Bristow Group Inc., appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent);

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury;

“Original Financial Statements” means:

(a)	in relation to the Parent, its audited financial statements for its Financial Year ended 31 March 2017;

(b)	in relation to each Original Obligor other than the Parent, its unaudited financial statements for its Financial Quarter ended 31 December 2017; and

(c)	in relation to any other Obligor:

(i)	its audited financial statements (if available, in the case of an Obligor which has been acquired by the Group after the date of this Agreement); or

(ii)

its unaudited financial statements (in the case of any other member of the Group or any Obligor acquired by the Group after the date of this Agreement which does not have audited financial statements),

in each case delivered to the Agent as required by Clause 31 (Changes to the Obligors);

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be);

“Original Obligor” means an Original Borrower or an Original Guarantor;

“Parent’s Auditors” means KPMG or any other nationally or internationally recognised firm appointed by the Parent to act as its statutory auditors;

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“Party” means a party to this Agreement;

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor to it;

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I Pensions Act 2004;

“Permitted Acquisition” means:

(a)

an acquisition by a Borrower or Subsidiary of a Borrower of an asset sold, leased, transferred or otherwise disposed of by a member of the Group if such acquisition is made: (i) at a time when no Default is continuing or (ii) in circumstances otherwise constituting a Permitted Disposal (other than pursuant to paragraph (a) of the definition thereof);

(b)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(c)	an acquisition of securities which are Cash Equivalent Investments or an acquisition of other securities in the ordinary course of business;

(d)	any acquisition of shares or securities in satisfaction of trade payables pursuant to any reorganisation of or any bankruptcy or insolvency proceedings in relation to any debtor;

(e)	the incorporation of a company which on incorporation becomes a member of the Group;

(f)	an acquisition, of issued share capital of a limited liability company or partnership but only if:

(i)	no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(ii)	the acquired company, business or undertaking is engaged in a business substantially the same as that carried on by the Borrowers or other members of the Group; and

(g)	any acquisition to which has been consented to by the Majority Lenders;

“Permitted Discretion” means a commercially reasonable determination made in good faith in accordance with customary business practice (from the perspective of a secured asset based lender in a comparable transaction) and any exercise or non-exercise of any right or any determination or any similar action expressed in the Finance Documents to be exercisable, made, or taken in the Agent’s Permitted Discretion shall not require any consent or discretion from any other Finance Party;

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of paragraphs (a), (c) or (d), is on arm’s length terms:

(a)	of any asset (other than the Charged Property) by a Borrower or Subsidiary of a Borrower to a member of the Group if such disposal is made at a time when no Default is continuing;

(b)

of aircraft, engines, parts, equipment, trading stock or other assets (other than the Charged Property) or cash, made by a member of the Group in the ordinary course of business of the disposing entity;

(c)	of any asset by a Borrower to another Borrower;

(d)	of any asset by a Subsidiary of a Borrower to a Borrower or another Subsidiary of a Borrower;

(e)	of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(f)	of obsolete or redundant aircraft, parts, vehicles, plant and equipment and other assets;

(g)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(h)	constituted by a licence of intellectual property rights permitted by Clause 27.29 (Intellectual Property);

(i)	to a Joint Venture, to the extent permitted by Clause 27.12 (Joint ventures);

(j)	arising as a result of any Permitted Security or arising as a result of any security or Quasi Security granted in connection with any Permitted Financial Indebtedness;

(k)	of real estate for cash on arm’s length terms;

(l)

of aircraft, engines, parts or equipment to another member of the Group in exchange for cash, intercompany loans and/or notes and/or Stock in a member of the Group equal to the approximate value of such aircraft, engines, parts or equipment provided that any such disposal by either the English Borrower or the Norwegian Borrower does not exceed (i) USD 15,000,000 (or its equivalent) in total during the term of this Agreement and (ii) USD 5,000,000 (or its equivalent) in any Financial Year of the Parent;

(m)	has been consented to by the Majority Lenders; and

(n)

of assets for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal by any Borrower or Subsidiary of any Borrower not allowed under the preceding paragraphs) does not exceed USD 15,000,000 (or its equivalent) in total during the term of this Agreement and does not exceed USD 10,000,000 (or its equivalent) in any Financial Year of the Parent provided that if any such assets are, immediately prior to their disposal, Charged Property, in the event that any such disposal exceeds an aggregate amount of USD 5,000,000 (or its equivalent) during the term of this Agreement the Obligors’ Agent shall, promptly following such disposal, provide the Agent with an updated Aggregate Borrowing Base Certificate taking account of such disposal;

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)

owed by any Borrower or Subsidiary of a Borrower to another member of the Group as of the First Amendment Date (or in the case of the US Borrower and its Subsidiaries (other than the Original Borrower and their Subsidiaries) at any time that the US Borrower is a Borrower under this Agreement, as of the US Borrower Accession Date), or incurred by any Borrower or Subsidiary of a Borrower from any other member of the Group on or after the First Amendment Date (or in the case of the US Borrower and its Affiliates (other than the Original Borrowers and their Subsidiaries) at any time that the US Borrower is a Borrower under this Agreement, after the US Borrower Accession Date) at a time when no Default is continuing, and any premiums, expenses, interest or fees accrued thereon (for the avoidance of doubt, this excludes the Discontinued Indebtednesss to the extent that it is not repaid, prepaid, converted or otherwise discharged in accordance with the Plan of Reorganization);

(b)

arising under Existing Financial Indebtedness including any further borrowings thereunder up to the maximum amount permitted to be available to be borrowed under such Existing Financial Indebtedness as of the First Amendment Date and any Financial Indebtedness incurred or applied to refinance or otherwise repay or prepay any such Existing Financial Indebtedness to the extent so applied and not exceeding the principal amount of such refinanced or repaid Existing Financial Indebtedness and any premiums, expenses, interest or fees accrued on any of the foregoing;

(c)	to the extent covered by a Letter of Credit;

(d)

arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of Utilisations made in Agreed Currencies, but not a foreign exchange transaction for investment or speculative purposes;

(e)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 27.32 (Treasury Transactions);

(f)

of any person acquired by a Borrower or Subsidiary of a Borrower after the First Amendment Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(g)

under Finance Leases of aircraft, parts, engines, vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by the Borrowers does not exceed USD 100,000,000 (or its equivalent in other currencies) at any time;

(h)	arising under the Finance Documents;

(i)	which are Banking Services Obligations or Swap Agreement Obligations;

(j)	the incurrence of which has been consented to by the Majority Lenders; and

(k)

not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed USD 75,000,000 (or its equivalent) in aggregate for the Borrowers and their Subsidiaries at any time;

“Permitted Guarantee” means:

(a)

any guarantee of the obligations of any member of the Group existing on the date of this Agreement (or in the case of the US Borrower and its Affiliates (other than the Original Borrowers and their Subsidiaries) at any time that the US Borrower is a Borrower under this Agreement, as of the US Borrower Accession Date) or given or otherwise entered into for or on behalf of any member of the Group after the date of this Agreement (or in the case of the US Borrower and its Affiliates (other than the Original Borrowers and their Subsidiaries) at any time that the US Borrower is a Borrower under this Agreement, after the US Borrower Accession Date) at a time when no Default is continuing;

(b)	the endorsement of negotiable instruments in the ordinary course of trade;

(c)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(d)	any guarantee of a Joint Venture to the extent permitted by Clause 27.12 (Joint ventures);

(e)	any guarantee permitted under Clause 27.24 (Financial Indebtedness);

(f)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of “Permitted Security”;

(g)

any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations;

(h)	any indemnity given in favour of a person who is not a member of the Group in the ordinary course of business;

(i)	any guarantee under the Finance Documents;

(j)	any guarantee of Banking Services Obligations or Swap Agreement Obligations; and

(k)	any guarantee which has been consented to by the Majority Lenders;

“Permitted Joint Venture” means any investment in any Joint Venture where:

(a)	the Joint Venture is a limited liability company, limited liability corporation or partnership or any other entity consented to by the Majority Lenders;

(b)	the Joint Venture is engaged in a business substantially the same as that carried on by the Borrowers or any of their Subsidiaries or any other business consented to by the Majority Lenders; and

(c)	in any financial year of the Parent, the aggregate of:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any Borrower or Subsidiary of a Borrower;

(ii)	the contingent liabilities of any Borrower or Subsidiary of a Borrower under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the book value of any assets transferred by any Borrower or Subsidiary of a Borrower to any such Joint Venture,

does not exceed USD 25,000,000 (or its equivalent in other currencies or such other amounts as may be approved by the Majority Lenders);

“Permitted Loan” means:

(a)

any Financial Indebtedness owed to any Borrower or Subsidiary of a Borrower by another member of the Group as of the date of this Agreement (or in the case of the US Borrower and its Affiliates (other than the Original Borrowers and their Subsidiaries) at any time that the US Borrower is a Borrower under this Agreement, as of the US Borrower Accession Date) or granted by any Borrower or Subsidiary of a Borrower to any member of the Group after the date of this Agreement (or in the case of the US Borrower and its Affiliates (other than the Original Borrowers and their Subsidiaries) at any time that the US Borrower is a Borrower under this Agreement, after the US Borrower Accession Date) if no Default is continuing at the time of such grant, and any interest or fees accrued thereon;

(b)

any trade credit extended by any Borrower or Subsidiary of a Borrower to its customers on normal commercial terms and in the ordinary course of its trading activities and any interest or fees accrued thereon;

(c)

Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (e) of that definition) and any interest or fees accrued thereon;

(d)	any loan made to a Joint Venture to the extent permitted under Clause 27.12 (Joint ventures) and any interest or fees accrued thereon;

(e)	any loan made by a Borrower or Subsidiary of a Borrower to another Borrower or a Subsidiary of a Borrower and any interest or fees accrued thereon;

(f)

any loan made by a Borrower or Subsidiary of a Borrower to an employee or director of any Borrower or Subsidiary of a Borrower and any interest or fees accrued thereon if the principal amount of that loan when aggregated with the amount of all loans to employees and directors by Borrowers and their Subsidiaries does not exceed USD 1,000,000 (or its equivalent) at any time;

(g)	any Financial Indebtedness consented to by the Majority Lenders; and

(h)

any loan made by a Borrower or Subsidiary of a Borrower and any interest or fees accrued thereon so long as the aggregate principal amount of the Financial Indebtedness owed to the Borrowers and their Subsidiaries under any such loans does not exceed USD 25,000,000 (or its equivalent) at any time;

“Permitted Security” means:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any Borrower;

(b)

any netting or set-off arrangement entered into by any Borrower or Subsidiary of a Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances but only so long as (i) such arrangement does not permit either (x) credit balances of any Borrower on Collection Accounts or (y) the proceeds of Receivables of Eligible Account Debtors (other than Excluded Receivables) to be netted or set off against debit balances of members of the Group which are not Borrowers and (ii) such arrangement does not give rise to other Security over the Charged Property of Borrowers;

(c)

any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a Borrower which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(d)	any Security or Quasi-Security over or affecting any asset of any Borrower or Subsidiary of a Borrower other than Charged Property of the Borrowers;

(e)	any Security or Quasi-Security created or expressed to be created pursuant to the Finance Documents.

“Permitted Share Issue” means an issue of shares by a Borrower or Subsidiary of a Borrower to another member of the Group or any of their Affiliates or any other person provided it does not cause a Change of Control;

“Plan” means an employee pension benefit plan, as defined in s3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or s412 of the Code that is maintained or contributed to, or required to be contributed to, by any Obligor or any ERISA Affiliate, or with respect to which any Obligor or any ERISA Affiliate may have any liability;

“Plan of Reorganization” means the Amended Joint Chapter 11 Plan of Reorganization of Bristow Group Inc. and Its Debtor Affiliates as Further Modified, dated 30 September 2019, as annexed as Exhibit A to the Confirmation Order;

“Priority Banking Services Obligations” means any Banking Services Obligations designated as such for the purposes of this Agreement by the Obligors’ Agent to the Agent in writing from time to time and in relation to which, the Agent has established an appropriate Reserve in its Permitted Discretion;

“Priority Swap Agreement Obligations” means any Swap Agreement Obligations designated as such for the purposes of this Agreement by the Obligors’ Agent to the Agent in writing from time to time and in relation to which, the Agent has established an appropriate Reserve in its Permitted Discretion;

“Qualifying Lender” has the meaning given to that term in Clause 18 (Tax gross up and indemnities);

“Quasi Security” has the meaning given to that term in Clause 27.15 (Negative pledge);

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days (or, if the currency is euro, two TARGET Days) before the first day of that period, (unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days));

“Receivable” means all book debts, both present and future, due or owing or which may become due or owing to any Borrower arising under any Contract of Services from any person who is not a member of the Group for the provision or sale of aircraft transportation services (including the proceeds thereof) and the benefit of all related rights, documents and remedies (including under negotiable or non-negotiable instruments, guarantees, indemnities, legal or equitable charges, reservation of proprietary rights, rights of tracing and liens) and all payments and proceeds representing or made in respect of the same but not including any termination payments, amounts for the purchase of any equipment or aircraft, any indemnity or damages payments, any insurance proceeds or payments in respect of insurances. In relation to a Borrower, “its Receivables” means all Receivables in which it has any rights or which are owed to it;

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed in accordance with the Finance Documents;

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it; and

(c)	in the case of a US Obligor the jurisdiction where it maintains its principal place of business;

“Relevant Market” means the London interbank market;

“Relevant Period” has the meaning given to that term in Clause 26.1 (Financial definitions);

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit);

“Repeating Representations” means each of the representations set out in Clause 24.2 (Status) to Clause 24.7 (Governing law and enforcement), Clause 24.12 (No default), paragraphs (e) and (f) of Clause 24.13 (No misleading information), paragraphs (e) and (f) of Clause 24.14 (Financial Statements), Clause 24.19 (Anti Corruption Laws and Sanctions), Clause 24.21 (Ranking) to Clause 24.24 (Legal and beneficial ownership), Clause 24.28 (Centre of main interests and establishments) and Clause 24.31 (ERISA Plans) to 24.33 (Margin Stock);

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Reserves” means any and all reserves which the Agent deems necessary, in its Permitted Discretion (including (i) reserves for FX volatility, (ii) reserves for dilution of Receivables in excess of 2 percent, (iii) reserves for value added taxes with respect to the Charged Property and payroll withholding taxes for English Borrowers, (iv) reserves required to provide for the statutory lien as set out in the Norwegian Mortgage Act, Section 6-4, and (v) reserves in relation to any Priority Banking Services Obligations an any Priority Swap Agreement Obligations, if applicable);

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, references to a Restricted Subsidiary shall be to a Restricted Subsidiary of the Parent.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter);

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Revolving Facility” means the revolving credit facilities made available under this Agreement as described in Clause 2.1(a) (The Facilities);

“Revolving Facility Commitment” means the US/UK Tranche Commitments and the Norwegian Tranche Commitments;

“Revolving Facility Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s US/UK Tranche Exposure and Norwegian Tranche Exposure at such time;

“Revolving Facility Loan” means a US/UK Tranche Loan and/or a Norwegian Tranche Loan or the principal amount outstanding for the time being of that loan (and shall not include any Swingline Loan);

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Revolving Facility Loan is due to be repaid; or

(ii)	a demand by the Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;

(b)

the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or the relevant claim in respect of that Letter of Credit as of the date of the relevant Utilisation Request before giving effect to any prepayments on such date;

(c)

in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 9.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing in whole or in part that maturing Revolving Facility Loan; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit;

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea and Syria but which does not include, as of the date of this Agreement, the Russian Federation);

“Sanctioned Person” means, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by the OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (including designation on OFAC’s Specially designated Nationals and Blocked Persons List), (b) any person located, operating, organized or resident in a Sanctioned Country, (c) any person that is the subject or target of any Sanctions, or (d) any person owned or controlled by any such person or persons described in the foregoing paragraphs (a), (b) or (c);

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority of the U.S.A., the United Kingdom or any European Union member state;

“Screen Rate” means:

(a)

in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)

in relation to NIBOR, the displayed rates for the relevant period appearing under the heading page “NIBOR” on the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) administered by Norske Finansielle Referanser AS and calculated in cooperation with Oslo Stock Exchange acting as calculation agent (or any other person which takes over the administration and/or calculation of that rate);

“Secured Bonds Indenture” means the Indenture, dated as of 6 March 2018, among the Parent, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee and as collateral agent;

“Secured Finance Document Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all amounts outstanding under Letters of Credit, all accrued and unpaid fees owed by the Obligors under the Finance Documents and all expenses, reimbursements, indemnities and other obligations and indebtedness of the Obligors under the Finance Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities under the Finance Documents of any of the Obligors to any of the Lenders, the Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Finance Documents or in respect of any of the Loans made or reimbursement under the Finance Documents or other obligations under the Finance Documents incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof;

“Secured Obligations” means all Secured Finance Document Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations in each case owing to one or more Lenders or (in the case of (i) and (ii)) their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor;

“Secured Parties” means each Finance Party from time to time party to this Agreement, each provider of Banking Services, to the extent the Banking Services Obligations constitute Secured Obligations, each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations and any Receiver or Delegate;

“Security” means a mortgage, land charge, charge, pledge, assignment by way of security, lien, transfer of title, retention of title arrangement, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Separate Loan” has the meaning given to that term in Clause 10.1 (Repayment of Loans);

“Settlement” has the meaning given to that term in Clause 8(g) (Swingline Loans);

“Settlement Date” has the meaning given to that term in Clause 8(g) (Swingline Loans);

“Specified Time” means a day or time determined in accordance with Schedule 11 (Timetables);

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, unlimited liability company or equivalent entity, whether voting or non-voting;

“Structural Intra-Group Loans” means a loan by the Parent to any of its Subsidiaries, and loans made by one member of the Group to another member of the Group;

“Subsidiary” means an entity over which a person has direct or indirect control or owns directly or indirectly more than 50 percent of the voting capital or similar right of ownership and “control” for the purpose of this Agreement means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract and include a subsidiary undertaking within the meaning of s1162 Companies Act 2006 and a subsidiary within the meaning of s1159 Companies Act 2006 or the Norwegian Private Limited Liability Companies Act of 13 June 1997 No. 44 as applicable provided that for the purposes of determining the Subsidiaries of any Obligor or other member of the Group, Turkmenistan Helicopters Limited shall be deemed not to be a “Subsidiary” of an Obligor or other member of the Group unless its accounts have been consolidated with those of the Parent in the most recent consolidated financial statements of the Parent delivered to the Agent pursuant to Clause 25.1 (Financial statements);

“Super Majority Lenders” means a Lender or Lenders whose Revolving Facility Commitments aggregate more than 66 2/3 percent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 percent of the Total Commitments immediately prior to that reduction);

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or their Subsidiaries shall be a Swap Agreement;

“Swap Agreement Obligations” means any and all obligations of the Borrowers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction;

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder;

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender under the US/UK Tranche and/or Norwegian Tranche (as applicable) at any time shall be its Applicable Percentage of the total Swingline Exposure under the relevant Tranche at such time;

“Swingline Loan” has the meaning given to such term in Clause 8 (Swingline Loans);

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007;

“TARGET Day” means any day on which TARGET2 is open for settlement of payment in euro;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit;

“Termination Date” means the earlier of:

(a)	17 April 2023;

(b)

the date being 91 days prior to the then earliest scheduled final maturity of any Material Indebtedness (other than any Discontinued Indebtedness) the principal amount of which exceeds USD 50,000,000 on such date; and

(c)

the date on which more than an aggregate amount of USD 50,000,000 of Material Indebtedness (excluding any Discontinued Indebtedness and any scheduled repayment installments, mandatory prepayments and/or any permitted voluntary prepayments (in each case as required and/or as permitted (as applicable) pursuant to the documentation evidencing the relevant Material Indebtedness as at the date hereof (or if later, the date the relevant documentation is entered into) or as amended in a manner that does not accelerate or increase any such payments or has been approved by the Agent)) has become due and payable;

“Term Loan Facility” means the term loan credit agreement, dated 10 May 2019, made between, among others, Bristow Group Inc, as holdings and lead borrower, Bristow Holdings Company Ltd III as co-borrower, each of the guarantors thereto, the financial institutions and lenders from time to time thereto and Ankura Trust Company, LLC as administrative agent.;

“Third Party Disposal” means the disposal of a Guarantor (other than the Parent) to a person which is not a member of the Group where that disposal is permitted under Clause 27.16 (Disposals) or made with the approval of the Majority Lenders (and the Obligors’ Agent has confirmed this is the case);

“Total Commitments” means the aggregate of the Revolving Facility Commitments from time to time;

“Trade Instruments” means any performance bonds, or advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of business of that member of the Group;

“Tranche” means the US/UK Tranche or the Norwegian Tranche (as applicable);

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents;

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in Schedule 2, Part 1, Paragraph 19 (Conditions precedent to signing of the Agreement and initial Utilisation) and any document required to be delivered to the Agent under Schedule 2, Part 2, (Conditions precedent required to be delivered by Additional Obligors) together with any other document to be entered into on or after the date of this Agreement by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Obligors’ Agent;

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate;

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“Unrestricted Subsidiary” means a Subsidiary of the Parent that has been designated as an “Unrestricted Subsidiary” pursuant to Clause 26.4 (Unrestricted Subsidiaries) and for the avoidance of doubt does not include any Subsidiary of the Parent which is or becomes a Borrower and/or a Guarantor;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“US” means the United States of America;

“US Bankruptcy Code” means Title 11 of The United States Code (entitled “Bankruptcy”), as amended from time to time and as now or hereafter in effect, or any successor thereto;

“US Borrower” means Bristow U.S. LLC;

“US Borrower Accession Date” means the date, if any, that Bristow US LLC accedes to this Agreement as an Additional Borrower;

“US Debtor Relief Laws” means the US Bankruptcy Code and all other federal and state liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganisation or similar debtor relief laws in effect from time to time;

“US Guarantor” means any Guarantor organised or formed under the laws of any state or territory of the United States of America or the District of Columbia;

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001;

“US/UK Tranche” means the revolving credit facility made available under this Agreement as described in Clause 2.1(a)(i) (The Facilities);

“US/UK Tranche Commitments” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “US/UK Tranche Commitment” in Schedule 2, Part 2 (The Original Lenders) and the amount of any of its Norwegian Tranche Commitment reallocated as a US/UK Tranche Commitment to it pursuant to Clause 5.7 (Adjustment of Tranches) and the amount of any US/UK Tranche Commitment assumed by it pursuant to the terms of Clause 2.2 (Increase); and

(b)

in relation to any other Lender, the amount in the Base Currency of any US/UK Tranche Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) and the amount of any of its Norwegian Tranche Commitment reallocated as a US/UK Tranche Commitment pursuant to Clause 5.7 (Adjustment of Tranches), to the extent not cancelled, reduced or transferred by it under this Agreement or reallocated as a Norwegian Tranche Commitment pursuant to Clause 5.7 (Adjustment of Tranches);

“US/UK Tranche Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s participations in US/UK Tranche Loans, Swingline Exposure and Letters of Credit in relation to the US/UK Tranche at such time;

“US/UK Tranche Loan” means a loan made or to be made under the US/UK Tranche or the principal amount outstanding for the time being of that loan (and shall not include any Swingline Loan);

“US Obligor” means the US Borrower and any US Guarantor;

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes;

“Utilisation” means a Loan or a Letter of Credit and includes, where applicable, any Swingline Loan;

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued;

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Utilisation Request);

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a), or imposed elsewhere; and

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)

any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)

the “Agent”, the “Arrangers”, any “Finance Party”, any “Issuing Bank”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)

the “Agent” includes Barclays Bank PLC acting through any branch as it may designate for the purposes of this Agreement from time to time provided that unless the Parent otherwise agrees any such branch must be in the United Kingdom or the United States of America;

(iii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Obligors’ Agent and the Agent or, if not so agreed, is in the form specified by the Agent;

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	a “group of Lenders” includes all the Lenders;

(vii)

“guarantee” means (other than in Clause 23 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	“including” means including without limitation;

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	the “Interest Period” of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;

(xi)	a Lender’s “participation” in relation to a Letter of Credit shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(xii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xiv)	a Utilisation made and to be made to a Borrower includes a Letter of Credit issued on its behalf;

(xv)	a provision of law is a reference to that provision as amended or re-enacted;

(xvi)	unless otherwise stated, a time of day is a reference to New York time;

(xvii)	a “limited liability company” includes a corporation whose shareholders have, in the absence of any guarantee or surety, limited liability for such corporation’s obligations;

(xviii)	“aircraft” includes fixed wing aircraft and helicopters; and

(xix)	“aircraft transportation services” includes utility and search and rescue services.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)

A Borrower providing “cash cover” for a Letter of Credit means a Borrower paying an amount in the currency of the Letter of Credit to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Issuing Bank for which that cash cover is to be provided;

(ii)

subject to Clause 7.6(b) (Regulation and consequences of cash cover provided by Borrower), until no amount is or may be outstanding under that Letter of Credit (at which time all of such cash cover may be withdrawn by the Borrower), withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit; and

(iii)

the Borrower has executed a security document over that account, in form and substance satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account.

(f)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(g)

Unless a contrary indication appears, a reference to an amount, threshold or limit expressed in US dollars includes the equivalent of such amount, threshold or limit in other currencies at the Agent’s Spot Rate of Exchange.

(h)	A Borrower “repaying” or “prepaying” a Letter of Credit means:

(i)	that Borrower providing cash cover for that Letter of Credit;

(ii)	the maximum amount payable under the Letter of Credit being reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under Clause 1.2(h)(i) and Clause 1.2(h)(ii) is the amount of the relevant cash cover, reduction or cancellation.

(i)	An amount borrowed includes any amount utilised by way of Letter of Credit.

(j)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(k)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

(l)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

(m)	A Borrower’s obligation on Utilisations becoming “due and payable” includes the Borrower repaying any Letter of Credit in accordance with Clause 1.2(g).

(n)	References in this agreement to “the date of this Agreement” shall refer to 17 April 2018.

1.3	Currency symbols and definitions

(a)	“$”, “USD” and “US dollars” denote the lawful currency of the United States of America;

(b)	“£”, “GBP” and “sterling” denote the lawful currency of the United Kingdom;

(c)	“€”, “EUR” and “euro” denote the single currency of the Participating Member States; and

(d)	“NOK” and “Norwegian Kroner” denote the lawful currency of Norway.

1.4	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)

Subject to Clause 42.3(a) (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the US/UK Tranche Commitments; and

(ii)	a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Norwegian Tranche Commitments.

(b)

The Norwegian Tranche will be available to the Norwegian Borrower and the US/UK Tranche will be available to the English Borrower and the US Borrower (if it is a party to this Agreement as a Borrower).

2.2	Increase

(a)	The Obligors’ Agent may, by giving prior written notice to the Agent:

(i)	within forty-five Business Days after the effective date of a cancellation of:

(A)	any Available Commitments of a Defaulting Lender in accordance with Clause 11.6 (Right of cancellation in relation to a Defaulting Lender); or

(B)	any Revolving Facility Commitments of a Lender in accordance with:

(1)	Clause 11.1 (Illegality); or

(2)	Clause 11.5 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank);

request that the Revolving Facility Commitments be increased (and the Revolving Facility Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Revolving Facility Commitments relating to that Facility so cancelled; and

(ii)

from time to time, request that the Revolving Facility Commitments be increased (and the Revolving Facility Commitments shall be so increased) in an aggregate amount not exceeding USD 40,000,000 over and above the original amount of the Revolving Facility Commitments (being USD 75,000,000) up to a maximum amount of USD 115,000,000.

Any such increase pursuant to either paragraph (i) or paragraph (ii) above shall be effected as follows:

(A)

the increased US/UK Tranche Commitments, Norwegian Tranche Commitments and/or increased Total Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an “Increase Lender”) selected by the Obligors’ Agent (none of which shall be a member of the Group), which shall (taking into account any Substitute Affiliate Lenders to be appointed at the time of such Increase Lender becoming a Lender) be legally able to comply with its obligations under this Agreement in respect of lending to the jurisdictions in which the Borrowers are incorporated and which are acceptable to the Agent and each Issuing Bank (such consent not to be unreasonably withheld or delayed) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Revolving Facility Commitments which it is to assume (including in relation to the allocation of commitments between the US/UK Tranche and the Norwegian Tranche as specified by the Obligors’ Agent pursuant to Clause 2.2(b) (which proposed allocation shall be disclosed to all Lenders (including any Increase Lender) as part of the request to increase the US/UK Tranche Commitments, the Norwegian Tranche Commitments and/or the Total Commitments (as applicable))), as if it had been an Original Lender in respect of those Revolving Facility Commitments;

(B)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Revolving Facility Commitments which it is to assume;

(C)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Revolving Facility Commitments which it is to assume;

(D)	the Revolving Facility Commitments of the other Lenders shall continue in full force and effect; and

(E)

any increase in the Revolving Facility Commitments shall take effect on the date specified by the Obligors’ Agent in the notice referred to above or any later date on which the conditions set out in Clause 2.2(b) are satisfied.

(b)

Any increase requested pursuant to the provision of Clause 2.2(a)(ii) shall be in a minimum amount of USD 5,000,000 and shall be allocated between the US/UK Tranche and the Norwegian Tranche as specified by the Obligors’ Agent (which Tranches shall be increased accordingly), provided always that the Borrowers shall not increase the aggregate Norwegian Tranche Commitments pursuant to this Clause 2.2 to an amount which would cause, at the time such increase takes effect, the aggregate Norwegian Tranche Commitments to exceed the greater of (i) USD 40,000,000 and (ii) 55 percent of the Total Commitments, after giving effect to the proposed increase pursuant to this Clause 2.2.

(c)

An increase in the Revolving Facility Commitments will only be effective on the Agent executing a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement which the Agent shall do as soon as practicable after receipt and it being satisfied, acting reasonably, that the following conditions are satisfied;

(i)

in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Revolving Facility Commitments by that Increase Lender; and

(ii)

the execution of any deeds of extension, confirmation agreement or equivalent documentation with respect to existing Transaction Security, reasonably required by the Agent or the Increase Lender, or required as a matter of applicable local law ensuring that the Increase Lender will benefit from all existing Transaction Security and any other documentation reasonably requested by the Agent in connection with the increase;

(iii)	no Default is existing or will occur immediately following or as a result of such increase;

(iv)

the Repeating Representations are true and correct in all material respects and will be so true and correct on the date on which any such increase will become effective (or, if any Repeating Representation is expressed to be given as of an earlier date, on such earlier date);

(v)

receipt of all previously invoiced and documented reasonable out of pocket fees and expenses owing in respect of such increase to the Agent and the agreed upon fees of the Increase Lender(s) (other than any fees which are only payable after such increase); and

(vi)

the Agent has received evidence satisfactory to the Agent (acting reasonably) that any such increase of the Total Commitments (if fully drawn) will not be in breach of the terms of any documentation evidencing the Material Indebtedness.

(d)

The Agent may rely on any certification from an Obligor as to the matters referred to in paragraphs (iii), (iv) and (vi) above unless it has actual knowledge or reasonable belief that any such certification is incorrect.

(e)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(f)

Bristow Helicopters Limited shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Revolving Facility Commitments under this Clause 2.2.

(g)

The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 29.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 29.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(h)

The relevant Obligor(s) may pay to the Increase Lender a fee in the amount and at the times agreed to be paid by such Obligor in a Fee Letter between the Obligors’ Agent (or the relevant Obligor(s)) and the Increase Lender.

(i)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Revolving Facility Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(j)	Clause 29.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with Clause 2.3(c). The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors’ Agent

(a)

Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Deed irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

2.5	Banking Services and Swap Agreements

Each Lender providing (or which has an Affiliate providing) Banking Services for, or having (or which has an Affiliate having) Swap Agreements with, any Borrower shall deliver to the Agent and the Obligors’ Agent on the date of this Agreement and, promptly after entering into (or an Affiliate entering into) such Banking Services or Swap Agreements, written notice setting out the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Borrower to such Lender and its Affiliates (whether matured or unmatured, absolute or contingent) and containing a confirmation from the relevant Affiliate (if applicable) that it agrees to the Transaction Security being held on the terms set out in the Finance Documents. In addition, each such Lender shall deliver to the Agent and the Obligors’ Agent, following the end of each calendar month, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations to such Lender and its Affiliates. The most recent information provided to the Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Clause 36.6 (Partial payments).

3.	PURPOSE

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it towards the working capital needs and the general corporate purposes of the Borrowers and their Subsidiaries.

(b)

No Borrower (or the Obligors’ Agent) will request any Utilisation, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries, the other members of the Group and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Revolving Facility Loan or Swingline Loan:

(i)	in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws;

(ii)	for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; or

(iii)	in any manner that would result in the violation by any such person or entity or any party to this Agreement of any Sanctions.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Schedule 2, Part 1 (Conditions precedent to signing of the Agreement and initial Utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 4.1(a), the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Utilisation, no Default or Event of Default is continuing or would result from the proposed Utilisation;

(b)	after the making of the proposed Utilisation, the Facility would be in compliance with the limits set out in Clause 5.3(b)(v) (Currency and amount) and/or Clause 6.4(b)(v) (Currency and amount);

(c)	the Repeating Representations to be made by each Obligor are true and correct in all material respects (save where such Repeating Representation already incorporates the concept of materially).

4.3	Maximum number of Utilisations

(a)

A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request if, as a result of the proposed Utilisation, 12 or more Revolving Facility Loans or Swingline Loans would be outstanding or such higher number as the Agent may agree in its discretion.

(b)	Any Separate Loan shall not be taken into account in this Clause 4.3.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Obligors’ Agent on its behalf) may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower and the Tranche;

(ii)	it identifies whether requested Loan is to be a LIBOR Rate Loan, a NIBOR Rate Loan, an ABR Rate Loan or a Foreign Base Rate Loan;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3; and

(v)	the proposed Interest Period (if applicable) complies with Clause 15 (Interest Periods).

(b)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

(a)

The currency specified in a Utilisation Request must be the Base Currency Amount or an Agreed Currency (provided that loans denominated in Norwegian Kroner will not be available to the US Borrower). LIBOR Rate Loans may be denominated in sterling, euro or US dollars, NIBOR Rate Loans must be denominated in Norwegian Kroner, ABR Rate Loans must be denominated in US dollars, and Foreign Base Rate Loans may be denominated in sterling, euro or Norwegian Kroner.

(b)	The amount of the proposed Utilisation must be:

(i)

if the currency selected is the Base Currency, a minimum of USD 250,000 or, if less, the lesser of (A) the Availability for the relevant Borrower and (B) the Aggregate Availability and (C) the maximum amount available to be borrowed by the relevant Borrower in compliance with paragraph (v) below; or

(ii)

if the currency selected is sterling, a minimum of £250,000 or, if less, the lesser of (A) the Availability for the relevant Borrower and (B) the Aggregate Availability and (C) the maximum amount available to be borrowed by the relevant Borrower in compliance with paragraph (v) below;

(iii)	if the currency selected is euro, a minimum of €250,000 or, if less, the lesser of (A) the Availability for the relevant Borrower and (B) the Aggregate Availability; or

(iv)

if the currency selected is Norwegian Kroner, a minimum of NOK 2,000,000 or, if less, the lesser of (A) the Availability for the relevant Borrower and (B) the Aggregate Availability and (C) the maximum amount available to be borrowed by the relevant Borrower in compliance with paragraph (v) below; and

(v)	in an aggregate principal amount that will not result in:

(A)	any Lender’s Revolving Facility Exposure exceeding such Lender’s Revolving Facility Commitment; or

(B)	any Lender’s US/UK Tranche Exposure exceeding such Lender’s US/UK Tranche Commitments; or

(C)	any Lender’s Norwegian Tranche Exposure exceeding such Lender’s Norwegian Tranche Commitments; or

(D)	the Aggregate Revolving Exposure exceeding the lesser of (x) the Total Commitments and (y) the Aggregate Borrowing Base; or

(E)

with respect to the relevant Borrower, the Lenders’ Revolving Facility Exposure. US/UK Tranche Exposure or Norwegian Tranche Exposure (as applicable) in relation to such Borrower, exceeding the lesser of:

(i)	the US/UK Tranche Commitments or the Norwegian Tranche Commitments (as applicable); and

(ii)	in the case of:

1.	the English Borrower the sum of (x) the Borrowing Base of the English Borrower and (y) the English Designated Amount at such time;

2.	the Norwegian Borrower, the sum of (x) the Borrowing Base of the Norwegian Borrower and (y) the Norwegian Designated Amount at such time; or

3.	the US Borrower, the Borrowing Base of the US Borrower, less the English Designated Amount and the Norwegian Designated Amount at such time.

5.4	Lenders’ participation

(a)

If the conditions set out in this Agreement have been met, and subject to Clause 10.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)

The amount of each Lender’s participation in each Loan will be equal to its Applicable Percentage of the US/UK Tranche Commitments in the case of a US/UK Tranche Loan or the Norwegian Tranche Commitments in the case of a Norwegian Tranche Loan, in each case, immediately prior to making the Loan.

(c)

The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Agreed Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 36.1 (Payments to the Agent) by the Specified Time.

5.5	Lender Affiliates and Facility Office

(a) In respect of a Loan or Loans to a particular Borrower (“Designated Loans”) a Lender (a “Designating Lender”) may at any time and from time to time, acting reasonably, designate (by three Business Days’ prior written notice to the Agent and the Obligors’ Agent or such shorter period as they may agree):

(i)	a substitute Facility Office from which it will make Designated Loans (a “Substitute Facility Office”); or

(ii)	nominate an Affiliate to act as the Lender of Designated Loans (a “Substitute Affiliate Lender”),

provided that a Designating Lender may only designate a Substitute Facility Office or nominate a Substitute Affiliate Lender pursuant to this Clause to the extent that the relevant Substitute Facility Office or the Substitute Affiliate Lender is legally able to lend to the relevant Borrower.

(b)

A notice to nominate a Substitute Affiliate Lender must be in the form set out in Schedule 8 (Form of Substitute Affiliate Lender Designation Notice) and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(c)

The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Agent and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments will be made (by the Agent, except as otherwise provided in this Agreement) in respect of Designated Loans to the Facility Office of the Substitute Affiliate Lender. In particular the Revolving Facility Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents nor will the participations of such Substitute Affiliate Lender in Designated Loans entitle it to any rights or otherwise be treated as Revolving Facility Commitments for voting purposes under this Agreement or the other Finance Documents, provided that if the Substitute Affiliate Lender is a Defaulting Lender the Designating Lender shall be deemed to be a Defaulting Lender for voting purposes under this Agreement.

(d)

Save as mentioned in paragraph (c) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Revolving Facility Commitment equal to the principal amount of its outstanding participations in all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(e)

A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent and the Obligors’ Agent provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(f)	If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this clause:

(i)	any Substitute Affiliate Lender shall be treated for the purposes of Clause 18.2(d)(i) (Tax gross-up) as having become a Lender on the date of this Agreement;

(ii)

the Designating Lender shall ensure that the relevant Substitute Affiliate Lender funds its participations in Loans to be funded by such Substitute Affiliate Lender and performs each obligation it would be required to perform if it was a Party; and

(iii)

as a result of circumstances existing at the date the designation occurs, an Obligor would be obliged to make a payment to the Substitute Affiliate Lender or Designating Lender acting through a Substitute Facility Office under Clause 19 (Increased costs), then, the Substitute Affiliate Lender or Designating Lender acting through a Substitute Facility Office is only entitled to receive payment under those Clauses to the same extent as the Designating Lender would have been if the designation had not occurred.

5.6	Cancellation of Commitment

The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

5.7	Adjustment of Tranches

(a)	The Agent may:

(i)	in any Transfer Certificate or Assignment Agreement in relation to a New Lender; and/or

(ii)	from time to time with three Business Days’ prior notice to the Obligors’ Agent,

designate an amount of the Lenders’ US/UK Tranche Commitments as “Exclusive US/UK Tranche Commitments” provided that the aggregate US/UK Tranche Commitments of all Lenders designated as Exclusive US/UK Tranche Commitments at the time it signs such Transfer Certificate or Assignment Agreement or the date it provides the relevant notification (as applicable) does not exceed in aggregate one third of the Total Commitments.    The Agent shall, in any applicable Transfer Certificate or Assignment Agreement and/or in any notice delivered pursuant to this paragraph (a), specify the Exclusive US/UK Tranche Commitments applicable to the relevant Lender(s). If reasonably requested by the Obligors’ Agent for the purposes of exercising a reallocation pursuant to this Clause 5.7, the Agent will confirm to the Obligors’ Agent the Exclusive US/UK Tranche Commitments applicable to the relevant Lender(s).

(b)

Once so designated, the Exclusive US/UK Tranche Commitments of a Lender may not be adjusted without the consent of that Lender. Any cancellation of the US/UK Tranche Commitments of a Lender shall reduce pro rata the Exclusive US/UK Tranche Commitments of that Lender

(c)

Not more than once in any three month period (and provided that no Default or Event of Default is continuing or would result therefrom), the Obligors’ Agent may make a request to the Agent in writing (an “Adjustment Request”) that an amount of the US/UK Tranche Commitments of the Lenders with US/UK Tranche Commitments be reallocated as Norwegian Tranche Commitments of those Lenders or that an amount of the Norwegian Tranche Commitments of the Lenders with Norwegian Tranche Commitments be reallocated as US/UK Tranche Commitments of those Lenders (in each case a “Tranche Adjustment”). Any such Tranche Adjustment shall specify the amount of each Lender’s US/UK Tranche Commitment or Norwegian Tranche Commitment (as applicable) that is to be reallocated as a Norwegian Tranche Commitment or US/UK Tranche Commitment (as applicable) of that Lender (which amounts may be selected by the Obligors’ Agent and shall not be required to be pro rata amongst the relevant Lenders) provided always that: (i) the Obligors’ Agent may not request any Tranche Adjustment that would result in any Lender’s US/UK Tranche Commitment being less than its Exclusive US/UK Tranche Commitments; (ii) the sum of the US/UK Tranche Commitments and the Norwegian Tranche Commitments shall not exceed the Total Commitments; and (iii) the Norwegian Tranche Commitments shall at no time exceed the greater of (i) USD 40,000,000 and (ii) 55 percent of the Total Commitments

(d)

For the avoidance of doubt any Tranche Adjustment that is made in accordance with paragraph (c) above may not increase any Lender’s aggregate Revolving Facility Commitments. A Tranche Adjustment that is not made in accordance with paragraph (c) above or this paragraph (d) requires the consent of all the Lenders. A Tranche Adjustment that is made in accordance with paragraph (c) above and this paragraph (d) shall not require the consent of any of the Lenders.

(e)	Following the receipt of an Adjustment Request, the Agent shall inform the applicable Lenders accordingly and, if required, request their consent to the relevant Tranche Adjustment.

(f)

The applicable Lenders may, acting reasonably, request any information from the Obligors’ Agent in relation to such Tranche Adjustment, which the Obligors’ Agent shall use reasonable endeavours to provide.

(g)

If the consent of the Lenders is required pursuant to Clause 5.7(d) and has not been received within ten Business Days of receipt by the Lenders from the Agent of the Adjustment Request, the Adjustment Request shall be deemed to be rejected by such Lender(s) and no such Tranche Adjustment shall be made in relation to such Lender(s).

(h)

If consent is required, the relevant Lenders may give their consent to any Adjustment Request subject to such conditions as they may reasonably request but no such conditions shall be effective unless agreed by the Borrowers (provided always if the Obligors do not satisfy such conditions, the Lenders shall not be under any obligation to agree to the Adjustment Request).

(i)

If the applicable Lenders give their consent to the Adjustment Request (or if no consent is required) then the US/UK Tranche Commitments and the Norwegian Tranche Commitments of each applicable Lender shall be adjusted accordingly as requested with effect from the date set out in the Adjustment Request (or, if consent of the Lenders is required, the date such consent is provided or, in any case, any later date agreed between the Agent and the Obligors’ Agent) and on such date, if applicable the Agent shall effect such changes (if any) to the outstanding Loans which are necessary to ensure compliance with the adjusted US/UK Tranche Commitments and Norwegian Tranche Commitments, and the Obligors’ Agent and the Borrowers shall be deemed to have made such prepayment requests and shall be deemed to have submitted such Utilisation Requests as may be necessary to effect such changes.

5.8	Revaluation of Loans

If any Loans are denominated in an Agreed Currency, the Agent shall, at the end of each calendar month, recalculate the Base Currency Amount of each such Loan by notionally converting into the Base Currency the outstanding amount of that Loan on the basis of the Agent’s Spot Rate of Exchange on the date of calculation and notify the Obligors’ Agent of such recalculation within seven Business Days of the end of each calendar month. The Obligors’ Agent shall use the most recently notified amounts of such Loans for the purposes of the next Aggregate Borrowing Base Certificate following the date of such notification.

6.	UTILISATION – LETTERS OF CREDIT

6.1	The Revolving Facility

(a)	The Revolving Facility may be utilised by way of Letters of Credit.

(b)	Clause 5 (Utilisation - Loans) does not apply to utilisations by way of Letters of Credit.

(c)

In determining the amount of the Available Facility and a Lender’s L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Obligors’ Agent on its behalf) may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time. A Letter of Credit may be requested to be issued on behalf of another member of the Group by a Borrower (or the Obligors’ Agent on behalf of a Borrower) and the requesting Borrower shall be the Borrower of that Letter of Credit.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Borrower of the Letter of Credit and the relevant Tranche;

(c)	it identifies the Issuing Bank which is to issue the Letter of Credit and such Issuing Bank is permitted to be an Issuing Bank for the relevant Letter of Credit in accordance with this Agreement;

(d)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(e)	the currency and amount of the Letter of Credit comply with Clause 6.4;

(f)	the form of Letter of Credit is attached;

(g)	the Expiry Date of the Letter of Credit falls on or before five Business Days prior to the then scheduled Termination Date pursuant to paragraphs (a) and (b) of the definition thereof;

(h)	the Term of the Letter of Credit is 12 months or less;

(i)	the delivery instructions for the Letter of Credit are specified; and

(j)	the identity of the beneficiary of the Letter of Credit is approved by the Issuing Bank acting reasonably.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Agreed Currency.

(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)

if the currency selected is the Base Currency, a minimum of USD 100,000 or, if less, the lesser of (a) the Availability for the relevant Borrower and (b) the Aggregate Availability and (c) the maximum amount available to be utilised as a Letter of Credit by the relevant Borrower in compliance with paragraph (v) below; or

(ii)

if the currency selected is sterling, a minimum of £100,000 or, if less, the lesser of (a) the Availability for the relevant Borrower and (b) the Aggregate Availability and (c) the maximum amount available to be utilised as a Letter of Credit by the relevant Borrower in compliance with paragraph (v) below; or

(iii)

if the currency selected is euro, a minimum of €100,000 or, if less, the lesser of (a) the Availability for the relevant Borrower and (b) the Aggregate Availability and (c) the maximum amount available to be utilised as a Letter of Credit by the relevant Borrower in compliance with paragraph (v) below; or

(iv)

if the currency selected is Norwegian Kroner, a minimum of NOK 1,000,000 or, if less, the lesser of (a) the Availability for the relevant Borrower and (b) the Aggregate Availability and (c) the maximum amount available to be utilised as a Letter of Credit by the relevant Borrower in compliance with paragraph (v) below;

(v)	in an aggregate principal amount that will not result in:

(A)	any Lender’s Revolving Facility Exposure exceeding such Lender’s Revolving Facility Commitment; or

(B)	any Lender’s US/UK Tranche Exposure exceeding such Lender’s US/UK Tranche Commitments; or

(C)	any Lender’s Norwegian Tranche Exposure exceeding such Lender’s Norwegian Tranche Commitments; or

(D)	the Aggregate Revolving Exposure exceeding the lesser of (x) the Total Commitments and (y) the Aggregate Borrowing Base; or;

(E)

with respect to the relevant Borrower, the Lenders’ Revolving Facility Exposure, US/UK Tranche Exposure or Norwegian Tranche Exposure (as applicable) in relation to such Borrower, exceeding the lesser of:

(i)	the US/UK Tranche Commitments or the Norwegian Tranche Commitments (as applicable);

(ii)	in the case of:

1.	the English Borrower the sum of (x) the Borrowing Base of the English Borrower and (y) the English Designated Amount at such time;

2.	the Norwegian Borrower, the sum of (x) the Borrowing Base of the Norwegian Borrower and (y) the Norwegian Designated Amount at such time; or

3.	the US Borrower, the Borrowing Base of the US Borrower, less the English Designated Amount and the Norwegian Designated Amount at such time.

(c)	The maximum aggregate Base Currency Amount of all Letters of Credit shall not exceed USD 30,000,000 at any time.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)

Subject to Clause 4.1 (Initial conditions precedent), the Issuing Bank will only be obliged to comply with Clause 6.5(a), if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)

in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to its L/C Proportion.

(d)

The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Agreed Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(e)

The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in Clause 6.5(b) have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.

(f)	The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

(g)

Subject to Clause 32.7(i) (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

(h)	The Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to do so.

6.6	Renewal of a Letter of Credit

(a)

A Borrower (or the Obligors’ Agent on its behalf) may request that any Letter of Credit issued at the request of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in Clause 6.3(f) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to Clause 6.6(e), if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

(e)

Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied, acting reasonably, either that it will be returned to it or otherwise that no liability can arise under it.

6.7	Reduction of a Letter of Credit

(a)	If, on the proposed Utilisation Date of a Letter of Credit, any Lender under the Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover); and

(ii)

the Borrower of that proposed Letter of Credit has not exercised its right to provide cash cover to the Issuing Bank in accordance with Clause 7.4(g) (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover), the Issuing Bank may, subject to paragraph (d) below, reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall notify the Agent and the Obligors’ Agent of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit except for any increase in their participation pursuant to paragraph (d) below.

(d)

If paragraph (a) applies and there are sufficient applicable Available Commitments of other Lenders who are not Non-Acceptable L/C Lenders the Issuing Bank shall not reduce a Letter of Credit but instead the relevant Non-Acceptable L/C Lender shall cease to have any participation in respect of that Letter of Credit and its participations will be reallocated to such other Lenders pro rata to their applicable Available Commitments.

6.8	Revaluation of Letters of Credit

If any Letters of Credit are denominated in an Agreed Currency, the Agent shall, at the end of each calendar month, recalculate the Base Currency Amount of each such Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation and notify the Obligors’ Agent of such recalculation within seven Business Days of the end of each calendar month. The Obligors’ Agent shall use the most recently notified amounts of such Letters of Credit for the purposes of the next Aggregate Borrowing Base Certificate following the date of such notification.

6.9	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested (or on behalf of which the Obligors’ Agent requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

6.10	Appointment of additional Issuing Banks

Any Lender which has agreed to the Obligors’ Agent’s request to be an Issuing Bank for the purposes of this Agreement shall become a Party as an “Issuing Bank” upon notifying the Agent and the Obligors’ Agent that it has so agreed to be an Issuing Bank.

7.	LETTERS OF CREDIT

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Obligors’ Agent requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit

(a)

Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Obligors’ Agent on its behalf) and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)	Each Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)

Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)

Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)

The Borrower which requested (or on behalf of which the Obligors’ Agent requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.

(d)

The obligations of each Lender or Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(e)

If a Borrower has provided cash cover in respect of a Lender’s participation in a Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before making a demand of that Lender under Clause 7.3(b). Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender’s liability under Clause 7.3(b).

(f)

The obligations of any Lender or Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover

(a)

If, at any time, a Lender under the Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling two Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of:

(i)	the outstanding amount of a Letter of Credit; or

(ii)	in the case of a proposed Letter of Credit, the amount of that proposed Letter of Credit,

and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)

The Non-Acceptable L/C Lender to whom a request has been made in accordance with Clause 7.4(a) shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under this Agreement by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)

Subject to Clause 7.4(f), withdrawals from such an account may only be made to pay the Issuing Bank amounts due and payable to it under this Agreement by the Non-Acceptable L/C Lender in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit.

(d)	Each Lender shall notify the Agent and the Obligors’ Agent:

(i)

on the date of this Agreement or on any later date on which it becomes a Lender in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under Clause 7.4(d)(i) to the Agent and, upon delivery in accordance with Clause 29.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Obligors’ Agent), to the Obligors’ Agent.

(e)

Any notice received by the Agent pursuant to Clause 7.4(d) shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)

Notwithstanding Clause 7.4(c), a Lender which has provided cash collateral in accordance with this Clause 7.4 may, by notice to the Issuing Bank, request that an amount equal to the amount provided by it as collateral in respect of the relevant Letter of Credit (together with any accrued interest) be returned to it:

(i)

to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to the Issuing Bank in respect of the relevant Letter of Credit;

(ii)	if:

(A)	it ceases to be a Non-Acceptable L/C Lender;

(B)	its obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)	an Increase Lender has agreed to undertake that Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii)

if no amount is due and payable by that Lender in respect of a Letter of Credit, and the Issuing Bank shall pay that amount to the Lender within three Business Days of that Lender’s request (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g)

To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with this Clause 7.4 in respect of a proposed Letter of Credit, the Issuing Bank shall promptly notify the Obligors’ Agent (with a copy to the Agent) and the Borrower of that proposed Letter of Credit may, at any time before the proposed Utilisation Date of that Letter of Credit, provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the amount of that proposed Letter of Credit.

7.5	Requirement for cash cover from Borrower

If:

(a)

a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) in respect of a Letter of Credit that has been issued;

(b)

the Issuing Bank notifies the Obligors’ Agent (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Non-Acceptable L/C Lender’s L/C Proportion of the outstanding amount of that Letter of Credit (or if less, the amount of cash cover the Non-Acceptable L/C Lender has failed to provide);

(c)	that Borrower has not already provided such cash cover which is continuing to stand as collateral; and

(d)	a Cash Dominion Period is continuing,

then that Borrower shall provide such cash cover within 10 Business Days of the notice referred to in Clause 7.5(b) (unless the relevant Non-Acceptable L/C Lender has been replaced as a Lender).

7.6	Regulation and consequences of cash cover provided by Borrower

(a)	Any cash cover provided by a Borrower pursuant to Clause 7.4 or Clause 7.5 may be funded out of a Revolving Facility Loan.

(b)

Notwithstanding Clause 1.2(e) (Construction), the relevant Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 7.4 or Clause 7.5 be returned to it:

(i)	to the extent that such cash cover has not been applied in satisfaction of any amount due and payable under this Agreement by that Borrower to the Issuing Bank in respect of a Letter of Credit;

(ii)	if:

(A)	the relevant Lender ceases to be a Non-Acceptable L/C Lender;

(B)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)	an Increase Lender has agreed to undertake the relevant Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii)	if no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit,

and the Issuing Bank shall pay that amount to that Borrower within 3 Business Days of that Borrower’s request.

(c)

To the extent that a Borrower has provided cash cover pursuant to Clause 7.4 or Clause 7.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with Clause 1.2(e)(ii) (Construction)). However the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with Clause 17.3(b) (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it provides that cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)

The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to Clause 7.4 or Clause 7.5 and of any change in the amount of cash cover so provided.

7.7	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7 (other than a Defaulting Lender which has failed to comply with this Clause 7, provided always that in no event shall any right of contribution or indemnity attach to, or adversely affect, any other Finance Party).

8.	SWINGLINE LOANS

(a)

The Agent, the Swingline Lender and the Lenders agree that a Borrower (or the Obligors’ Agent on behalf of a Borrower) may request a Swingline Loan by submitting a duly completed Utilisation Request by the Specified Time. Following such request, the terms of this Clause 8 apply and the Swingline Lender will, on behalf of the Lenders and in the amount requested, advance same day funds to the relevant Borrower, on the date of the applicable Utilisation to the bank account nominated by the relevant Borrower for the purpose of receiving such amounts from time to time (each such loan made solely by the Swingline Lender pursuant to this Clause 8 is referred to in this Agreement as a “Swingline Loan”), with settlement among the Lenders as to the Swingline Loans to take place on a periodic basis as set out in this Clause 8.

(b)

Except as otherwise provided in this Clause 8, each Swingline Loan shall be subject to all the terms and conditions applicable to other Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account.

(c)	The aggregate amount of Swingline Loans outstanding at any time shall not exceed USD 7,500,000.

(d)

The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Aggregate Availability or the relevant Borrower’s Availability before or after giving effect to such Swingline Loan.

(e)

Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement (as defined below) has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of its US/UK Tranche Commitments or Norwegian Tranche Commitments (as applicable).

(f)

The Swingline Lender may, at any time, require the Lenders to fund their participations referred to in paragraph (e). From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Charged Property received by the Agent in respect of such Swingline Loan.

(g)

The Agent, on behalf of the Swingline Lender, may request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Agent elects, by notifying the relevant Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 11.00 a.m. London time on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Swingline Loan with respect to which Settlement is requested to the Agent, to such account of the Agent as the Agent may designate, not later than 3.00 p.m., on such Settlement Date.

(h)

Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set out in Clause 4.2 (Further conditions precedent) have then been satisfied. Such amounts transferred to the Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with the Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute ABR Rate Loans of such Lenders, respectively. If any such amount is not transferred to the Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon.

(i)	All Swingline Loans will be denominated in US dollars.

9.	AGREED CURRENCIES

9.1	Selection of currency

A Borrower (or the Obligors’ Agent on its behalf) shall select the currency of a Utilisation in a Utilisation Request.

9.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Agreed Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Agreed Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 9.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

9.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with Clause 5.4(b) (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

10.	REPAYMENT

10.1	Repayment of Loans and Letters of Credit

(a)	Subject to Clause 10.1(d), each Borrower which has drawn a Revolving Facility Loan shall repay that Loan:

(i)	on the last day of its Interest Period (in the case of LIBOR Rate Loans and NIBOR Rate Loans); and

(ii)	on the Termination Date (in the case of ABR Rate Loans and Foreign Base Rate Loans).

(b)	Notwithstanding the above, all Loans (including Swingline Loans) shall be repaid in full on the Termination Date.

(c)	Without prejudice to each Borrower’s obligation under Clause 10.1(a), if:

(i)	one or more Revolving Facility Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 9.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan; and

(ii)

the proportion borne by each Lender’s participation in the maturing Revolving Facility Loan to the amount of that maturing Revolving Facility Loan is the same as the proportion borne by that Lender’s participation in the new Revolving Facility Loans to the aggregate amount of those new Revolving Facility Loans, the aggregate amount of the new Revolving Facility Loans shall, unless the relevant Borrower or the Obligors’ Agent notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Borrower will only be required to make a payment under Clause 36.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)

each Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 36.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Borrower will not be required to make a payment under Clause 36.1 (Payments to the Agent); and

(2)

each Lender will be required to make a payment under Clause 36.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation in the new Revolving Facility Loans exceeds that Lender’s participation in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

(d)

At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(e)

A Borrower may repay any Separate Loan by giving not less than three Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this Clause 10.1(e) to the Defaulting Lender concerned as soon as practicable on receipt.

(f)

Interest in respect of a Separate Loan will accrue on the same basis as the relevant Revolving Facility Loan and if the relevant Revolving Facility Loan was a LIBOR Rate Loan or NIBOR Rate Loan for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(g)

The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with Clause 10.1(d) to (f) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

(h)	Each Borrower on whose behalf a Letter of Credit has been issued which is outstanding on the Termination Date shall repay that Letter of Credit on the Termination Date.

10.2	Restrictions on Receivables and Cash Dominion

(a)	Each Borrower covenants with the Agent that it will:

(i)

not (without the prior written consent of the Agent) create Security over (otherwise than pursuant to the Transaction Security Documents), dispose of, release, set off, compound or otherwise deal with the Receivables of Eligible Account Debtors otherwise than by getting in and realising them in the ordinary and proper course of its business (and for this purpose the realisation of the Receivables of Eligible Account Debtors by means of block discounting, factoring or the like shall not be regarded as dealing in the ordinary and proper course of its business);

(ii)

pay or procure the payment of the proceeds of Receivables of Eligible Account Debtors (other than Excluded Receivables) into a Collection Account governed by a mandate and/or other agreement in each case in form and substance satisfactory to the Agent (including a Deposit Account Control Agreement) and conferring control over such account on the Security Agent in the use of any Collection Account of the English Borrower and each Borrower hereby declares itself trustee of proceeds of any such Receivables not from time to time so paid to hold the same upon trust (or, in jurisdictions where the concept of trust is not recognised, as agent) for the Security Agent to pay the same to the Agent in or towards payment and discharge of the Secured Obligations in such order and manner as the Agent may in its absolute and unfettered discretion from time to time conclusively determine, it being understood and agreed that if the proceeds of Receivables of Eligible Account Debtors invoiced as of the date of this Agreement (or in the case of the US Borrower as of the US Borrower Accession Date) are paid into the accounts indicated on the relevant invoices and promptly transferred to the relevant Collection Account (and until such time as such amounts are so transferred, they shall be held on trust by the relevant Borrower for the Agent) any such payment shall not be a breach of any provisions of any Finance Document or render any such Receivable as not being an Eligible Receivable and any prompt payment by a Borrower of an amount which should have been received in a Collection Account into a Collection Account shall cure any Default arising from such receipt into another account;

(iii)

provide any instruction or authorisation to the relevant account bank reasonably required by the Agent for the Agent and Security Agent to ensure that the provisions of Clause 10.2(b) to Clause 10.2(e) are capable of being complied with;

(iv)	promptly upon opening a Collection Account, enter into a Deposit Account Control Agreement duly executed by such Borrower and the account bank with which the relevant account is maintained; and

(v)

in the event that the Deposit Account Control Agreement takes the form of a notice and acknowledgement with the applicable account bank, use its reasonable endeavours to procure that such account bank delivers to the Agent a written acknowledgement substantially in the form of the acknowledgement and agreement attached to the notice provided that such account shall not be a Collection Account for the purposes of the Finance Documents unless a Deposit Account Control Agreement has been entered into or such acknowledgement received.

(b)

Subject to Clause 10.2(e), on each Business Day all funds standing to the credit of each Collection Account of the English Borrower shall be transferred by the Security Agent into a bank account of the Agent in the relevant currency nominated by the Agent for the purposes of this clause (each such bank account being an “English Payment Account”) and the Agent shall apply all funds standing to the credit of each English Payment Account:

(i)

first, to prepay the Loans (including any Swingline Loans) of Lenders other than Defaulting Lenders then owed by the English Borrower (in such order as is selected by the English Borrower on the giving of not less than three Business Days’ prior written notice to the Agent or if not so selected, on a pro-rata basis);

(ii)

second, to prepay the Loans (including any Swingline Loans) of Defaulting Lenders then owed by the English Borrower (in such order as is selected by the English Borrower on the giving of not less than three Business Days’ prior written notice to the Agent or if not so selected, on a pro-rata basis);

(iii)

third, in and towards payment pro rata of any outstanding amounts of interest, fees, costs and expenses and any other amounts due from and owing by the English Borrower but unpaid under the Finance Documents; and

(iv)

fourth, the balance, if any, in the Permitted Discretion of the Agent, to either be (A) returned by the Agent to the relevant Collection Account of the English Borrower or (B) paid by the Agent to a bank account (not being a Collection Account) of the English Borrower.

(c)

Subject to Clause 10.2(e), on each Business Day during a Cash Dominion Period all funds standing to the credit of each Collection Account of the Norwegian Borrower shall be transferred by the Security Agent into a bank account of the Agent in the relevant currency nominated by the Agent for the purposes of this clause (each such bank account being a “Norwegian Payment Account”) and the Agent shall apply all funds standing to the credit of each Norwegian Payment Account:

(i)

first, to prepay the Loans (including any Swingline Loans) of Lenders other than Defaulting Lenders then owed by the Norwegian Borrower (in such order as is selected by the Norwegian Borrower on the giving of not less than three Business Days’ prior written notice to the Agent or if not so selected on a pro-rata basis);

(ii)

second, to prepay the Loans (including any Swingline Loans) of Defaulting Lenders then owed by the Norwegian Borrower (in such order as is selected by the Norwegian Borrower on the giving of not less than three Business Days’ prior written notice to the Agent or if not so selected on a pro-rata basis);

(iii)

third, in and towards payment pro rata of any outstanding amounts of interest, fees, costs and expenses and any other amounts due from and owing by the Norwegian Borrower but unpaid under the Finance Documents; and

(iv)	fourth, the balance, if any, to be paid by the Agent to a bank account (not being a Collection Account) of the Norwegian Borrower.

(d)

Subject to Clause 10.2(e), on each Business Day during a Cash Dominion Period all funds standing to the credit of each Collection Account of the US Borrower shall be transferred by the Security Agent into a bank account of the Agent in the relevant currency nominated by the Agent for the purposes of this clause (each such bank account being a “US Payment Account”) and the Agent shall apply all funds standing to the credit of each US Payment Account:

(i)

first, to prepay the Loans (including any Swingline Loans) of Lenders other than Defaulting Lenders then owed by the US Borrower (in such order as is selected by the US Borrower on the giving of not less than three Business Days’ prior written notice to the Agent or if not so selected on a pro-rata basis);

(ii)

second, to prepay the Loans (including any Swingline Loans) of Defaulting Lenders then owed by the US Borrower (in such order as is selected by the US Borrower on the giving of not less than three Business Days’ prior written notice to the Agent or if not so selected on a pro-rata basis);

(iii)

third, in and towards payment pro rata of any outstanding amounts of interest, fees, costs and expenses and any other amounts due from and owing by the US Borrower but unpaid under the Finance Documents

(iv)

fourth; to prepay the Loans (including any Swingline Loans) of Lenders then owed by the English Borrower and/or the Norwegian Borrower to the extent that such amounts have been advanced in reliance on the Borrowing Base of the US Borrower as part of the English Designated Amount and/or the Norwegian Designated Amount (as applicable) (in such order as is selected by the US Borrower on the giving of not less than three Business Days’ prior written notice to the Agent or if not so selected on a pro-rata basis); and

(v)	fifth, the balance, if any, to be paid by the Agent to a bank account (not being a Collection Account) of the US Borrower.

(e)

While an Event of Default is continuing all funds standing to the credit of each Collection Account, each English Payment Account, each Norwegian Payment Account and each US Payment Account shall be applied by the Agent (and transferred to the Agent by the Security Agent for such purpose):

(i)

first, to prepay the Loans (including any Swingline Loans) of Lenders other than Defaulting Lenders then outstanding (on a pro-rata basis) and to provide cash cover of up to (A) 101 percent of the aggregate amount of any outstanding Letters of Credit denominated in Agreed Currencies and (B) 100 percent of the aggregate amount of any outstanding Letters of Credit denominated in US dollars (in each case to the extent not already cash covered);

(ii)	second, to prepay the Loans (including any Swingline Loans) of Defaulting Lenders then outstanding (on a pro-rata basis);

(iii)	third, in and towards payment pro rata of any outstanding amounts of interest, fees, costs and expenses and any other amounts due and owing but unpaid under the Finance Documents; and

(iv)

fourth, the balance, if any, in the Permitted Discretion of the Agent, to either be (A) returned by the Agent to the relevant Collection Account or (B) paid to a bank account (not being a Collection Account) of the relevant Borrower.

In connection with Clause 10.2(e)(i) and (ii), amounts standing to the credit of (A) any English Payment Account shall first be used to prepay the Loans made to the English Borrower and provide cash cover in relation to Letters of Credit issued for the benefit of the English Borrower before being applied in relation to the Loans made to any other Borrower and provide cash cover in relation to Letters of Credit issued for the benefit of any other Borrower, (B) any Norwegian Payment Account shall first be used to prepay the Loans made to the Norwegian Borrower and provide cash cover in relation to Letters of Credit issued for the benefit of the Norwegian Borrower before being applied in relation to the Loans made to any other Borrower and provide cash cover in relation to Letters of Credit issued for the benefit of any other Borrower, and (C) any US Payment Account shall first be used to prepay the Loans made to the US Borrower and provide cash cover in relation to Letters of Credit issued for the benefit of the US Borrower before being applied in relation to the Loans made to any other Borrower and provide cash cover in relation to Letters of Credit issued for the benefit of any other Borrower .

(f)

In the event and to the extent that any applicable Revolving Facility Loans and/or Swingline Loans remain unpaid following the application set out in any of Clause 10.2(b)(i) and 10.2(b)(ii), Clause 10.2(c)(i) and 10.2(c)(ii), Clause 10.2(d)(i) and 10.2(d)(ii) and/or Clause 10.2(e)(i) and 10.2(e)(ii) as a result of a mismatch between the currencies of the amounts in the relevant Collection Accounts and/or English Payment Account, Norwegian Payment Account or US Payment Account (as applicable) and the currencies in which the applicable outstanding Revolving Facility Loans and/or Swingline Loans and/or Letters of Credit are denominated, the Borrowers shall be deemed to have requested the Agent to convert any such excess funds to the currency or currencies of the applicable outstanding Revolving Facility Loans, Swingline Loans and/or Letters of Credit at the Agent’s Spot Rate of Exchange and apply such converted amounts to such applicable outstanding Revolving Facility Loans, Swingline Loans and/or Letters of Credit.

11.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

11.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation as required under this Agreement or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Obligors’ Agent, the Available Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to Clause 42.6 (Replacement of Lender), each Borrower shall repay that Lender’s participation in each Utilisation made to that Borrower on the last day of the Interest Period for that Utilisation occurring after the Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Revolving Facility Commitment(s) shall be cancelled in the amount of the participations repaid.

11.2	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit or it becomes unlawful for any Affiliate of an Issuing Bank for that Issuing Bank to do so then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Obligors’ Agent, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(c)

the Obligors’ Agent shall procure that the relevant Borrower shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(d)	unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit.

11.3	Voluntary cancellation

The Obligors’ Agent may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum aggregate amount of USD 5,000,000) of the Available Commitments in respect of the US/UK Tranche and/or the Norwegian Tranche (as selected by the Obligors’ Agent). Any cancellation under this Clause 11.3 shall reduce the US/UK Tranche Commitments and/or Norwegian Tranche Commitments (as applicable) of the Lenders rateably.

11.4	Voluntary prepayment of Utilisations

A Borrower to which a Utilisation has been made may, if it or the Obligors’ Agent gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of USD 500,000).

11.5	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 18.2(c) (Tax gross-up); or

(ii)	any Lender or Issuing Bank claims indemnification from the Obligors’ Agent or an Obligor under Clause 18.3 (Tax indemnity) or Clause 19.1 (Increased costs),

the Obligors’ Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(iii)

(if such circumstances relate to a Lender) of cancellation of the Revolving Facility Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations; or

(iv)

(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b)	On receipt of a notice referred to in Clause 11.5(a) in relation to a Lender, the Revolving Facility Commitment(s) of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under Clause 11.5(a) in relation to a Lender (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

11.6	Right of cancellation in relation to a Defaulting Lender

(a)

If any Lender becomes a Defaulting Lender or Non-Acceptable L/C Lender, the Obligors’ Agent may, at any time whilst the Lender continues to be a Defaulting Lender or Non-Acceptable L/C Lender, give the Agent five Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in Clause 11.6(a) above becoming effective, the Available Commitment of the Defaulting Lender or Non-Acceptable L/C Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in Clause 11.6(a), notify all the Lenders.

12.	MANDATORY PREPAYMENT AND CANCELLATION

12.1	Availability Shortfall

Upon the occurrence of an Availability Shortfall (other than one arising as a result of a Borrowing Base Data Failure), the Borrowers shall (and the Obligors’ Agent shall ensure that the Borrowers shall) prepay a Base Currency Amount of the Loans in an aggregate amount equal to the Base Currency Amount required to be prepaid to ensure there is no Availability Shortfall (or if lower the aggregate amount of the Loans) and if requested by the Agent (on the instructions of the relevant Issuing Banks) repay Letters of Credit in an aggregate amount equal to Base Currency Amount of the relevant Availability Shortfall less the Base Currency Amount of the Loans prepaid pursuant to this Clause 12.1 required to be prepaid to ensure there is no Availability Shortfall (provided that if such calculation results in a negative number no such prepayment of Letters of Credit shall be required) within one Business Day of the earlier of any Obligor becoming aware of the existence of an Availability Shortfall and receipt of written notice from the Agent in relation to the same (provided that unless and until a written notice is received from the Agent, the requirement to prepay shall be in relation to outstanding Loans only and the Borrowers shall only be obliged to prepay Letters of Credit in the event that the Obligors’ Agent receives written notice from the Agent in relation to the same (such notice to include details of the prepayment of Letters of Credit required)).

12.2	Borrowing Base Data Failure

If a Borrowing Base Data Failure is continuing, the Borrowers shall (and the Obligors’ Agent shall ensure that the Borrowers shall) prepay all outstanding amounts under the Facility (including any outstanding amounts of interest, fees, costs and expenses), other than Letters of Credit, and prepay all outstanding Letters of Credit which the Agent (on the instructions of the relevant Issuing Banks) notifies the Obligors’ Agent are to be prepaid within three Business Days of the earlier of any Obligor becoming aware of the existence of a Borrowing Base Data Failure or receipt of written notice from the Agent in relation to the same (provided that unless and until a written notice is received from the Agent, the requirement to prepay shall be in relation to outstanding Loans only and the Borrowers shall only be obliged to prepay Letters of Credit in the event that the Obligors’ Agent receives written notice from the Agent in relation to the same (such notice to include details of the prepayment of Letters of Credit required)).

12.3	Application of mandatory prepayments

A prepayment of Utilisations made under Clause 12.1 shall be applied in the following order:

(a)	first, in prepayment of any Swingline Loans which are outstanding;

(b)	second, in prepayment of any Utilisations whose Interest Period ends on the date of prepayment; and

(c)

third, in prepayment of any other Utilisations such that: (A) any such outstanding Revolving Facility Loans shall be prepaid on a pro rata basis; and (B) such outstanding Revolving Facility Loans shall be prepaid before any outstanding Letters of Credit (which shall then prepaid on a pro rata basis).

13.	RESTRICTIONS

13.1	Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, voluntary prepayment and cancellation) or Clause 12.3 (Application of mandatory prepayments and cancellations) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

13.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty, provided that no Break Costs shall be due in connection with any prepayment made pursuant to Clause 10.2 (Restrictions on Receivables and Cash Dominion) nor shall any Break Costs be due in connection with any prepayment of a Separate Loan or any Loan that is not a LIBOR Rate Loan or NIBOR Rate Loan.

13.3	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Revolving Facility Commitments except at the times and in the manner expressly provided for in this Agreement.

13.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.6	Agent’s receipt of notices

If the Agent receives a notice under Clause 11 (Illegality, voluntary prepayment and cancellation) it shall promptly forward a copy of that notice or election to either the Obligors’ Agent or the affected Lender, as appropriate.

13.7	Application of prepayments

Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 11.1 (Illegality) or Clause 11.5 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or any other prepayment under this Agreement which is expressly stated as being due to a particular Lender or Lenders(s) (including the Swingline Lender)) shall be applied pro rata to each Lender’s participation in that Utilisation.

SECTION 5

COSTS OF UTILISATION

14.	INTEREST

14.1	Calculation of interest

(a)	The rate of interest on each Loan (other than a Swingline Loan) for each Interest Period is the percentage rate per annum which is the aggregate of:

(i)	the Applicable Margin; and

(ii)	LIBOR (in the case of LIBOR Rate Loans); or

(iii)	NIBOR (in the case of NIBOR Rate Loans); or

(iv)	ABR (in the case of ABR Rate Loans); or

(v)	the Foreign Base Rate (in the case of Foreign Base Rate Loans).

(b)	The rate of interest on each Swingline Loan shall be the percentage rate per annum which is the aggregate of:

(i)	the Applicable Margin; and

(ii)	ABR.

(c)	The rate of interest for each ABR Rate Loan, Swingline Loan and each Foreign Base Rate Loan shall be calculated and applied on a daily basis.

14.2	Payment of interest

(a)

In the case of LIBOR Rate Loans and NIBOR Rate Loans, the Borrower to which such a Loan has been made shall pay accrued interest on that Loan in arrears on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three Monthly intervals after the first day of the Interest Period) and on the Termination Date.

(b)

In the case of ABR Rate Loans, Swingline Loans and Foreign Base Rate Loans, the Borrower to which such a Loan has been made shall pay accrued interest on that Loan in arrears on the first Business Day of each Financial Quarter and on the Termination Date.

14.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date (other than any overdue amount which consists of all or part of a Loan), interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two percent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a LIBOR Rate Loan or NIBOR Rate Loan in the same currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)

If any overdue amount consists of all or part of a Loan, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two percent per annum higher than the rate which would otherwise have applied to that Loan.

(c)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two percent per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(e)	Any interest accruing under this Clause 14.3 shall be immediately payable by the Obligor on demand by the Agent.

14.4	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the Obligors’ Agent of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Obligors’ Agent of each Funding Rate relating to a Loan.

15.	INTEREST PERIODS

15.1	Selection of Interest Periods

(a)

A Borrower (or the Obligors’ Agent on behalf of a Borrower) may select an Interest Period for a Revolving Facility Loan which is a LIBOR Rate Loan or a NIBOR Rate Loan in the Utilisation Request for that Loan.

(b)

Subject to this Clause 15, a Borrower (or the Obligors’ Agent) may select an Interest Period of one, two or three Months or of any other period agreed between the Obligors’ Agent, the Agent and all the Lenders in relation to the relevant Loan.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	A Revolving Facility Loan which is a LIBOR Rate Loan or a NIBOR Rate Loan has one Interest Period only.

(e)	An Interest Period for a Loan other than a LIBOR Rate Loan or NIBOR Rate Loan shall end on the Termination Date.

15.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

16.	CHANGES TO THE CALCULATION OF INTEREST

16.1	Unavailability of Screen Rate

(a)

Interpolated Screen Rate: If no Screen Rate is available for LIBOR or, if applicable, NIBOR for the Interest Period of a Loan, the applicable LIBOR or NIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)

Alternative Source: If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Clause 16.1(a) or Clause 16.2 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Clause 16.1(a) or Clause 16.2 have not arisen but the supervisor for the administrator of LIBOR or NIBOR or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or NIBOR shall no longer be used for determining interest rates for loans, then the Agent and the Obligors’ Agent shall endeavor to establish an alternate rate of interest to LIBOR or NIBOR (as applicable) that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States of America at such time, and shall enter into an amendment to this Agreement to reflect any such alternate rate of interest and such other related changes to this Agreement as may be applicable and agreed by the Agent and the Obligors’ Agent. Notwithstanding anything to the contrary in Clause 42 (Amendments and waivers.), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Majority Lenders stating that such Majority Lenders object to such amendment. Notwithstanding the above, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement

(c)

Cost of funds: In the event that Clause 16.1(b) applies but the Majority Lenders have objected to the comparable or successor rate (or until the Agent and the Borrowers (or the Obligors’ Agent on their behalf) have approved such comparable or successor rate) Clause 16.3 shall apply to that Loan for that Interest Period.

16.2	Market disruption

If, before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a LIBOR Rate Loan or NIBOR Rate Loan exceed 50 percent of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR in the case of a LIBOR Rate Loan, or NIBOR in the case of a NIBOR Rate Loan (or if the Majority Lenders cannot agree a substitute rate in accordance with Clause 16.1(b)) then Clause 16.3 shall apply to that Loan for the relevant Interest Period.

16.3	Cost of funds

(a)	If this Clause 16.3 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within two Business Days of the first day of that Interest Period (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)

If this Clause 16.3 applies and the Agent or the Obligors’ Agent so requires, the Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to Clause 16.3(b) shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.

(d)	If this Clause 16.3 applies pursuant to Clause 16.2 and:

(i)	a Lender’s Funding Rate is less than LIBOR in the case of a LIBOR Rate Loan or, in relation to any NIBOR Rate Loan, NIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in Clause 16.3(a)(ii),

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of Clause 16.3(a), to be LIBOR or, in relation to a Loan in Norwegian Kroner, NIBOR.

16.4	Notification to Obligors’ Agent

If Clause 16.3 applies the Agent shall, as soon as is practicable, notify the Obligors’ Agent.

16.5	Break Costs

(a)

Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a LIBOR Rate Loan or NIBOR Rate Loan (in each case other than a Separate Loan) or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum provided that no Break Costs shall be due in connection with any prepayment pursuant to Clause 10.2 (Restrictions on Receivables and Cash Dominion).

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

17.	FEES

17.1	Commitment fee

(a)

Bristow Helicopters Limited shall pay to the Agent (for the account of each Lender in proportion to their Available Commitments subject to Clause 17.1(c)) a fee in the Base Currency computed at the rate of:

(i)

0.375 percent per annum at any time when the Aggregate Revolving Exposure exceeds 50 percent of the lower of (x) Total Commitments minus the aggregate Availability Block; and (y) the Aggregate Borrowing Base; and

(ii)	0.50 percent per annum at all other times,

in each case on the average daily Aggregate Availability for each relevant period.

(b)

The accrued commitment fee as of the end of each Financial Quarter is payable quarterly in arrears on the day falling five Business Days after the end of that Financial Quarter, and, if cancelled in full, on the cancelled amount of the relevant Lender’s Revolving Facility Commitment at the time the cancellation is effective.

(c)

No commitment fee is payable to the Agent (for the account of a Lender) for any day on which that Lender is a Defaulting Lender. The aggregate commitment fee otherwise payable to the Agent shall be reduced by the amount to which a Defaulting Lender is not entitled pursuant to this Clause 17.1(c) and provided that such reduction shall only reduce the proportion of the fee that would otherwise have been payable for the account of the relevant Defaulting Lender.

17.2	Fee Letter

The relevant Obligors who have agreed to pay such fees shall pay to the Finance Parties any additional fees in the amount and at the times agreed in a Fee Letter.

17.3	Fees payable in respect of Letters of Credit

(a)

The Borrower which has requested a Letter of Credit shall pay to the Issuing Bank a fronting fee at the rate of 0.125 percent per annum on the outstanding amount of each Letter of Credit for the period from the issue of that Letter of Credit until its Expiry Date.

(b)

The relevant Borrower shall pay to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Applicable Margin applicable for LIBOR Rate Loans) on the outstanding amount of each Letter of Credit (after taking into account any cash cover in accordance with paragraph (d)) requested by it for the period from the issue of that Letter of Credit until its Expiry Date. Subject to Clause 7.6(c) (Regulation and consequences of cash cover provided by Borrower), this fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)

The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the first Business Day of each Financial Quarter (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of this Agreement.

(d)	If a Borrower provides cash cover in respect of any Letter of Credit:

(i)

the fronting fee payable to the Issuing Bank and (subject to Clause 7.6(c) (Regulation and consequences of cash cover provided by Borrower)), the Letter of Credit fee payable for the account of each Lender shall continue to be payable until the expiry of the Letter of Credit but taking into account the cash cover provided; and

(ii)	each Borrower shall be entitled to withdraw interest accrued on the cash cover to pay the fees described in Clause 17.3(d)(i) if applicable.

(e)

The applicable Borrower that has requested a Letter of Credit shall pay to the Issuing Bank (for its own account) an issuance/administration fee (i) in the case of Barclays Bank PLC in its capacity as Issuing Bank, in the amount and at the times specified in a Fee Letter and (ii) in the case of any other Issuing Bank, in the amount and at such times as may be notifed to the relevant Borrower by the relevant Issuing Bank before the issuance of each Letter of Credit.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

18.	TAX GROSS UP AND INDEMNITIES

18.1	Definitions

In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant English Borrower, which:

(i)

where it relates to an English Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1, Part 2 (The Original Parties), and

(A)	where the English Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(B)	where the English Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or

(ii)

where it relates to an English Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender; and

(A)	where the English Borrower is a Borrower as at the date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or

(B)

where the English Borrower is not a Borrower as at the date on which that Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	in respect of amounts payable by the English Borrower, an English Qualifying Lender; and

(b)	in respect of amounts payable by the Norwegian Borrower, a Norwegian Qualifying Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of s19 CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of s19 CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross-up) or a payment under Clause 18.3 (Tax indemnity).

“Treaty” means:

(a)	in respect of amounts payable by the English Borrower, an English Treaty; or

(b)	in respect of amounts payable by the Norwegian Borrower, a Norwegian Treaty,

or both as the context may require.

“Treaty Lender” means:

(a)	in respect of amounts payable by the English Borrower, an English Treaty Lender; and

(b)	in respect of amounts payable by the Norwegian Borrower, a Norwegian Treaty Lender.

or both as the context may require.

“Treaty State” means:

(a)	in respect of amounts payable by the English Borrower, an English Treaty State; or

(b)	in respect of amounts payable by the Norwegian Borrower, a Norwegian Treaty State,

or both as the context may require.

“UK Non-Bank Lender” means a Lender which is not an Original Lender and which gives a Tax Confirmation in the documentation which it executes on becoming a Party as a Lender.

“U.S. Withholding Tax Form” means whichever of the following is relevant (including, in each case, any successor form):

(a)	IRS Form W-8BEN or W-8BEN-E;

(b)	IRS Form W-8IMY (with appropriate attachments);

(c)	IRS Form W-8ECI;

(d)	IRS Form W-8EXP;

(e)	IRS Form W-9;

(f)

in the case of a Lender relying on the so-called “portfolio interest exemption,” IRS Form W-8BEN or W-8BEN-E and a certificate to the effect that such Lender is not (1) a “bank” within the meaning of s881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the relevant Obligor within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in s881(c)(3)(C) of the Code; or

(g)

any other IRS form by which a person may claim complete exemption from, or reduction in the rate of, withholding (including backup withholding) of U.S. federal income tax on interest and other payments to that person.

Unless a contrary indication appears, in this Clause 18 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

18.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Obligors’ Agent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall notify the Obligors’ Agent and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under Clause 18.2(c) by reason of a Tax Deduction on account of Tax imposed by the United Kingdom or Norway, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or relevant Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is an English Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “English Qualifying Lender” and:

(A)

an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under s931 ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Obligors’ Agent a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is an English Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “English Qualifying Lender” and:

(A)	the relevant Lender has not given a Tax Confirmation to the Obligors’ Agent; and

(B)

the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Obligors’ Agent, on the basis that the Tax Confirmation would have enabled the Obligors’ Agent to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of s930 ITA; or

(iv)

the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 18.2(g) or Clause 18.2(h) (as applicable) below.

(e)	A payment shall not be increased under Clause 18.2(c) above by reason of a Tax Deduction on account of Tax imposed by the United States, if on the date the payment falls due:

(i)

the Tax Deduction is a U.S. federal withholding Tax imposed on an amount payable to or for the account of a Lender with respect to an applicable interest in the Loan or Revolving Facility Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Facility Commitment (other than pursuant to an assignment request by an Obligor) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Clause 18.2, amounts with respect to such Taxes were payable either to such Lenders immediately before such Lender’s assignor became a party hereto or to such Lender immediately before it changed its lending office; or

(ii)	that Lender has not complied with its obligations under Clause 18.2(f) below.

(f)

With respect to a Loan extended to a US Tax Obligor, each Lender to that US Tax Obligor shall, to the extent legally entitled to do so, on or prior to the date of the signing of this Agreement or the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of a US Tax Obligor) deliver to each US Tax Obligor executed copies of IRS Form W-9, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-8EXP, as applicable. If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to this Clause 18.2(f) is or becomes materially inaccurate, obsolete or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Obligors’ Agent.

(g)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(h)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under s975 ITA (in the case of the English Borrower) or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(i)

(i)

Subject to Clause 18.2(i)(ii), a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

(A)

a Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1 (Part 2) (The Original Parties); and

(B)

a Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to Clause 18.2(i)(i).

(j)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Clause 18.2(i)(ii) and:

(i)	the English Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	the English Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the English Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(k)

If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Clause 18.2(i)(ii), no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Revolving Facility Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.

(l)	The English Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(m)	A UK Non-Bank Lender shall promptly notify the Obligors’ Agent and the Agent if there is any change in the position from that set out in the Tax Confirmation.

18.3	Tax indemnity

(a)

Bristow Helicopters Limited shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Clause 18.3(a) shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 18.2; or

(B)	would have been compensated for by an increased payment under Clause 18.2 but was not so compensated solely because one of the exclusions in Clause 18.2(d) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under Clause 18.3(a) shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Obligors’ Agent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3, notify the Agent.

18.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

18.5	Lender status confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	with respect to the English Borrower:

(i)	not an English Qualifying Lender;

(ii)	an English Qualifying Lender (other than an English Treaty Lender); or

(iii)	an English Treaty Lender; and

(b)	with respect to the Norwegian Borrower:

(i)	not a Norwegian Qualifying Lender;

(ii)	a Norwegian Qualifying Lender (other than a Norwegian Treaty Lender); or

(iii)	a Norwegian Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 18.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Obligors’ Agent). For the avoidance of doubt, the documentation which a Lender executes on becoming a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 18.5.

18.6	Stamp taxes

Bristow Helicopters Limited shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

18.7	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 18.7(b), if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Clause 18.7(b)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 18.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making a supply or, as appropriate, receiving the supply, under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC as implemented by the relevant state; or any other similar provision in any jurisdiction which is not a member state of the European Union).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

18.8	FATCA information

(a)	Subject to Clause 18.8(c), each Party (including, for the purpose of this clause, any Substitute Affiliate Lender) shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to Clause 18.8(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Clause 18.8(a) shall not oblige any Finance Party to do anything, and Clause 18.8(a)(ii) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 18.8(a)(i) or 18.8(a)(ii) (including, for the avoidance of doubt, where Clause 18.8(c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on applicable IRS Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 18.8(e) to the relevant Borrower.

(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to Clause 18.8(e) is or becomes materially inaccurate, obsolete or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)

The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 18.8(e) or Clause 18.8(g) without further verification. The Agent shall not be liable for any action taken by it under or in connection with Clause 18.8(e), Clause 18.8(f) or Clause 18.8(g).

18.9	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Obligors’ Agent and the Agent and the Agent shall notify the other Finance Parties.

19.	INCREASED COSTS

19.1	Increased costs

(a) Subject to Clause 19.3 Bristow Helicopters Limited shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or treaty after the date of this Agreement (including, for the avoidance of doubt, changes to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, CRD IV and CRR (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith)) or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement:

(i)	“Basel III” means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(ii)

“CDR IV” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, as amended;

(iii)	“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms, as amended;

(iv)	“Increased Costs” means:

(A)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Revolving Facility Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

19.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 19.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Obligors’ Agent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

19.3	Exceptions

(a)	Clause 19.1 does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 18.3 (Tax indemnity) (or would have been compensated for under Clause 18.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 18.3(b) (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 19.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 18.1 (Definitions).

20.	OTHER INDEMNITIES

20.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.2	Other indemnities

Bristow Helicopters Limited shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify the Arrangers and each other Secured Party (and each of their Affiliates and their respective officers, directors, employees, advisors and agents) (each, an “Indemnitee”) against any cost, loss or liability incurred by it (in the case of fees and expenses of legal counsel limited to one in total per jurisdiction for all Indemnitees (with one additional counsel in each relevant jurisdiction to act in the event of an actual or perceived conflict of interest between the Indemnitees)) as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 35 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Utilisation requested by the Obligors’ Agent or a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)

issuing or making arrangements to issue a Letter of Credit requested by the Obligors’ Agent or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(e)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Obligors’ Agent,

provided that such indemnity shall not, as to any Indemnitee, be available or apply to any costs, losses or liabilities to the extent that such costs, losses or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee, (b) a material breach by such Indemnitee (or in the case of an Indemnitee which is not a Finance Party, its related Finance Party) of its obligations under the Finance Documents or (c) a dispute solely between any of the Indemnitees not arising out of any act or omission on the part of an Obligor or any of their Affiliates (other than claims brought against an Indemnified Party in its capacity as an Arranger, Bookrunner, agent or similar role in connection with the Finance Documents).

20.3	Indemnity to the Agent

Bristow Helicopters Limited shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably and in the case of fees and expenses of legal counsel limited to one in total per jurisdiction) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement,

provided that such indemnity shall not be available or apply to any costs, losses or liabilities to the extent that such costs, losses or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence or willful misconduct of the Agent or (b) a material breach by the Agent of any of its obligations under the Finance Documents; and

(b)

any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 36.11 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

20.4	Indemnity to the Security Agent

(a)

Bristow Helicopters Limited shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them (in the case of fees and expenses of legal counsel limited to one in total per jurisdiction) as a result of:

(i)	any failure by the Obligors’ Agent to comply with its obligations under Clause 22 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)

acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct), provided that, otherwise than in relation to any Receiver or Delegate under Clause 20.4(a)(iv), such indemnity shall not be available or apply to costs, losses or liabilities to the extent that such costs, losses or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence or willful misconduct of the Security Agent, Receiver or Delegate, (b) a material breach by the Security Agent of any provision under the Finance Documents or (c) a dispute solely between the Security Agent, Receiver and Delegate not arising out of any act or omission on the part of an Obligor or any of their Affiliates.

(b)

The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 20.4 (to the extent payable hereunder) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

21.	MITIGATION BY THE LENDERS

21.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable (or being increased) under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), (or, in respect of the Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank)), Clause 18 (Tax gross up and indemnities) or Clause 19 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 21.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.

21.2	Limitation of liability

(a)	Bristow Helicopters Limited shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1.

(b)	A Finance Party is not obliged to take any steps under Clause 21.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

22.	COSTS AND EXPENSES

22.1	Transaction expenses

Bristow Helicopters Limited shall, promptly on demand, pay the Agent, the Arrangers, the Issuing Bank and the Security Agent the amount of all reasonable and documented costs and expenses (including the reasonable legal fees, costs and disbursements of one primary US counsel, one primary English counsel and one primary Norwegian counsel and, if necessary, one counsel in any other applicable jurisdiction), incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

22.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 36.10 (Change of currency),

Bristow Helicopters Limited shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable and documented costs and expenses (including the reasonable legal fees, costs and disbursements of one primary US counsel, one primary English counsel and one primary Norwegian counsel and, if necessary, one counsel in any other applicable jurisdiction) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and preservation costs

Bristow Helicopters Limited shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including the legal fees, costs and disbursements of one primary US counsel, one primary English counsel and one primary Norwegian counsel and, if necessary, one counsel in any other applicable jurisdiction (and one additional counsel in each relevant jurisdiction to act for the Lenders as a whole in the event of an actual or perceived conflict of interest and, while an Event of Default is continuing, other advisors and professionals engaged by the Agent or the Arrangers)) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

22.4	Monitoring Costs

Bristow Helicopters Limited shall, within five Business Days of demand, pay to the Agent all reasonable fees and expenses incurred with respect to each field examination conducted in accordance with Clause 27.28 (Access, Maintenance of records and field examinations) (including field examination fees at the examiners’ then-current rates, plus out of pocket expenses, in each case reasonably incurred) based on the fees and expenses of advisers and professionals engaged by the Agent.

SECTION 7

GUARANTEE

23.	GUARANTEE AND INDEMNITY

23.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents (including, without limitation):

(i)	obligations of that Obligor which, but for the automatic stay under s362(a) of the US Bankruptcy Code, would become due; and

(ii)

any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding in respect of that Obligor at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding;

(b)

undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

Each Guarantor agrees that any stay (including under the US Bankruptcy Code), injunction or other prohibition that prevents the Finance Parties from declaring all outstanding amounts due and payable as to any Obligor other than the Guarantor shall not prevent the Finance Parties from declaring all amounts outstanding due and payable by the Guarantor (whether or not due and payable by any such other other Obligor) for purposes of this Clause 23 as and to the extent otherwise provided for in this Agreement.

23.5	Guarantor intent

Without prejudice to the generality of Clause 23.4, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

23.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 23.

23.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1;

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 36 (Payment mechanics).

23.9	Contribution

(a)

At any time a payment is made pursuant to this Clause 23 by a US Obligor, the right of contribution of each US Guarantor against each other US Guarantor shall, subject to the other terms of this Clause 23, be determined as set out in Clause 23.9(b) with the right of contribution of each US Guarantor to be revised and restated each time a payment (a “Relevant Payment”) is made in relation to the obligations guaranteed under the Finance Documents provided, however, that no such right of contribution shall exist against any direct or indirect Non-US Subsidiary of such US Guarantor.

(b)

If a Relevant Payment is made resulting in the aggregate payments made by such US Guarantor in respect of its guarantee obligations under the Finance Documents to and including the date of the Relevant Payment exceeding such US Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all US Guarantors in respect of the obligations under the Finance Documents to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such US Guarantor shall have a right of contribution against each other US Guarantor (other than any direct or indirect Non-US Subsidiary of such US Guarantor) who has made payments in respect of the obligations under the Finance Documents to and including the date of the Relevant Payment in an aggregate amount less than such other US Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all US Guarantors in respect of the obligations under the Finance Documents (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to:

(i)	a fraction the numerator of which is the Aggregate Excess Amount of such US Guarantor and the denominator of which is the Aggregate Excess Amount of all US Guarantors,

multiplied by:

(ii)	the Aggregate Deficit Amount of such other US Guarantor (other than any direct or indirect Non-US Subsidiary of a US Guarantor).

(c)

A US Guarantor’s right of contribution under Clause 23.9(b) shall arise at the time of each computation, subject to adjustment to the time of each computation, provided that no US Guarantor may take any action to enforce such right until the obligations under the Finance Documents have been irrevocably paid in full in cash and the commitments hereunder (and thereunder) terminated or cancelled, it being expressly recognised and agreed by all Parties that any US Guarantor’s right of contribution arising pursuant to this Clause 23 against any other US Guarantor shall be expressly junior and subordinate to such other US Guarantor’s obligations and liabilities in respect of the obligations under the Finance Documents and any other obligations owing under this Clause 23.

(d)	As used in this Clause 23.9:

“Adjusted Net Worth” of each US Guarantor (other than any direct or indirect Non-US Subsidiary of a US Guarantor) shall mean the greater of (i) the Net Worth (as defined below) of such US Guarantor and (ii) zero;

“Contribution Percentage” of a US Guarantor shall mean the percentage obtained by dividing (i) the Adjusted Net Worth (as defined above) of such US Guarantor by (ii) the aggregate Adjusted Net Worth of all US Guarantors (other than any direct or indirect Non-US Subsidiary of a US Guarantor); and

“Net Worth” of each US Guarantor (other than any direct or indirect Non-US Subsidiary of a US Guarantor) shall mean the amount by which the fair saleable value of such US Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any obligations under the Finance Documents arising under this Clause 23 on such date

(e)

Notwithstanding anything to the contrary contained above, any US Guarantor that is released from this Clause 23 shall thereafter have no contribution obligations, or rights, pursuant to this Clause 23.9, and, at the time of any such release, if the released US Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, it shall be deemed reduced to USD 0, and the contribution rights and obligations of the remaining US Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining US Guarantors. All Parties recognise and agree that, except for any right of contribution arising pursuant to this Clause 23, each US Guarantor who makes any payment in respect of the obligations under the Finance Documents shall have no right of contribution or subrogation against any other US Guarantor in respect of such payment until all of the obligations under the Finance Documents have been irrevocably paid in full, in cash. Each of the US Guarantors recognises and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favour of the party entitled to such contribution. In this connection, each US Guarantor has the right to waive its contribution right against any US Guarantor to the extent that giving effect to such waiver such US Guarantor would remain solvent. Notwithstanding anything to the contrary in this Clause 23, this Clause 23, will not be construed to limit the claim of any Finance Party under this Clause 23, the only such limitation being set forth in Clause 23.

23.10	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.11	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.12	Norwegian Guarantee Limitations

(a)

The obligations of a Guarantor incorporated in Norway (each a “Norwegian Guarantor”) under this guarantee will be limited by such mandatory provisions of law applicable to that Norwegian Guarantor limiting the legal capacity or ability of a Norwegian Guarantor to grant or honour a guarantee as provided for under this Clause 23 including, but not limited to, the provisions of Sections 8-7 to 8-10 of the Norwegian Private Limited Liability Companies Act of 13 June 1997 No. 44 (as from time to time amended). Consequently, the obligations of each Norwegian Guarantor under this Clause 23 shall only apply to the extent not so limited, it being understood, however, by each Norwegian Guarantor that if a limitation is no longer applicable as a mandatory provision under Norwegian law, such limitations will no longer apply to the obligations of such Norwegian Obligor, and each Norwegian Obligor shall in such circumstances take any such actions and execute such additional documents as the Agent may reasonably request to effectuate that such limitation is no longer applicable.

(b)

The limitations set out in Clause 23.12(a) shall apply mutatis mutandis to any Transaction Security provided by any Norwegian Guarantor under the Finance Documents and to any guarantee, undertaking, obligation, indemnity and payment, including but not limited to distributions, cash-sweeps, credits, loans and set-offs (including under Clause 37 (Set-off)), pursuant to or permitted by the Finance Documents in relation to a Norwegian Guarantor.

(c)

To the extent permitted by applicable law, if a payment under this guarantee or the honouring of any Transaction Security by a Norwegian Guarantor has been made in contravention of the limitations contained in this Clause 23.12, the Finance Parties shall not be liable for any damages in relation thereto, and the maximum amount repayable by the Finance Parties as a consequence of such contravention shall be the amount received from that Norwegian Guarantor.

23.13	US Guarantee Limitations

(a)	Each US Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions contemplated by the Finance Documents (including utilisations thereunder).

(b)	Each US Guarantor represents, warrants and hereby agrees that:

(i)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(ii)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(c)	Notwithstanding anything to the contrary contained in any Finance Document:

(i)

each Finance Party agrees that the maximum liability of each US Guarantor under this Clause 23 shall in no event exceed an amount equal to the greatest amount that would not render such US Guarantor’s obligations under the other Finance Documents subject to avoidance under the US Bankruptcy Code or to being set aside, avoided or annulled under any US Debtor Relief Laws, in each case after giving effect to:

(A)

all other liabilities of such US Guarantor, contingent or otherwise, that are relevant under such US Debtor Relief Laws, in respect of intercompany indebtedness to any Borrower to the extent that such Financial Indebtedness would be discharged in an amount equal to the amount paid by such US Guarantor under the Finance Documents; and

(B)

the value as assets of the US Guarantor (as determined under the applicable provisions of such US Debtor Relief Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by the US Guarantor pursuant to (i) applicable law or (ii) any other agreement providing for an equitable allocation among the US Guarantor and the Borrowers and other Guarantors of obligations arising under the Finance Documents or other guarantees of such obligations by such parties; and

(ii)

each party agrees that, in the event any payment or distribution is made on any date by a US Guarantor under this Clause 23, each such US Guarantor shall be entitled to be indemnified from each other US Guarantor in an amount equal to such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the contributing US Guarantor and the denominator shall be the aggregate net worth of all the US Guarantors.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

24.	REPRESENTATIONS

24.1	General

Each Obligor makes the representations and warranties set out in this Clause 24 to each Finance Party.

24.2	Status

(a)	It is a limited liability corporation, or a limited liability company duly incorporated or organised (as applicable)and validly existing under the law of its Original Jurisdiction.

(b)

Each of the Obligors and each of the Borrowers’ Subsidiaries is a corporation, a limited liability corporation or a limited liability company or partnership or other applicable business organisation, duly incorporated or organised (as applicable) and validly existing under the law of its jurisdiction of incorporation or organisation (as applicable).

(c)	It and each Restricted Subsidiary has the power to own its assets and carry on its business as it is being conducted.

24.3	Binding obligations

Subject to the Legal Reservations:

(a)

the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations subject to, in each case, necessary registrations; and

(b)

(without limiting the generality of Clause 24.3(a)), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective subject to, in each case, necessary registrations.

24.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents; or

(c)	in any material respect any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

24.5	Power and authority

(a)

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

24.6	Validity and admissibility in evidence

(a) All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party, and the transactions contemplated thereby; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence, valid and enforceable in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)

All Authorisations necessary for the conduct of its and each of its Subsidiaries’ business, trade and ordinary activities have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

24.7	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents to which it is party will be recognised and enforced in its Relevant Jurisdictions.

(b)

Any judgment obtained in relation to a Finance Document to which it is party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

24.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 28.8(a) (Insolvency proceedings); or

(b)	creditors’ process described in Clause 28.10 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to (w) any Obligor on an individual basis or (x) the Group taken as a whole; and none of the circumstances described in Clause 28.7 (Insolvency) applies to (y) any Obligor on an individual basis or (z) the Group taken as a whole.

24.9	Solvency

On the date of this Agreement and the First Amendment Date (i) the fair value of the assets of each Borrower on an individual basis and the Group taken as a whole, at a fair valuation, exceeds its or their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Borrower on an individual basis and of the Group taken as a whole is greater than the amount that will be required to pay the probable liability of its or their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Borrower on an individual basis and the Group taken as a whole is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Borrower individually has, and the Group taken as a whole does not have, unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted.

24.10	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for:

(a)

registration of particulars of any Transaction Security Document entered into by Bristow Helicopters Limited at Companies House in England and Wales under s859A Companies Act 2006 and payment of associated fees; and

(b)

registration of any Transaction Security Document constituting a floating charge over receivables (No.: factoringpant) subject to registration in the Norwegian Register of Mortgaged Movable Property and payment of associated fees, which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

24.11	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:

(a)	a Qualifying Lender; or

(b)	a Treaty Lender, subject to completion of all necessary filings and procedural steps.

24.12	No default

(a)

No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of any obligations under, any Finance Document.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any Restricted Subsidiary or to which its (or any Restricted Subsidiary’s) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

24.13	No misleading information

Save as disclosed in writing to the Agent and the Arrangers prior to the date of this Agreement or, if later, prior to the date such information is provided:

(a)

any factual information contained in the Information Package (as modified or supplemented by any other information provided) was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given or, if later, the date of this Agreement;

(b)

any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on assumptions reasonably believed by the Parent to be reasonable (as at the date the relevant projection or forecast was prepared) and arrived at after careful consideration;

(c)

any expressions of opinion or intention provided by or on behalf of a member of the Group for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(d)

no event or circumstance has occurred or arisen and no information has been omitted from the Information Package (as modified or supplemented by any other information provided) and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package (as modified or supplemented by any other information provided) being untrue or misleading in any material respect;

(e)

all other written information provided by or on behalf of any member of the Group to a Finance Party (as modified or supplemented by any other information provided) was true, complete and accurate in all material respects as at the date it was provided and not misleading in any material respect; and

(f)

to the best of the knowledge and belief of the Obligors at the time of delivery of an Aggregate Borrowing Base Certificate, none of the written factual information and written data in or provided in connection with each Aggregate Borrowing Base Certificate contained any untrue statement of fact or omitted to state any fact or other information necessary to make such information and data not misleading at the time the relevant Aggregate Borrowing Base Certificate was provided to the Agent in light of the circumstances under which such information or data was furnished.

24.14	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	Its unaudited Original Financial Statements fairly present its financial condition and its results of operations for the relevant financial quarter.

(c)	The Parent’s audited Original Financial Statements fairly presented its financial condition and its results of operations during the relevant financial year.

(d)

There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of its Original Financial Statements.

(e)	Its most recent financial statements delivered pursuant to Clause 25.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles; and

(ii)

fairly present its financial condition (consolidated in the case of the Parent’s Original Financial Statements) as at the end of, and results of operations (consolidated in the case of the Parent’s Original Financial Statements) for, the period to which they relate.

(f)

The budgets and forecasts supplied in connection with this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of assumptions reasonably believed by the Parent to be reasonable at the date they were prepared and supplied.

24.15	No proceedings

(a)

No material litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

(b)

No judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any of its Subsidiaries.

24.16	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)

No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

24.17	Environmental laws

(a)

Each member of the Group is in compliance with Clause 27.4 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)

No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, to have a Material Adverse Effect.

24.18	Taxation

(a)

It is not (and none of the Subsidiaries of the Borrowers are) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries are) overdue in the payment of any amount in respect of Tax of USD 5,000,000 (or its equivalent in any other currency) or more.

(b)

No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group of USD 5,000,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

(c)	It is resident for Tax purposes only in its Original Jurisdiction.

24.19	Anti-Corruption Laws and Sanctions

(a)

Each member of the Group has implemented and maintains in effect policies and procedures designed to ensure compliance by such member of the Group and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such member of the Group and its respective officers and employees and, to the knowledge (after due and careful inquiry) of such member of the Group, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any member of the Group being designated as a Sanctioned Person.

(b)

No (i) member of the Group or any of their respective directors, officers or employees, or (ii) to the knowledge (after due and careful inquiry) of any such member of the Group, any agent of such member of the Group that will act in any capacity in connection with or benefit from the credit facility established hereby is:

(i)	a Sanctioned Person;

(ii)	otherwise the subject or target of any Sanctions; or

(iii)	located, organised or resident in a Sanctioned Country.

(c)

No Loan, use of proceeds, or other transaction contemplated by this Agreement or the other Finance Documents will violate Anti-Corruption Laws or applicable Sanctions, subject to applicable restrictions by mandatory law.

24.20	Security and Financial Indebtedness

(a)	No Security or Quasi Security exists over all or any of the present or future assets of any Borrower or Subsidiary of a Borrower other than as permitted by this Agreement.

(b)	No Borrower or Subsidiary of a Borrower has any Financial Indebtedness outstanding other than as permitted by this Agreement.

24.21	Ranking

The Transaction Security has (if the registration and payments of fees referred to in Clause 24.10 have been completed) or will have (once the registration and payments of fees referred to in Clause 24.10 have been completed) first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

24.22	No Immunity

In any proceedings taken in any Relevant Jurisdiction in relation to and accordance with a Finance Document, no Obligor will be entitled to claim for themselves or any of their Charged Property immunity from suit, execution, attachment or other legal process.

24.23	Good title to assets

It and each Restricted Subsidiary has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted but only to the extent that a failure to so have would have or would reasonably likely to have Material Adverse Effect.

24.24	Legal and beneficial ownership

(a)	Each Borrower is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(b)

Each Borrower has good and valid rights in the Charged Property with respect to which it has purported to grant Security and has full power and authority to grant to the Security Agent such Security free and clear of all other Security save for Permitted Security.

24.25	Intellectual Property

It and each of its Subsidiaries is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted, but only to the extent that a failure to own or licence any such Intellectual Property would have or would be reasonably likely to have a Material Adverse Effect.

24.26	Group Structure Chart

The Group Structure Chart is true and accurate in all material respects.

24.27	Accounting Reference Date

The Accounting Reference Date of the Parent is, as of the date of this Agreement, 31 March.

24.28	Centre of main interests and establishments

In relation to any Obligor incorporated in a member state of the European Union, for the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”) or any other regulation replacing the Regulation:

(a)	its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction; and

(b)

save as may be disclosed to the Agent in writing from time to time, it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction other than, as at the date of this Agreement, Scotland, the Netherlands and the Falkland Islands.

24.29	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)

No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

24.30	Insurance

Each member of the Group has insurance on and in relation to its business and assets against those risks and to the extent as is usual for companies acting commercially reasonably and carrying on the same or substantially similar business.

24.31	ERISA Plans

Except as would not be reasonably expected to have a Material Adverse Effect:

(a)	Each Plan complies in all respects with the applicable requirements of ERISA, the Code and all other applicable laws and regulations.

(b)

Each Plan which is intended to be qualified under s401(a) of the Code has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval, and, to the knowledge of the Company, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or in the case of a Plan with no determination, to the knowledge of the Company, nothing has occurred that would materially adversely affect such qualification).

(c)	No ERISA Event has occurred or is reasonably likely to occur.

(d)

There is no litigation, arbitration, administrative proceeding or claim pending or to the knowledge of the Company threatened against or with respect to any Plan (other than routine claims for benefits).

(e)

No Obligor has any existing liability to the PBGC or any Plan or Multiemployer Plan (other than to make PBGC premium payments and Plan and Multiemployer Plan funding and contribution payments as they fall due).

(f)

Each Obligor has made all contributions to each Plan and Multiemployer Plan as required by ERISA, the Code or any other law within the applicable time limits prescribed by law, the terms of that Plan and any contract or agreement requiring contributions to the Plan.

24.32	Investment Company Act

No US Obligor is or is required to be registered as an “investment company” within the meaning of the US Investment Company Act of 1940, as amended.

24.33	Margin Stock

No proceeds of any Utilisation will be used to purchase or carry any “margin stock” (as defined in US Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time (“Margin Stock”)) or to extend credit for the purpose of purchasing or carrying any Margin Stock, in each case, in a manner that violates or is inconsistent with, or, to the knowledge of any Borrower or its Subsidiaries, causes any Lender to violate, the provisions of US Regulation T, U or X of the Board of Governors of the Federal Reserve System from time to time in effect or any successor to all or a portion thereof. No member of the Group is engaged principally, or as one of its important activities, in the business whether immediate, incidental or ultimate, of buying or carrying Margin Stock or of extending credit to others for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.

24.34	Times when representations made

(a)	All the representations and warranties in this Clause 24 are made by each Original Obligor on the date of this Agreement.

(b)

The Repeating Representations are deemed to be made by each Obligor on the First Amendment Date, on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

(c)

The Repeating Representations and the representations in Clauses 24.9, 24.11, paragraphs (a), (b) and (d) of Clause 24.14, 24.15, 24.16 and 24.18 are deemed to be made by each Additional Obligor (in each case in relation only to itself and its Subsidiaries (if any)) on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

25.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Revolving Facility Commitment is in force.

In this Clause 25:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to Clause 25.1(a).

“Monthly Financial Statements” means the financial statements delivered pursuant to Clause 25.1(c).

“Quarterly Financial Statements” means the financial statements delivered pursuant to Clause 25.1(b).

25.1	Financial statements

The Parent shall supply to the Agent:

(a)	within 90 days after the end of each of its Financial Years:

(i)	the Parent’s audited consolidated financial statements for that Financial Year;

(ii)	the unaudited balance sheet and statements of income of each other Obligor for that Financial Year; and

(b)

within 45 days after the end of each Financial Quarter (other than the last Financial Quarter) of each of its Financial Years the Parent’s unaudited consolidated financial statements for that Financial Quarter (provided that any Quarterly Financial Statements due but not supplied to the Agent prior to the First Amendment Date shall be provided to the Agent by 31 December 2019 and shall not be required to be supplied by any earlier date); and

(c)

if an Event of Default is continuing or during a Cash Dominion Period and so requested during any such period by the Agent in its Permitted Discretion, within 10 Business Days of the later of the end of the relevant month and the request by the Agent, the unaudited balance sheet and unaudited statements of income of each Borrower for that month, provided that the Parent shall not be required to supply to the Agent any information or document pursuant to this Clause which is freely available to be obtained by the Agent from the Parent’s public filings (including any filings with the S.E.C.) by the otherwise required due date.

25.2	Provision and contents of Compliance Certificate

(a)	The Parent shall supply a Compliance Certificate to the Agent with each set of its Annual Financial Statements and each set of its Quarterly Financial Statements.

(b)

The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to the Fixed Charge Coverage Ratio whether or not the Fixed Charge Coverage Ratio is being tested at that time;

(c)	Each Compliance Certificate shall be signed by an authorised signatory of the Parent.

25.3	Requirements as to financial statements

(a)	The Parent shall procure that each set of Annual Financial Statements and Quarterly Financial Statements and Monthly Financial Statements is in English and:

(i)

each set of the Parent’s Annual Financial Statements shall be audited by the Parent’s Auditors and shall not be subject to any “going concern” qualification or exception or any material qualification or exception as to the scope of such audit; and

(ii)	each set of Quarterly Financial Statements includes an unaudited balance sheet and unaudited statement of income for each Borrower.

(b)

Each set of financial statements delivered pursuant to Clauses 25.1(a)(i) and 25.1(b) (Financial statements) shall be certified by an authorised signatory of the Parent as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up.

(c)	The Parent shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 25.1 (Financial statements) is prepared using the Accounting Principles.

(d)

If the Agent, acting reasonably, wishes to discuss the financial position of any member of the Group with the auditors of that member of the Group, the Agent may notify the Obligors’ Agent, stating the questions or issues which the Agent wishes to discuss with those auditors. In this event, the Obligors’ Agent must ensure that those auditors are authorised (at the expense of the Obligors’ Agent):

(i)	to discuss the financial position of the relevant member of the Group with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

(e)

Notwithstanding any other term of this Agreement no Event of Default shall occur, or be deemed to occur, as a result of any restriction on the identity of the Parent’s Auditors contained in this Agreement being prohibited, unlawful, ineffective, invalid or unenforceable pursuant to the Audit Laws.

25.4	Budget

(a)

The Parent shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 60 days after the start of each of its Financial Years, an annual Budget for that financial year.

(b)

The Parent shall ensure that each Budget for a financial year (other than the Budget delivered pursuant to Clause 4.1(a) (Initial conditions precedent)) includes a projected consolidated Group profit and loss, a consolidated Group balance sheet, a consolidated Group statement of cashflows, projected Aggregate Availability and a revenue forecast for each Borrower.

25.5	Borrowing Base Certificate and related information

The Obligors’ Agent shall supply to the Agent within twenty Business Days of the end of each calendar month as of the period then ended (provided that, during a Cash Dominion Period, such information shall be provided on a weekly basis, three Business Days after the end of each calendar week and prepared as of the last day of such calendar week):

(a)	an Aggregate Borrowing Base Certificate, which sets out each Borrower’s Borrowing Base and supporting information in connection therewith;

(b)	a detailed aging of the Borrowers’ Receivables, including all invoices aged by invoice date and Account Debtor;

(c)	a worksheet of calculations prepared by the Borrowers to determine Eligible Receivables, such worksheets detailing the Receivables excluded from Receivables and the reason for such exclusion; and

(d)

if requested by the Agent acting in its Permitted Discretion prior to the end of the relevant period, a reconciliation of the Borrowers’ Receivables: (A) the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to paragraph (b) above and (B) the amounts and dates shown in the reports delivered pursuant to paragraph (b) above and the Aggregate Borrowing Base Certificate delivered pursuant to Clause 25.5(a) as of such date.

25.6	Year end

The Parent shall not change its Accounting Reference Date without the consent of the Majority Lenders, acting reasonably, unless required by applicable law.

25.7	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are reasonably likely to have a Material Adverse Effect or are reasonably likely to be adversely determined and if adversely determined are reasonably likely to have a Material Adverse Effect;

(b)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group and which is reasonably likely to have a Material Adverse Effect;

(c)

(subject to Clause 27.28(b) (Access, maintenance of records and field examination)) promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(d)

(subject to Clause 27.28(b) (Access, maintenance of records and field examination)) promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Obligor as any Finance Party (through the Agent) may reasonably request, in particular if required under applicable banking supervisory laws and regulations and/or in line with standard banking practice;

(e)

as soon as available but in any event within 45 days after the end of each Financial Quarter and at such other times as may be requested by the Agent in its Permitted Discretion, as of the Financial Quarter then ended, a schedule and aging of the Borrowers’ accounts payable, delivered electronically in a text format file acceptable to the Agent;

(f)	the English Borrower Annual Financial Statements promptly after filing with Companies House but in any event within nine months after the end of the English Borrower’s financial year;

(g)

the Norwegian Borrower Annual Financial Statements promptly after filing with the relevant Governmental Authority but in any event within seven months after the end of the Norwegian Borrower’s financial year;

(h)

at any time that the US Borrower is a Borrower under this Agreement, the US Borrower Annual Financial Statements promptly after becoming available but in any event within 90 days after the end of the US Borrower’s financial year;

(i)

(subject to Clause 27.28(b) (Access, maintenance of records and field examination)) during any Cash Dominion Period, promptly following request by the Agent an updated customer list for each Borrower, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Agent (in each case to be provided in accordance with and subject to applicable data protection laws); and

(j)	promptly upon the Agent’s request, acting reasonably, copies of invoices issued by the Borrowers in connection with any Receivables owed by Eligible Account Debtors.

25.8	Notification of default

(a)

The Obligors’ Agent shall notify the Agent (and shall ensure that each Obligor notifies) of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Agent, if the Agent considers in good faith that there may be a Default, the Obligors’ Agent shall supply to the Agent a certificate signed by an authorised signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

25.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of Clause 25.9(a)(iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 25.9(a)(iii), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 25.9(a)(iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Parent shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to Clause 25.9(c), if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor. For the avoidance of doubt, no Subsidiary requested by the Parent to become an Additional Obligor shall become an Additional Obligor unless and until the Agent and each Lender are satisfied that it has completed all necessary “know your customer” or other similar checks and that the Agent and Lenders are satisfied with the results of such checks.

26.	FINANCIAL COVENANTS

26.1	Financial definitions

In this Clause 26 terms defined in the Secured Bonds Indenture, as date this Agreement, and not otherwise defined in this Clause 26 shall have the meanings given to them in, and be determined in accordance with the provisions of, the Secured Bonds Indenture (in the form as of the date of this Agreement) and for the avoidance of doubt if any such term includes a term defined in this Agreement such term shall have the meaning given in and be determined in accordance with the Secured Bonds Indenture (in the form as of the date of this Agreement) except that Restricted Subsidiaries and Unrestricted Subsidiaries shall have the meaning given herein. In addition, in this Agreement:

“Capital Expenditure” means any expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure excluding the capital element of any expenditure or obligation incurred in connection with a Finance Lease.

“Cashflow” means, in respect of any Relevant Period, Consolidated Cash Flow for that Relevant Period after:

(a)

adding the amount of any cash receipts during that Relevant Period in respect of any Consolidated Income Taxes rebates or credits and deducting the amount actually paid in respect of Consolidated Income Taxes during that Relevant Period by the Parent and any Restricted Subsidiary; and

(b)

deducting the amount of any Capital Expenditure actually made in cash during that Relevant Period by the Parent and any Restricted Subsidiary except (in each case) to the extent funded from or offset or subsequently refinanced, reimbursed or compensated by the proceeds of:

(i)	any Indebtedness;

(ii)	any issuance of shares or other securities;

(iii)	insurances;

(iv)	asset sales, or

(v)	cash recoveries from litigation or settlements of litigation or other disputes;

and so that no amount shall be added (or deducted) more than once.

“Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)	Consolidated Interest Expense for that Relevant Period;

(b)	all scheduled repayments of Indebtedness falling due during that Relevant Period and paid in cash in the Relevant Period but excluding:

(i)	any amounts falling due under any overdraft or revolving facility (including the Revolving Facility) and which were available for simultaneous redrawing according to the terms of that facility;

(ii)	any such obligations owed to any member of the Group;

(iii)	any prepayment of Indebtedness existing on the date of this Agreement which is required to be repaid under the terms of this Agreement; and

(iv)	any mandatory prepayment of Indebtedness; and

(c)	the amount of any cash dividends paid by the Parent in respect of that Relevant Period,

and so that no amount shall be included more than once.

“Finance Lease” means any lease or hire purchase contract, a liability under which would in accordance with the Accounting Principles in effect as December 31, 2017 be required to be treated as a balance sheet liability.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Parent ending on, as of the date of this Agreement, 31 March in each year.

“Fixed Charge Coverage Ratio” means the ratio of Cashflow to Debt Service in respect of any Relevant Period of the Parent and its Restricted Subsidaries on a consoldiated basis.

“Quarter Date” means the last day of each quarter of a Financial Year of the Parent, being as of the date of this Agreement, each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on the last day of the Financial Year and each period of twelve months ending on the last day of each Financial Quarter.

26.2	Financial condition

If the Agent by notice so requests during a Cash Dominion Period, the Parent shall ensure that at any time after such request during that Cash Dominion Period, the Fixed Charge Coverage Ratio with respect to the Parent and its Restricted Subsidiaries on a consolidated basis in respect of any Relevant Period starting after the Agent’s request and ending during that Cash Dominion Period shall not be less than 1:1.

26.3	Financial testing

The financial covenant set out in Clause 26.2 shall be calculated in accordance with the Accounting Principles applicable to the Parent and tested (at any time when such covenant applies as provided for above) by reference to each of the relevant financial statements delivered pursuant to Clause 25.1(a)(i) and Clause 25.1(b) (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 25.2 (Provision and contents of Compliance Certificate).

26.4	Unrestricted Subsidiaries

The Parent may at any time, by a notice delivered to the Agent, designate one or more of its Subsidiaries as an Unrestricted Subsidiary, provided always that the Parent may not:

(a)	designate any Borrower and/or a Guarantor as an Unrestricted Subsidiary; or

(b)	designate a Subsidiary of a Borrower or a Guarantor as an Unrestricted Subsidiary at any time while an Event of Default is continuing or during a Cash Dominion Period.

27.	GENERAL UNDERTAKINGS

The undertakings in this Clause 27 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Revolving Facility Commitment is in force.

Authorisations and compliance with laws

27.1	Authorisations

Each Borrower shall (and shall ensure that each of its Subsidiaries will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply, on request, certified copies to the Agent of:

any Authorisation required under any law or regulation of a Relevant Jurisdiction:

(i)	for the performance of its obligations under the Finance Documents;

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

27.2	Compliance with laws

Each Borrower shall (and shall ensure that each of its Subsidiaries will) comply in all respects with all laws to which it may be subject (including all laws in connection with the operation or use of its helicopters), if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

27.3	Existence; Conduct of Business

Each Obligor will, and will cause each Subsidiary of each Borrower to:

(a)

do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Clause 27.8; and

(b)

carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

27.4	Environmental compliance

Each Borrower shall (and shall ensure that each of its Subsidiaries will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

27.5	Environmental claims

Each Borrower shall (and shall ensure that each of its Subsidiaries will), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against it which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it,

where the claim, if determined against it, has or is reasonably likely to have a Material Adverse Effect.

27.6	Anti-corruption law

(a)	No Borrower shall (and shall ensure that none of its Subsidiaries will) directly or indirectly use the proceeds of the Facility:

(i)	for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in its Relevant Jurisdictions;

(ii)	to knowingly fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions;

(iii)	to knowingly fund or facilitate any activities of or business in any Sanctioned Country; or

(iv)	in any manner that will result in a violation by any member of the Group or Finance Party of Sanctions.

(b)	Each Borrower shall (and shall ensure that each of its Subsidiaries will):

(i)	conduct is businesses in compliance with applicable Anti Corruption Laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws.

(c)

Each Borrower shall (and shall ensure that each of its Subsidiaries will) maintain in effect and enforce policies and procedures designed to ensure compliance by such entity and their respective directors, officers, employees and agents are in all material aspects in compliance with Anti-Corruption Laws and applicable Sanctions.

27.7	Taxation

(a)

Each Borrower shall (and shall ensure that each of its Subsidiaries will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Borrower may change its residence for Tax purposes.

Restrictions on business focus

27.8	Merger

No Borrower shall enter into any merger (other than a Permitted Acquisition), consolidation or amalgamation with a person other than another Borrower or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).

27.9	Change of business

The Borrowers shall procure that no substantial change is made to the general nature of their business of the business of any of their Subsidiaries from that carried on at the date of this Agreement.

27.10	Fiscal Year

(a)	Except as permitted under Clause 27.10(b), no Borrower shall change its Financial Year without the consent of the Majority Lenders (not to be unreasonably withheld).

(b)	Clause 27.10(a) does not apply to any change required by applicable law.

27.11	Acquisitions

(a)	Except as permitted under Clause 27.11(b), no Borrower shall (and shall ensure that none of its Subsidiaries will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)

Clause 27.11(b) does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition.

27.12	Joint ventures

(a)	Except as permitted under Clause 27.12(b), no Borrower shall (and shall ensure that none of its Subsidiaries will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)

transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)

Clause 27.12(b) does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture if such transaction is a Permitted Joint Venture, Permitted Disposal or a Permitted Acquisition.

Restrictions on dealing with assets and security

27.13	Preservation of assets

Each Borrower shall (and shall ensure that each of its Subsidiaries will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business to the extent failure to do so has or is reasonably likely to have a material adverse effect on the interests or rights of the Secured Parties under the Finance Documents.

27.14	Pari passu ranking

Each Borrower shall (and shall ensure that each of its Subsidiaries will) ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

27.15	Negative pledge

In this Clause 27.15, “Quasi-Security” means an arrangement or transaction described in Clause 27.15(b).

Except as permitted under Clause 27.15(c):

(a)	No Borrower shall (and shall ensure that none of its Subsidiaries will) create or permit to subsist any Security over any of the Charged Property.

(b)	No Borrower shall (and shall ensure that none of its Subsidiaries will):

(i)	sell, transfer or otherwise dispose of any of the Charged Property on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its Receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)

enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Clauses 27.15(a) and 27.15(b) do not apply to any Security or, as the case may be Quasi Security which is Permitted Security.

27.16	Disposals

(a)

Except as permitted under Clause 27.16(b), no Borrower shall (and shall ensure that none of its Subsidiaries will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Clause 27.16(a) does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.

27.17	Sale and Leaseback Transactions

No Borrower shall, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except (i) on arm’s length terms or (ii) with a member of the Group if entered into at a time when no Default is continuing.

27.18	Arm’s length basis

(a)

Except as permitted by Clause 27.18(b), no Borrower shall (and shall ensure that none of its Subsidiaries will) enter into any transaction with any person except on arm’s length terms and for full market value.

(b)	The following transactions shall not be a breach of this Clause 27.17:

(i)	intra-Group loans permitted under Clause 27.19;

(ii)

fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent; and

(iii)	any intra-Group Permitted Disposal, Permitted Financial Indebtedness, Permitted Share Issues or Permitted Acquisitions.

Restrictions on movement of cash-cash out

27.19	Loans or credit

(a)	Except as permitted under Clause 27.19(b), no Borrower shall (and shall ensure that none of its Subsidiaries will) be a creditor in respect of any Financial Indebtedness.

(b)	Clause 27.19(a) does not apply to any Permitted Loan.

27.20	No guarantees or indemnities

(a)

Except as permitted under Clause 24.20(b), no Borrower shall (and shall ensure that none of its Subsidiaries will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Clause 27.20(a) does not apply to a guarantee which is a Permitted Guarantee.

27.21	Dividends and share redemption

(a)	Except as permitted under Clause 27.21(b), no Borrower shall (and shall ensure that none of its Subsidiaries will):

(i)

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	redeem, repurchase, defease, retire or repay any of a Borrower’s share capital or resolve to do so,

at any time when a Default is continuing.

(b)	Clause 27.21(a) does not apply to any payment, dividend, charge, fee or other distribution made to a Borrower or a Subsidiary of a Borrower.

27.22	Structural Intra-Group Loans

No Borrower shall (and shall ensure that none of its Subsidiaries will) at any time when an Event of Default is continuing:

(a)	repay or prepay any principal amount (or capitalised interest) outstanding under Structural Intra-Group Loans;

(b)	pay any interest or any other amounts payable in connection with the Structural Intra-Group Loans; or

(c)	purchase, redeem, defease or discharge any amount outstanding with respect to the Structural Intra-Group Loans,

save with the consent of the Majority Lenders or where such payment or repayment is made in order to directly facilitate a repayment or prepayment under the Facility.

27.23	Optional Prepayment; amendment of Material Indebtedness

(a)	No Borrower will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any voluntary prepayment of principal of any Financial Indebtedness except:

(i)	any payments of any Financial Indebtedness created under or pursuant to the Finance Documents;

(ii)	any payments of Financial Indebtedness owed to a member of the Group made when no Default is continuing;

(iii)	refinancings, prepayments or repayments of Financial Indebtedness from the proceeds of other Financial Indebtedness to the extent such other Financial Indebtedness is permitted under this Agreement;

(iv)

payment of secured Financial Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Financial Indebtedness (to the extent such sale or transfer is permitted) under this Agreement.

(v)

payments of any Financial Indebtedness at any time when there are no outstanding Loans or Letters of Credit (other than any Letters of Credit that are cash covered) and there will be no Loans or Letters of Credit outstanding immediately following such payment;

(vi)	voluntary prepayments of principal amounts of Financial Indebtedness of the Borrower and their Subsidiaries not exceeding in aggregate USD 5,000,000 in any Financial Year;

(vii)

voluntary prepayments of any Financial Indebtedness at any time when there are no Loans or Letters of Credit outstanding (other than any Letters of Credit that are cash covered) and there will be no Loans or Letters of Credit outstanding immediately following such prepayment; and

(viii)	voluntary prepayments of the Term Loan Facility provided that no Default or Cash Dominion Triggering Event is continuing or would result from such voluntary prepayment.

(b)

No Borrower or Subsidiary of a Borrower will waive, amend or modify any of its Financial Indebtedness to the extent that any such waiver, amendment or modification has or could reasonably be expected to have a material adverse effect on interests or rights of the Secured Parties under the Finance Documents.

Restrictions on movement of cash-cash in

27.24	Financial Indebtedness

(a)	Except as permitted under Clause 27.24(b), no Borrower shall (and shall ensure that none of its Subsidiaries will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Clause 27.24(b) does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

27.25	Share capital

No Borrower shall (and shall ensure that none of its Subsidiaries will) issue any shares except pursuant to a Permitted Share Issue.

Miscellaneous

27.26	Insurance

Each Borrower shall (and shall ensure that each of its Subsidiaries will) maintain appropriate insurance cover with respect to its assets and apply the proceeds of insurances in accordance with prudent industry practice and subject to standard market conditions and any restrictions in any documents governing or evidencing any Financial Indebtedness.

27.27	Pensions

(a)

Except for the Bristow Staff Pension Scheme the Parent shall promptly notify the Agent if any Obligor or other member of the Group, in each case incorporated in England is, has at any time been or after the date of this Agreement becomes an employer (for the purposes of ss38-51 Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in ss38 or 43 Pensions Act 2004) such an employer.

(b)

The Obligors’ Agent shall promptly deliver to the Agent any actuarial reports in relation to all pension schemes of the English Borrower or the Norwegian Borrower prepared after the date of this Agreement.

(c)

The Obligors’ Agent shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes of the English Borrower or the Norwegian Borrower, paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

(d)

Bristow Helicopters Limited shall promptly notify the Agent of any default (howsoever described) of the payment obligations of any member of the Group under the recovery plan in relation to the Bristow Staff Pension Scheme set forth between Bristow Helicopter Group Limited and Bristow Staff Pension Scheme Trustees Limited on the 9th of May 2017.

(e)

The Obligors’ Agent shall promptly notify the Agent of any investigation or proposed investigation by the Pensions Regulator, in each case proposed or commenced after the date of this Agreement, which may lead to the issue of a Financial Support Direction or a Contribution Notice to it or any member of the Group.

(f)	Each Obligor shall promptly notify the Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator after the date of this Agreement.

27.28	Access, Maintenance of records and field examinations

(a)

Subject to paragraph (b) below, each Borrower shall (and shall ensure that each of its Subsidiaries will) (not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing or is likely to occur) permit the Agent and/or the Security Agent (together with accountants or other professional advisers and contractors of the Agent or Security Agent if a Default is continuing or if the Agent, acting reasonably, considers that a Default is reasonably likely to occur) access at all reasonable times and on reasonable notice to (x) the premises, assets, books, accounts and records of each such entity and (y) meet and discuss matters with the relevant Borrower. In exercising this right, the Agent and the Security Agent and accountants or other professional advisers and contractors of the Agent or Security Agent undertake to minimise disruptions of the business operations of the Borrowers or other relevant entity.

(b)

No Borrower or Subsidiary of the Borrower shall be required to provide any document or information to any Finance Party or give any Finance Party access to any premises, assets, books, accounts, or records that it is not permitted to provide or provide such access to without breaching any agreement, applicable confidentiality undertaking or applicable law including without limitation, International Traffic in Arms Regulations and any requirement of the U.K. Department of Transport.

(c)

Each Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrowers acknowledge that the Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Borrowers’ assets for internal use by the Agent and the Lenders and the Finance Parties acknowledge that any such reports shall be Confidential Information for the purposes of this Agreement.

(d)

The Agent may conduct a field examination in relation to the Borrowers on an ongoing basis at annual intervals to ensure the accuracy of the Borrowing Base calculations and related reporting and control systems. The Agent may employ the services of a professional field exam company in order to conduct any such field exam. A second field examination in any 12 month period may be conducted at any time if an Event of Default is then continuing or if the Aggregate Availability for the rolling 12 month period prior to the request for such second field exam falls below the greater of (a) USD 10,000,000 and (b) 15 percent of the lesser of (i) the Aggregate Borrowing Base and (ii) the Total

Commitment, less the aggregate Availability Block (a “Field Exam Trigger Event”). Such field exams shall be conducted at the expense of the Borrowers (subject to the expense being reasonably incurred) provided always that there shall be no limit on the number of field examinations which may be carried out (in each case at the expense of the Borrowers) in the event that an Event of Default has occurred and is continuing (it being understood that any such field examination commenced after the commencement of an Event of Default or after a Field Exam Trigger Event may be completed at the Borrowers’ expense notwithstanding the cessation of the Event of Default or the Field Exam Trigger Event ceasing to apply).

27.29	Intellectual Property

Each Borrower shall (and shall ensure that each of its Subsidiaries will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant entity;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property necessary for the business of the relevant entity;

(c)

make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property necessary for the business of the relevant entity in full force and effect and record its interest in that Intellectual Property;

(d)

not use or permit the Intellectual Property necessary for the business of the relevant entity to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property necessary for the business of the relevant entity;

where failure to do so, in the case of Clause 27.29(a) to (c), or in the case of Clause 27.29(d) and (e), such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

27.30	Amendments

(a)

No Borrower shall (and shall ensure that none of its Subsidiaries will) amend, vary, novate, supplement, supersede, waive or terminate any term of the Constitutional Documents or any other document delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) or Clause 31 (Changes to the Obligors) except:

(i)	in accordance with Clause 42 (Amendments and waivers); or

(ii)	in a way which could not be reasonably expected materially and adversely to affect the interests of the Lenders under the Finance Documents.

(b)	The Parent shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in Clause 27.30(a) entered into prior to the date of this Agreement.

27.31	Financial assistance

Each Borrower shall (and shall ensure that each of its Subsidiaries will) to the extent applicable comply in all respects with ss678 and 679 Companies Act 2006 and any equivalent applicable legislation in other jurisdictions (including the Norwegian Private Limited Liability Companies Act of 13 June 1997 No. 44, section 8-7 and 8-10) in relation to the Finance Documents and use of proceeds of Loans, including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

27.32	Treasury Transactions

No Borrower shall (and shall ensure that each of its Subsidiaries will) enter into any Treasury Transaction, other than in the ordinary course of business and not for speculative purposes.

27.33	Further assurance

(a)

Subject to Clause 27.33(d), each Borrower shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)

to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law (other than a notice to Account Debtors unless required pursuant to paragraph (c) below or the terms of a Transaction Security Document);

(ii)

to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that entity located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)

Subject to Clause 27.33(d), each Borrower shall promptly following a request by the Security Agent take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)

At any time at the request of the Agent in its sole discretion during a Cash Dominion Period, each Borrower agrees that if any of its Account Debtors have not previously received notice of the security interests of the Security Agent over the relevant Receivables, it shall promptly give notice to such Account Debtors and if any Borrower does not serve such notice, each of them hereby authorizes the Agent and/or the Security Agent to serve such notice on their behalf. Furthermore, following the occurrence of a Cash Dominion Triggering Event, each Borrower shall, promptly upon a request from the Security Agent take such other steps as are necessary to perfect the Security over its Receivables in any applicable jurisdiction (including the jurisdiction of the law governing the contract generating the Receivable and/or the jurisdiction of any Account Debtor).

(d)

No Borrower shall be required to effect or purport to effect any Security over any Excluded Receivable or ensure any charge over accounts of a Borrower that is not the English Borrower is a fixed charge and not a floating charge.

28.	EVENTS OF DEFAULT

Subject to Clause 28.20, each of the events or circumstances set out in this Clause 28 is an Event of Default (save for Clauses 28.18, 28.19 and 28.20).

28.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless, with respect to any payment under the Finance Documents:

(a)	its failure to pay is caused by:

(i)	administrative or technical error (and is not a payment of principal); or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

28.2	Financial covenants and other obligations

The Parent fails to comply with Clause 26.2 at any time when compliance with such Clause is required in accordance with this Agreement.

28.3	Other obligations

(a)

A member of the Group does not comply with any provision of the Finance Documents (other than those referred to in Clause 28.1 and Clause 28.2 and other than Clause 25.5 (Borrowing Base Certificate and related information)).

(b)

No Event of Default under Clause 28.3(a) will occur if the failure to comply is capable of remedy and is remedied within three Business Days after the earlier of notice being given by the Agent to the Parent and the Parent or the relevant member of the Group becoming aware of the failure to comply.

(c)	No Event of Default under Clause 28.3(a) will occur if the failure to comply is a failure to pay Receivables into any Collection Account which is:

(i)

a result of an Account Debtor paying a Receivable invoiced as of the date of this Agreement (or in the case of a Receivable owed to the US Borrower at any time that the US Borrower is a Borrower under this Agreement, as of the US Borrower Accession Date) into another bank account or paying a Receivable invoiced after the date of this Agreement (or in the case of a Receivable owed to the US Borrower at any time that the US Borrower is a Borrower under this Agreement, as of the US Borrower Accession Date) into a bank account other than a Collection Account where it has been notified it should pay such Receivable into a Collection Account provided that the relevant Borrower is in compliance with Clause 10.2(a)(ii); or

(ii)

a result of a Borrower not having a Collection Account in the relevant currency (other than as a result of voluntary closure by a Borrower of a Collection Account) provided there are then no Loans or Letters of Credit outstanding (other than Letters of Credit which are fully cash covered) and the relevant Borrower is using its reasonable endeavours to ensure a replacement Collection Account is put in place provided that the relevant Borrower holds any proceeds of Receivables of Eligible Account Debtors on trust for the Agent until such time as the replacement Collection Account is put in place.

28.4	Misrepresentation

Any representation or statement made or deemed to be made by a member of the Group in the Finance Documents or any other document delivered by or on behalf of any member of the Group under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect (except where the representation or statement is already qualified by materiality) when made or deemed to be made unless the underlying event causing such Default is capable of remedy and remedied within three Business Days such that if the statement was then made it would not be incorrect or misleading in any material respect.

28.5	Cross default

(a)	Any Material Indebtedness of the Parent or any Restricted Subsidiary or any Financial Indebtedness of any Borrower is not paid when due nor within any originally applicable grace period.

(b)

Any Material Indebtedness of the Parent or any Restricted Subsidiary or any Financial Indebtedness of any Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

Any commitment for any Material Indebtedness of the Parent or any Restricted Subsidiary or any Financial Indebtedness of any Borrower is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)

Any creditor of the Parent or any Restricted Subsidiary becomes entitled to declare any Material Indebtedness of the Parent or any Restricted Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described) or any creditor of any Borrower becomes entitled to declare any Financial Indebtedness of any Borrower due and payable prior to its specified maturity as a result of an event of default (however described) any Financial Indebtedness of any Borrower.

(e)	No Event of Default will occur under this Clause 28.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clause 28.5(a) to Clause 28.5(d) is:

(i)	in relation to Material Indebtedness, less than USD 50,000,000 (or its equivalent in any other currency or currencies);

(ii)

in relation to Financial Indebtedness of the English Borrower and the Norwegian Borrower taken together, less than an aggregate amount of USD 10,000,000 (or its equivalent in any other currency or currencies); or

(iii)	in relation to Financial Indebtedness of the US Borrower, less than an aggregate amount of USD 50,000,000 (or its equivalent in any other currency or currencies).

28.6	ERISA Event

The occurrence of any of the following events in relation to the Parent or a Restricted Subsidiary, which in any such case has resulted, or would be reasonably likely to result, in a Material Adverse Effect:

(a)	any ERISA Event;

(b)	any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of a Multiemployer Plan under ss4201, 4204 or 4212(c) of ERISA; or

(c)	any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of any Plan under ss409 or 502(i) of ERISA or ss4971 or 4975 of the Code.

28.7	Insolvency

(a)	The Parent or any Restricted Subsidiary:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Parent or any Borrower is less than its liabilities (taking into account contingent and prospective liabilities). The test set out in this paragraph shall be determined:

(i)	in the case of the Parent, by reference to the then most recent Annual Financial Statements;

(ii)	in the case of the English Borrower, by reference to its then most recent statutory accounts filed with Companies House (the “English Borrower Annual Financial Statements”);

(iii)

in the case of the Norwegian Borrower, by reference to its then most recent statutory accounts for its Financial Year as filed with the relevant Norwegian Governmental Authority (the “Norwegian Borrower Annual Financial Statements”); and

(iv)

in the case of the US Borrower (at any time that the US Borrower is a Borrower under this Agreement), by reference to its then most recent unaudited balance sheets and statements of income (the “US Borrower Annual Financial Statements”).

(c)

A moratorium is declared in respect of any Financial Indebtedness of any Borrower or any Material Indebtedness, in each case exceeding the applicable thresholds for such Financial Indebtedness in Clause 28.5(e) (other than pursuant to the consummation of the Plan of Reorganization and the cessation of any moratorium related to such Plan of Reorganization). If such a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

28.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Parent or any Restricted Subsidiary;

(ii)	a composition, compromise, assignment or arrangement with any creditor or group of creditors in anticipation of financial difficulties of the Parent or any Restricted Subsidiary;

(iii)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Parent or any Restricted Subsidiary or any of their respective assets;

(iv)	enforcement of any Security over any assets of the English Borrower and the Norwegian Borrower in respect of Financial Indebtedness exceeding an aggregate amount of USD 10,000,000; or

(v)	enforcement of any Security over any assets of the US Borrower in respect of Financial Indebtedness exceeding USD 50,000,000.

or any analogous procedure or step is taken in any jurisdiction (other than in relation to any Unrestricted Subsidiary).

(b)

Clause 28.8(a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or any solvent liquidation, dissolution, merger or similar action in relation to any member of the Group (excluding any Unrestricted Subsidiary) which is not an Obligor.

28.9	US Insolvency proceedings

Any of the following occurs in respect of the Parent or a Restricted Subsidiary incorporated in the US:

(a)	it commences a voluntary case or proceeding under any existing or future US Debtor Relief Law;

(b)	shall make a general assignment for the benefit of creditors;

(c)

it applies for or consents to the appointment, pursuant to the laws of the United States, the District of Columbia or any state thereof, of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or a Restricted Subsidiary or for a substantial party of the property or assets of the Parent or a Restricted Subsidiary;

(d)	if files an answer admitting the material allegations of a petition filed against it in any such proceeding described in Clause 28.9(f);

(e)	consent to the institution of any proceeding or the filing of any petition described in Clause 28.9(f); or

(f)

the Parent goes into liquidation under chapter 7 of the United States Bankruptcy Code or an involuntary case under the US Bankruptcy Code is commenced against it and either (i) the case is not dismissed or stayed within 60 days after commencement of the case or (ii) an order for relief is issued.

28.10	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Parent or any Restricted Subsidiary having an aggregate value of:

(a)	USD 50,000,000 in the case of the Parent, the US Borrower or any Restricted Subsidiary (other than the Engish Borrower and the Norwegian Borrower); or

(b)	USD 10,000,000 in the case of the English Borrower and the Norwegian Borrower taken together,

and, in each case, is not discharged within 21 days.

28.11	Unlawfulness and invalidity

(a)

It is or becomes unlawful for a member of the Group to perform any of its obligations under the Finance Documents or (subject to the Legal Reservations and perfection requirements) any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)

Any obligation or obligations of any member of the Group under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)

Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective (subject to the Legal Reservations) or is alleged by a party to it (other than a Finance Party) to be ineffective.

28.12	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

28.13	Change of control

After the date of this Agreement, a Change of Control occurs.

28.14	Expropriation

The authority or ability of the Parent or any Restricted Subsidiary to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person, in the event that the assets or value of the business the subject of such action have an aggregate value in excess of:

(a)	USD 50,000,000 in the case of the Parent, the US Borrower or any Restricted Subsidiary (other than the Engish Borrower and the Norwegian Borrower); or

(b)	USD 10,000,000 in the case of the English Borrower and the Norwegian Borrower taken together.

28.15	Repudiation and rescission of agreements

A member of the Group (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

28.16	Litigation

Any litigation, arbitration, administrative, regulatory proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against the Parent, any Restricted Subsidiary or any of their respective assets which have or are reasonably likely to have a Material Adverse Effect.

28.17	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

28.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Obligors’ Agent:

(i)	cancel the Total Commitments at which time they shall immediately be cancelled;

(ii)

declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(iv)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable; and/or

(v)

declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

28.19	Acceleration for US Insolvency

If an Event of Default under Clause 28.9 shall occur in respect of any US Obligor, then (i) the Total Commitments and any obligation of the Lenders to issue guarantees or other financial accommodations hereunder shall automatically terminate and (ii) all principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued under the Finance Documents shall immediately and automatically become due and payable.

28.20	Plan of Reorganization

Notwithstanding any other provision of this Clause 28, no Event of Default shall occur pursuant to this Clause 28 as a result of the consummation of the Plan of Reorganization, an action provided for in the Plan of Reorganization or the discontinuance of any proceedings pursuant to the Confirmation Order.

SECTION 9

CHANGES TO PARTIES

29.	CHANGES TO THE LENDERS

29.1	Assignments and transfers by the Lenders

Subject to this Clause 29 and to Clause 30 (Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (but not a natural person) provided such transferee is licensed to carry out lending activity in each relevant jurisdiction (to the extent such license is required) and legally able to lend to the Borrowers (the “New Lender”).

29.2	Conditions of assignment or transfer

(a)

An Existing Lender may not make an assignment or transfer in accordance with Clause 29.1 without the prior written consent (not to be unreasonably withheld or delayed) of the Borrowers, Swingline Lender, Issuing Bank and Agent provided that the prior written consent of the Borrowers shall not be required in the event that the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender which is not a Non-Acceptable L/C Lender;

(ii)	to a fund which is a Related Fund of that Existing Lender which is not a Non-Acceptable L/C Lender; or

(iii)	made at a time when an Event of Default is continuing;

provided that the New Lender is not a Non-Acceptable L/C Lender, each Borrower is deemed to have given their consent to such assignment or transfer if that Borrower fails to provide its express written refusal within ten Business Days following receipt of a written request with respect to such to such assignment or transfer from the Agent or the applicable Existing Lender.

(b)

Other than in respect of a transfer to another Lender or an Affiliate of a Lender and unless otherwise agreed by the Borrowers and the Agent, an assignment or transfer of part of a Lender’s participation must be in a minimum amount of USD 5,000,000 or, if less, all of its US/UK Tranche Commitments and/or Norwegian Tranche Commitments (as applicable) and provided that that the amount of that Lender’s remaining participation (when aggregated with its Affiliates’ participation) in respect of US/UK Tranche Commitments and/or Norwegian Tranche Commitments (as applicable) is in a minimum amount of USD 1,000,000 or nil.

(c)	An assignment will only be effective on:

(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it had been an Original Lender; and

(ii)

the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 29.5 is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 19 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

29.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of an Existing Lender or (ii) made in connection with primary syndication of the Facility, the New Lender or (if agreed) the transferring Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,500.

29.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Revolving Facility Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

29.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 29.2 a transfer is effected in accordance with Clause 29.5(c) when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 29.5(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 29.9, on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders and the Issuing Bank shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent, the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

29.6	Procedure for assignment

(a)

Subject to the conditions set out in Clause 29.2 an assignment may be effected in accordance with Clause 29.6(c) when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 29.6(b), as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 29.9, on the Transfer Date:

(i)

the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 29.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.5, to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 29.2.

29.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Obligors’ Agent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Obligors’ Agent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

29.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

29.9	Pro rata interest settlement

(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 29.5 or any assignment pursuant to Clause 29.6 the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 29.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 29.9 but which does not have a Revolving Facility Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

29.10	Participant register

In the event that any Lender assigns or otherwise transfers an interest or enters into a sub-participation in relation to its participation in the Loans it shall maintain a “participant register”, which the relevant Lender shall have no obligation to disclose except to the extent necessary to establish that an obligation is in registered form for US federal income tax purposes and on which it enters the name and address of each assignee, transferee or sub-participant and the principal amounts (and stated interest) of each assignee’s, transferee’s or sub-participant’s interest or sub-participation in such Loan. Any such sub-participation shall not affect the rights or obligations of the relevant Lender which shall remain the lender of record for the relevant participation in the Loans nor shall it entitle any such sub-participant to any rights under the Finance Documents or oblige any Obligor to pay any amount to such Lender or sub-participant which it would not have been obliged to pay in the absence of such sub-participation. The entries in the such participant register shall be conclusive absent manifest error. Each Lender that assigns or otherwise transfers a sub-participation shall treat each person whose name is recorded in the participant register as the owner of such sub-participation for all purposes of this Agreement notwithstanding any notice to the contrary.

30.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

30.1	Prohibition on Debt Purchase Transactions by the Group

The Parent shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

30.2	Disenfranchisement on Debt Purchase Transactions entered into by Group Companies

(a)	For so long as any member of the Group:

(i)	beneficially owns a Revolving Facility Commitment; or

(ii)

has entered into a sub-participation agreement relating to a Revolving Facility Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders or Super Majority Lenders; or

(B)	whether:

(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Revolving Facility Commitment shall be deemed to be zero and such member of the Group or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of Clause 30.2(a)(ii)(A) and Clause 30.2(a)(ii)(B) (unless in the case of a person not being a member of the Group, it is a Lender by virtue otherwise than by beneficially owning the relevant Revolving Facility Commitment).

(b)

Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Schedule 13, Part 1 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a member of the Group, as applicable,

such notification to be substantially in the form set out in Schedule 13, Part 2 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each member of the Group that is a Lender agrees that:

(i)

in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)

in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

30.3	Member of the Group’s notification to other Lenders of Debt Purchase Transactions

Any member of the Group which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 p.m. on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Revolving Facility Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

31.	CHANGES TO THE OBLIGORS

31.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

31.2	Additional Borrowers

(a)

Subject to compliance with the provisions of Clause 25.9(c) and Clause 25.9(d) (“Know your customer” checks), the Parent may request that Bristow U.S., LLC becomes a Borrower. Bristow U.S., LLC shall become a Borrower if:

(i)	it is a member of the Group incorporated in the US;

(ii)	the Parent and Bristow U.S., LLC deliver to the Agent a duly completed and executed Accession Deed;

(iii)	it is (or becomes) a Guarantor concurrently with or prior to becoming a Borrower;

(iv)	the Parent confirms that no Default is continuing or would occur as a result of Bristow U.S., LLC becoming an Additional Borrower;

(v)

the Agent has received all of the documents and other evidence listed in Schedule 2, Part 2 (Conditions precedent required to be delivered by an Additional Obligor) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent; and

(vi)	Bristow U.S., LLC has not previously resigned as a Borrower in accordance with Clause 31.4 (Resignation of the US Borrower).

(b)

The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 2, Part 2 (Conditions precedent required to be delivered by an Additional Obligor).

(c)

The Lenders authorise (but do not require) the Agent to give the notification described in Clause 31.2(b) above. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.3	Additional Guarantors

(a)	Subject to compliance with the provisions of Clause 25.9(c) and Clause 25.9(d) (“Know your customer” checks), the Parent may request that any member of the Group becomes a Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Parent and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed;

(ii)

the Agent has received all of the documents and other evidence listed in Schedule 2, Part 2 (Conditions precedent required to be delivered by an Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent; and

(iii)	Bristow U.S. LLC has not previously resigned as a Borrower in accordance with Clause 31.4 (Resignation of the US Borrower)

(c)

The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 2, Part 2 (Conditions precedent required to be delivered by an Additional Obligor).

(d)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 31.3(c), the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.4	Resignation of the US Borrower

(a)	The Parent may request that the US Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	immediately prior to the US Borrower ceasing to be a Borrower, and on a pro forma baiss following the US Borrower ceasing to be a Borrower, Aggregate Availability shall be at least USD 15,000,000;

(ii)	no Default or Cash Dominion Triggering Event is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case); and

(iii)	the US Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon the US Borrower shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

31.5	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Parent or the English Borrower or the Norwegian Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal and the Parent has confirmed this is the case;

(ii)	all the Lenders have consented to the resignation of that Guarantor; or

(iii)	the Guarantor is the US Borrower and it has ceased to be a Borrower in accordance with Clause 31.4 (Resignation of the US Borrower)

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter; and

(ii)	no payment is due from the Guarantor under Clause 23.1 (Guarantee and indemnity).

(c)

The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

31.6	Repetition of representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in Clause 24.34(c) (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

31.7	Resignation and release of security on disposal

(a)	If a Guarantor (other than the Parent or a Borrower) is or is proposed to be the subject of a Third Party Disposal then:

(i)

where that Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Guarantor, the Security Agent may, at the cost of Bristow Helicopters Limited and the request of the Obligors’ Agent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation; and

(ii)	any resignation of that Guarantor and related release of Transaction Security referred to in Clause 31.7(a)(i) shall become effective only on the making of that disposal.

(b)

If the US Borrower ceases to be a Guarantor or a Borrower the Security Agent shall promptly thereafter take such actions as are reasonably requested by the US Borrower or the Parent (at the cost of the US Borrower and/or Parent) to release the Transaction Security granted by the US Borrower.

SECTION 10

THE FINANCE PARTIES

32.	ROLE OF THE AGENT, THE ARRANGERS, THE ISSUING BANK AND OTHERS

32.1	Appointment of the Agent

(a)	Each of the Arrangers, the Lenders and the Issuing Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each of the Arrangers, the Lenders and the Issuing Bank authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

32.2	Instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Super Majority Lenders if the relevant Finance Document stipulates the matter is a Super Majority Lender decision; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 32.2(a)(i).

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 32.2(f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

32.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to Clause 31.2(c), the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)

Without prejudice to Clause 29.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Obligors’ Agent), and Clause 7.4(e) (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover), Clause 32.3(b) shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

32.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

32.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Arrangers or the Issuing Bank as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Arrangers or the Issuing Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.6	Business with the Group

The Agent, the Arrangers and the Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.7	Rights and discretions

(a)	The Agent and the Issuing Bank may:

(i)

rely on any representation, communication, notice or document (including any notice given by a Lender pursuant to Clause 30.2(b) or 30.2(c) (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates)) believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of Clause 32.7(a)(ii)(A), may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Obligors’ Agent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into; or

(B)	has been terminated.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of Clause 31.2(c) but subject to Clause 22 (Costs and expenses), the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of Clause 32.7(g), the Agent:

(i)	may disclose; and

(ii)	on the written request of the Obligors’ Agent or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender or Non-Acceptable L/C Lender to the Obligors’ Agent and to the other Finance Parties.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arrangers or the Issuing Bank is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.8	Responsibility for documentation

None of the Agent, the Arrangers or the Issuing Bank is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, the Issuing Bank an Obligor or any other person in or in connection with any Finance Document or the Information Package or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

32.10	Exclusion of liability

(a)

Without limiting Clause 32.10(b) (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or the Issuing Bank), none of the Agent or the Issuing Bank will be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of Clauses 32.2(a)(i) and 32.2(a)(ii), any damages, costs or losses to any person, any diminution in value or any liability whatsoever including, without limitation, for negligence or any other category of liability whatsoever arising in relation to the Finance Documents as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent or Issuing Bank (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or the Issuing Bank in respect of any claim it might have against the Agent or the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Finance Document and any officer, employee or agent of the Agent or the Issuing Bank may rely on this Clause 32.10 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

32.11	Lenders’ indemnity to the Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 36.11 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to Clause 32.11(c), Bristow Helicopters Limited shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to Clause 32.11(a).

(c)	Clause 32.11(b) shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

32.12	Resignation of the Agent

(a)

The Agent may resign and appoint one of its Affiliates acting through a Facility Office in the United Kingdom or the United States of America or another jurisdiction approved by the Obligor’s Agent as successor by giving notice to the Lenders and the Obligors’ Agent.

(b)

Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Obligors’ Agent, in which case the Majority Lenders (after consultation with the Obligors’ Agent) may appoint a successor Agent acting through a Facility Office in the United Kingdom or the United States of America or another jurisdiction approved by the Obligor’s Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with Clause 32.12(b) within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Obligors’ Agent) may appoint a successor Agent acting through a Facility Office in the United Kingdom or the United States of America or another jurisdiction approved by the Obligor’s Agent.

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 32.12(c), the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Parent shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 32.12(d)) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

The Agent shall resign in accordance with Clause 32.12(b) (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 32.12(c)) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 18.8 (FATCA information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 18.8 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Obligors’ Agent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

32.13	Replacement of the Agent

(a)

After consultation with the Obligors’ Agent, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 32.13(b)) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.14	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

32.15	Relationship with the Lenders

(a)

The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, will maintain a register for the recordation of, and will record, the names and addresses of the Lenders, the respective amounts of the Revolving Facility Commitments of, principal amounts (and stated interest) owing to, and the participation in Utilisations of each Lender from time to time (the “Register”). Absent manifest error, the entries in the Register shall be conclusive and binding for all purposes

(b)

Subject to Clause 29.9 (Pro rata interest settlement) the Agent may treat the person shown in the Register as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(c)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 38.7 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 38.3 (Addresses) and Clause 38.7(a)(ii) (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.16	Credit appraisal by the Lenders and the Issuing Bank

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Issuing Bank confirms to the Agent, the Arrangers and the Issuing Bank, that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Lender or Issuing Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)

the adequacy, accuracy or completeness of the Information Package and any other information provided by the Obligors’ Agent, any other Obligor or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.18	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

33. THE SECURITY AGENT

33.1	Security Agent as trustee

(a)

To the extent permitted under the relevant laws governing the Transaction Security Documents, the Security Agent declares that it holds the Charged Property on trust for the Secured Parties on the terms contained in this Agreement.

(b)

Each of the Secured Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

33.2	Instructions

(a)	The Security Agent shall:

(i)	exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a)(i).

(b)

The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other persons and will be binding on all Secured Parties.

(d)	Paragraph (a) shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Security Agent to act in a specified manner or to take a specified action; or

(iii)

in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including Clause 33.5 to Clause 33.10, Clause 33.13 to Clause 33.20 and Clause 33.23 to Clause 33.25;

(e)

In exercising any discretion to exercise a right, power or authority under the Finance Documents where it has not received any instructions as to the exercise of that discretion, the Security Agent shall do so having regard to the interests of all the Secured Parties.

(f)

The Security Agent may refrain from acting in accordance with any instructions of any Secured Party or group of Secured Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(g)	Without prejudice to the remainder of this Clause 33.2, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

33.3	Duties of the Security Agent

(a)	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly:

(i)	forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)

Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Agent.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

33.4	No fiduciary duties to Obligors

Nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.

33.5	No duty to account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

33.6	Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.7	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders or any Secured Party are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (a)(iii)(A), may assume the truth and accuracy of that certificate.

(b)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security trustee for the Secured Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party has not been exercised; and

(iii)	any notice made by the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraphs (c) or (e) but subject to Clause 22 (Costs and expenses), the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by any other Secured Party) if the Security Agent in its reasonable opinion deems this to be necessary.

(e)

The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Charged Property through its officers, employees and agents.

(g)	Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

33.8	Responsibility for documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property; or

(c)

any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

33.9	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

33.10	Exclusion of liability

(a)

Without limiting paragraph (b) (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property other than by reason of its gross negligence or wilful misconduct;

(iii)	any shortfall which arises on the enforcement or realisation of the Charged Property; or

(iv)

without prejudice to the generality of paragraphs (a)(i) to (a) (iii), any damages, costs, losses, any diminution in value or any liability whatsoever arising in relation to the Finance Documents as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate in relation to a Finance Document or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Charged Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Secured Party,

on behalf of any Secured Party and each Secured Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

33.11	Secured Parties’ indemnity to the Security Agent

(a)

Each Secured Party shall (in proportion to its share of the Total Commitments or if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or

Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)

Subject to Clause 33.11(c), Bristow Helicopters Limited shall immediately on demand reimburse any Secured Party for any payment that Secured Party makes to the Security Agent and every Receiver and every Delegate pursuant to Clause 33.11(a).

(c)

Clause 33.11(b) shall not apply to the extent that the indemnity payment in respect of which the Secured Party claims reimbursement relates to a liability of the Security Agent, Receiver and/or Delegate to an Obligor.

33.12	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Secured Parties and the Obligors’ Agent.

(b)	Alternatively the Security Agent may resign by giving 30 days’ notice to the Secured and the Obligors’ Agent, in which case the Majority Lenders may appoint a successor Security Agent.

(c)

If the Majority Lenders have not appointed a successor Security Agent in accordance with Clause paragraph (b) within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)

The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Parent shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Charged Property to that successor.

(f)

Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 33.12 (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b). In this event, the Security Agent shall resign in accordance with paragraph (b).

33.13	Confidentiality

(a)

In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

33.14	Information from the Secured Parties

Each Secured Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

33.15	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Secured Party for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Charged Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(c)

whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Charged Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(d)

the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

33.16	Reliance and engagement letters

The Security Agent may obtain and rely on any certificate or report from any Obligor’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).

33.17	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)

take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

33.18	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

33.19	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

33.20	Delegation by the Security Agent

(a)

Each of the Security Agent, any Receiver and any Delegate may, at any time, acting reasonably, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)

That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, acting reasonably, think fit in the interests of the Secured Parties.

(c)

No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

33.21	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers (acting reasonably) that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Obligors’ Agent and the Secured Parties of that appointment.

(b)

Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)

The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

33.22	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

33.23	Winding up of trust

If the Security Agent, with the approval of the Agent, each acting reasonably, determines that:

(a)	all of the Secured Finance Document Obligations have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)

the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 33.12 shall release, without recourse or warranty, all of its rights under each Transaction Security Document.

33.24	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

33.25	Disapplication of Trustee Acts

s1 Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

34.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement or any other Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

35.	SHARING AMONG THE FINANCE PARTIES

35.1	Payments to Finance Parties

(a)

Subject to Clause 35.1(b), if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 36 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 36 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 36.6 (Partial payments).

(b)	Clause 35.1(a) shall not apply to any amount received or recovered by an Issuing Bank in respect of any cash cover provided for the benefit of that Issuing Bank.

35.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 36.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

35.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 35.2 of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

35.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

35.5	Exceptions

(a)

This Clause 35 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)

the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

36.	PAYMENT MECHANICS

36.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

36.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 36.3 and Clause 36.4 be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

36.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 37 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

36.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless Clause 36.4(c) applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Borrower to whom that sum was made available shall promptly following demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand (or in the case of the Borrower promptly following demand) pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

36.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 36.1 may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 36.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 32.13(Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to Clause 36.5(e)) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 36.2.

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to Clause 36.5(d); and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

36.6	Partial payments

(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall (subject to Clause 36.6(d)) apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)

first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a claim (as defined in Clause 7 (Letters of Credit)), Clause 7.3 (Indemnities)) or the Security Agent under the Finance Documents;

(ii)	second, in or towards payment of any outstanding amounts under outstanding Swingline Loans;

(iii)	third, in or towards payment pro rata of any accrued interest, fees or commission due but unpaid under the Finance Documents;

(iv)

fourth, in or towards payment pro rata of (A) any principal due but unpaid under the Finance Documents (B) any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities) and (C) any amount due under Priority Banking Services Obligations and Priority Swap Agreement Obligations;

(v)	fifth, in or towards payment pro rata of any Banking Services Obligations or Swap Agreement Obligations to the extent not paid pursuant to any of the paragraphs above; and

(vi)	sixth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all of the Lenders, vary the order set out in Clause 36.6(a)(i) to 36.6(a)(vi).

(c)	Clauses 36.6(a) and 36.6(b) will override any appropriation made by an Obligor.

(d)	Amounts shall only be paid towards Banking Services Obligations and Swap Agreement Obligations following an Event of Default which is continuing.

36.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

36.8	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

36.9	Currency of account

(a)	Subject to Clauses 36.9(b) to (e), the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)

A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

36.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Obligors’ Agent); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Obligors’ Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

36.11 Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Obligors’ Agent that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Obligors’ Agent, consult with the Obligors’ Agent with a view to agreeing with the Obligors’ Agent such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Obligors’ Agent in relation to any changes mentioned in Clause 36.11(a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 36.11(a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Obligors’ Agent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 42 (Amendments and waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 36.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 36.11(d).

37.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

38.	NOTICES

38.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

38.2	Borrowing Base related communication; Reporting

Unless	the Agent requests to receive such information in writing, the Obligors’ Agent shall provide by email:

(a)	Aggregate Borrowing Base Certificates to each of the following email addresses:

Name:	Email Address:
(b) General inbox	bdmabl@barclays.com

(c) Komal Ramkirath	Komal.ramkirath@barclays.com

(d) Gursahib Anand	gursahib.x.anand@barclays.com

(e)	any other information required to be separately provided to the Agent under Clause 25 (Information undertakings) to each of the following email addresses,

Name:	Email Address:
(f) General inbox	bdmabl@barclays.com

(g) Komal Ramkirath	Komal.ramkirath@barclays.com

(h) Gursahib Anand	gursahib.x.anand@barclays.com

or, in each case, to any substitute address as the Agent may notify the Obligors’ Agent by not less than five Business Days’ notice:

38.3	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent, the Obligors’ Agent and each other Obligor, that identified with its name below;

(b)	in the case of each Lender, the Issuing Bank or the Swingline Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

38.4	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents by fax or letter will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 38.3, if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then (in the case of a fax or letter) only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Obligors’ Agent in accordance with this Clause 38.4 will be deemed to have been made or delivered to each of the Obligors.

(e)

Any communication or document which becomes effective, in accordance with Clauses 38.4(a) to 38.4(d), after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

38.5	Notification of address and fax number

Promptly	upon changing its address or fax number, the Agent shall notify the other Parties.

38.6	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed

38.7	Electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in Clause 38.7(a) to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in Clause 38.7(a) made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with Clause 38.8(c), after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 38.7.

38.8	Use of websites

(a)

The Obligors’ Agent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Obligors’ Agent and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Obligors’ Agent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Obligors’ Agent and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Obligors’ Agent accordingly and the Obligors’ Agent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Obligors’ Agent shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)

The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors’ Agent and the Agent.

(c)	The Obligors’ Agent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Obligors’ Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Obligors’ Agent notifies the Agent under Clause 38.8(c)(i) or Clause 38.8(c)(v), all information to be provided by the Obligors’ Agent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors’ Agent shall at its own cost comply with any such request within ten Business Days.

38.9	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

39.	CALCULATIONS AND CERTIFICATES

39.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

39.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

39.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice (or 365 days (366 days in the case of a leap year) in the case of ABR Rate Loans).

40.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

42.	AMENDMENTS AND WAIVERS.

42.1	Required consents

(a)

Subject to Clauses 42.2 and 42.3, any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 42.

(c)

Without prejudice to the generality of Clauses 32.7(c), 32.7(d) and 32.7(e) (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)

Each Obligor agrees to any such amendment or waiver permitted by this Clause 42 which is agreed to by the Obligors’ Agent. This includes any amendment or waiver which would, but for this Clause 42.1(d), require the consent of all of the Guarantors.

(e)	Clause 29.9(c) (Pro rata interest settlement) shall apply to this Clause 42.1.

42.2	All Lender matters

Subject to Clause 42.4, an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)

in each case, unless otherwise expressly provided for in this Agreement, an increase in any Revolving Facility Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Revolving Facility Commitments reduces the Revolving Facility Commitments of the Lenders rateably;

(f)	a change to the Borrowers or Guarantors other than in accordance with Clause 31 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)

Clause 2.3 (Finance Parties’ rights and obligations), Clauses 10.2(b), (c) and (d) (Restrictions on Receivables and Cash Dominion), Clause 12 (Mandatory prepayment and cancellation), Clause 13.7 (Application of prepayments), Clause 29 (Changes to the Lenders), Clause 35 (Sharing among the Finance Parties), Clause 36.6 (Partial payments), this Clause 42, Clause 49 (Governing law) or Clause 50.1 (Jurisdiction of English courts);

(i)	(other than as expressly permitted or envisaged by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 23 (Guarantee and indemnity);

(ii)	the Charged Property (other than in relation to determining Eligible Receivables); or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of Clauses 42.2(i)(ii) and 42.2(i)(iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(j)

the release of any guarantee and indemnity granted under Clause 23 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders.

42.3	Other exceptions

(a)

An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers, the Issuing Bank, the Security Agent or the Swingline Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Arrangers, the Issuing Bank, the Security Agent, or the Swingline Lender, as the case may be.

(b)	Any amendment or waiver which relates to:

(i)	relates only to the rights or obligations applicable to a particular Utilisation, Facility or class of Lender; and

(ii)	does not adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility or another class of Lender,

may be made in accordance with this Clause 42 but as if references in this Clause 42 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this Clause 42.3(b), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility or forming part of that particular class.

(c)

Subject to Clause 42.3(d), an amendment or waiver that relates to the addition of new categories of eligible assets and amendments to the eligibility criteria in the definition of “Borrowing Base” (or any of the definitions used therein or which contribute thereto) in each case to the extent any such changes would increase Availability, shall not be made without the prior consent of the Super Majority Lenders and of the Agent.

(d)	An amendment or waiver that relates to an increase or other change of advance rates in the definition of “Borrowing Base”, shall not be made without the prior consent of all Lenders.

42.4	Replacement of Screen Rate

Subject to Clause 42.3 if any Screen Rate is not available for a currency which can be selected for a Loan, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made in accordance with the provisions of Clause 16.1(b) (Unavailability of Screen Rate).

42.5	Excluded Commitments

If:

(a)

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days of that request being made; or

(b)

any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in Clause 42.2(b), Clause 42.2(c) and Clause 42.2(e)) or such a vote within 10 Business Days of that request being made,

(unless, in either case, the Obligors’ Agent and the Agent agree to a longer time period in relation to any request):

(i)

its Revolving Facility Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

42.6	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in Clause 42.6(d)); or

(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality), Clause 11.5 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or to pay additional amounts pursuant to Clause 19.1 (Increased costs), Clause 18.2 (Tax gross-up) or Clause 18.3 (Tax indemnity) to any Lender, then the Obligors’ Agent may, on five Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution (a “Replacement Lender”) selected by the Obligors’ Agent, and acceptable to the Agent and to the Issuing Bank (such consent not to be unreasonably withheld or delayed) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, (to the extent that the Agent has not given a notification under Clause 29.9 (Pro rata interest settlement)) Break Costs (if applicable) and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 42.6 shall be subject to the following conditions:

(i)	the Obligors’ Agent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Obligors’ Agent to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 90 days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this Clause 42.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)

the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 42.6(a) once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)

A Lender shall perform the checks described in Clause 42.6(b)(v) as soon as reasonably practicable following delivery of a notice referred to in Clause 42.6(a) and shall notify the Agent and the Obligors’ Agent when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)

the Obligors’ Agent or the Agent (at the request of the Obligors’ Agent) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders or the Super Majority Lenders; and

(iii)	Lenders whose Revolving Facility Commitments aggregate either:

(A)

in the case of a consent, waiver or amendment requiring the approval of all the Lenders, more than 80 percent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80 percent of the Total Commitments prior to that reduction); or

(B)

in the case of a consent, waiver or amendment requiring the approval of the Super Majority Lenders, more than 50.1 percent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50.1 percent of the Total Commitments prior to that reduction), have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

42.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders or the Super Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Revolving Facility Commitments will be reduced by the amount of its Available Commitments and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of Clauses 42.7(a)(i) and 42.7(a)(ii).

(b)	For the purposes of this Clause 42.7, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

42.8	Replacement of a Defaulting Lender or Non-Acceptable L/C Lender

(a)

The Obligors’ Agent may, at any time a Lender has become and continues to be a Defaulting Lender or Non-Acceptable L/C Lender, by giving ten Business Days’ prior written notice to the Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)

require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Facility Commitment of the Lender; or

(iii)

require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility, to a Lender or other bank or financial institution (a “Replacement Lender”) selected by the Obligors’ Agent, and acceptable to the Agent and to the Issuing Bank (such consent not to be unreasonably withheld or delayed) and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(iv)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, and/or Letter of Credit fees (to the extent that the Agent has not given a notification under Clause 29.9 (Pro rata interest settlement)), Break Costs (if applicable) and other amounts payable in relation thereto under the Finance Documents; or

(v)	in an amount agreed between that Defaulting Lender or Non-Acceptable L/C Lender, the Replacement Lender and the Obligors’ Agent and which does not exceed the amount described in Clause 42.8(a)(i).

(b)	Any transfer of rights and obligations of a Defaulting Lender or Non-Acceptable L/C Lender pursuant to this Clause 42.8 shall be subject to the following conditions:

(i)	the Obligors’ Agent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender or Non-Acceptable L/C Lender shall have any obligation to the Obligors’ Agent to find a Replacement Lender;

(iii)	the transfer must take place no later than twenty Business Days after the notice referred to in Clause 42.8(a);

(iv)

in no event shall the Defaulting Lender or Non-Acceptable L/C Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender or Non-Acceptable L/C Lender pursuant to the Finance Documents; and

(v)

the Defaulting Lender or Non-Acceptable L/C Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 42.8(a) once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender or Non-Acceptable L/C Lender shall perform the checks described in Clause 42.8(b)(v) as soon as reasonably practicable following delivery of a notice referred to in Clause 42.8(a) and shall notify the Agent and the Obligors’ Agent when it is satisfied that it has complied with those checks.

43.	CONFIDENTIAL INFORMATION

43.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 43.2 and Clause 43.7, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

43.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 43.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom Clause 43.2(b)(i) or 43.2(b)(ii) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under Clause 32.15(c) (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 43.2(b)(i) or 43.2(b)(ii);

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Obligors’ Agent,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to Clause 43.2(b)(i), Clause 43.2(b)(ii)(ii) and Clause 43.2(b)(iii), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to Clause 43.2(b)(iv), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to Clause 43.2(b)(v), 43.2(b)(vi) and 43.2(b)(vii), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom Clause 43.2(b)(i) or 43.2(b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 43.2(c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors’ Agent and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

43.3	Entire agreement

This Clause 43 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

43.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

43.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Obligors’ Agent:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to Clause 43.2(b)(v) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 43.

43.6	Continuing obligations

The obligations in this Clause 43 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 24 months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Revolving Facility Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

43.7	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 49 (Governing law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Termination Date for Facility;

(xiv)	changes to any of the information previously supplied pursuant to Clause 43.7(a)(i) to 43.7(a)(xiii); and

(xv)	such other information agreed between such Finance Party and the Obligors’ Agent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Obligors’ Agent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

44.	CONFIDENTIALITY OF FUNDING RATES

44.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by Clause 44.1(b) and Clause 44.1(c).

(b)	The Agent may disclose:

(i)	any Funding Rate to the relevant Borrower pursuant to Clause 14.4 (Notification of rates of interest); and

(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this Clause 44.1(c)(i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

44.2	Related obligations

(a)

The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)

of the circumstances of any disclosure made pursuant to Clause 44.1(c)(ii) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 44.

44.3	No Event of Default

No Event of Default will occur under Clause 28.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 44.

45.	DISCLOSURE OF LENDER DETAILS BY AGENT

The Agent shall provide to the Obligors’ Agent and Issuing Bank within five Business Days of a request by the Obligors’ Agent or the relevant Issuing Banks, as applicable, (but no more frequently than once per calendar month in the case of a request by the Obligors’ Agent), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Revolving Facility Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

46.	USA PATRIOT ACT

Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

47.	CONTRACTUAL RECOGNITION OF BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

48.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

49.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

50.	ENFORCEMENT

50.1	Jurisdiction of English courts

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 50.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

50.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)

irrevocably appoints Bristow Helicopters Limited of Redhill Aerodrome, Kings Mill Lane, Redhill, Surrey, RH1 5JZ, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document governed by English law; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Obligors’ Agent (on behalf of all the Obligors) must immediately (and in any event within 10 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

[Omitted]

SCHEDULE 2

CONDITIONS PRECEDENT

Part 1

Conditions precedent to signing of the Agreement and initial Utilisation

Obligors

1.	A copy of the Constitutional Documents and of the constitutional documents of each other Original Obligor.

2.	A copy of a resolution of the board of directors (or the offering committee of the board of directors in the case the Parent) of each Original Obligor, in each case:

(a)

approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	in the case of an Obligor other than the Parent, authorising the Parent to act as its agent in connection with the Finance Documents.

3.

A specimen of the signature of each person authorised by the resolution referred to in Schedule 2, Part 1, Paragraph 2 in relation to the Finance Documents and related documents which has signed or will be signing any Finance Document or document referred to in this Schedule 2 Part 1 (other than a resolution or constitutional document).

4.

A copy of a resolution signed by all the holders of the issued shares in Bristow Helicopter Limited, approving the terms of, and the transactions contemplated by the Finance Documents to which Bristow Helicopters Limited is a party.

5.	A copy of a resolution of the board of directors of each corporate shareholder of Bristow Helicopter Limited approving the terms of the resolution referred to in Schedule 2, Part 1, Paragraph 4.

6.

A certificate of the relevant Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing (with respect to guaranteeing or securing, subject to applicable local law qualifications), as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on that Original Obligor to be exceeded.

7.

A certificate of an authorized signatory of the Obligors’ Agent or other relevant Original Obligor certifying that each copy document relating to it specified in Schedule 2, Part 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

Finance Documents

8.	This Agreement executed by the Original Obligors.

9.	The Fee Letters executed by the applicable Original Obligors (other than a Finance Party).

10.	At least two originals of the following Transaction Security Documents to be executed by the Original Obligors specified below opposite the relevant Transaction Security Document:

Governing Law	Name of Original Obligor granting security	Transaction Security Document
English	Bristow Helicopters Limited	Security Agreement

English	Bristow Norway AS	Bank Account Charge

Norwegian	Bristow Norway AS	Security Agreement

11.

A copy of all notices required to be sent under the Transaction Security Documents upon execution of such agreements executed by the relevant Obligors, duly acknowledged by the addressee in the case of notices to any account bank holding a Collection Account.

Legal opinions

12.

The following legal opinions, each addressed to the Agent, the Security Agent, the Arrangers, the Bookrunners, the Issuing Banks, the Swingline Lender and the Original Lenders and in the form provided prior to the date of this Agreement:

(a)	a legal opinion of Mayer Brown International LLP, legal advisors to the Agent as to matters of English law;

(b)	a legal opinion of Advokatfirmaet BAHR AS, legal advisors to the Agent, as to matters of Norwegian law; and

(c)	a legal opinion of Baker Botts L.L.P., legal advisors to the Obligors, as to matters of Delaware general corporate law.

Other documents and evidence

13.	Evidence that any process agent referred to in Clause 50.2 (Service of process), if not an Original Obligor, has accepted its appointment.

14.	The Group Structure Chart.

15.	The Budget.

16.	A copy of the Original Financial Statements of each Obligor.

Miscellaneous

17.	Evidence that any fees, costs and expenses due from any Obligor on the Closing Date pursuant to Clause 17 (Fees), Clause 18.6 (Stamp taxes) and Clause 22 (Costs and expenses) have been paid.

18.

A recent lien search in Norway with respect to each Norwegian Obligor, and such search shall reveal no Security on any of the assets of the Norwegian Obligors (in relation to which it is possible to effect a lien search) except for Permitted Security.

19.	A recent Companies House search in England with respect to each English Obligor, and such search shall reveal no Security on any of the assets of the English Obligors except for Permitted Security.

20.

An Aggregate Borrowing Base Certificate which calculates the Aggregate Borrowing Base as of the end of a month no earlier than the most recent month ending 20 Business Days or more before the Closing Date and agreed supporting Borrowing Base files (the Aggregate Borrowing Base Certificate will include individual Borrower’s Borrowing Bases).

21.

The Agent or its designee shall have conducted a field examination of the applicable Obligors’ Receivables and related working capital matters and of the applicable Obligors’ related data processing and other systems, the results of which shall be satisfactory to the Agent in its sole discretion.

22.	The Agent and its counsel shall have completed all legal due diligence required by the Agent prior to the Closing Date, the results of which shall be satisfactory to Agent in its sole discretion.

23.

The Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the US PATRIOT Act, for each Obligor that they have notified the Obligors’ Agent are required prior to the Closing Date.

24.	If the Agent so requests, evidence that at least USD250,000,000 of secured bonds have been issued by the Parent pursuant to the Secured Bonds Indenture.

25.

If the Agent so requests, evidence that all amounts outstanding under the amended and restated revolving credit and term loan agreement dated 22 November 2010 between, amongst others, the Parent and Suntrust Bank has been repaid and cancelled in full, other than in respect to (a) any outstanding letters of credit issued thereunder, to the extent required by the issuers thereof and any cash collateral therefor and (b) obligations, expenses and indemnities that survive such cancellation.

26.	If applicable, evidence of the discharge and release of all Financial Indebtedness and all Security, other than Permitted Financial Indebtedness and Permitted Security.

27.

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Obligors’ Agent accordingly prior to the Closing Date) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part 2

Conditions precedent required to be delivered by an Additional Obligor

1.	An Accession Deed executed by the Additional Obligor and the Parent.

2.

A copy of the constitutional documents of the Additional Obligor and in the case of the US Borrower, a copy of its Constitutional Documents certified, as of a date reasonably near to the US Borrower Accession Date, as being a true and complete copy thereof by the Secretary of State of the State of Louisana.

3.

In the case of the US Borrower, a copy of the certificate of good standing of the US Borrower, dated as of a date reasonably near to the US Borrower Accession Date from the Secretary of State of the State of Louisana.

4.	A copy of a resolution of the board of directors of each Additional Obligor in each case:

(a)

approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Parent to act as its agent in connection with the Finance Documents

5.	A specimen of the signature of each person authorised by the resolution referred to in Schedule 2, Part 2, Paragraph 4.

6.

A copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

7.	A copy of a resolution of the board of directors of each corporate shareholder of each Additional Obligor approving the terms of the resolution referred to in this Schedule 2, Part 2, Paragraph 5.

8.

A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Schedule 2, Part 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

9.

A certificate of the Additional Obligor (signed by a director or equivalent officer) confirming that borrowing or guaranteeing or securing (with respect to guaranteeing or securing, subject to applicable local law qualifications), as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on the Additional Obligor to be exceeded.

10.	If available, the latest audited financial statements of the Additional Obligor.

11.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	A legal opinion of the legal advisers to the Agent in England, as to English law.

(b)

If the Additional Obligor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 24.28 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent and/or to the Obligors’ Agent, in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed and, in the case of an Additional Obligor that will be a US Obligor, the legal advisers to the Parent or to the Additional Obligor will also provide customary opinions (including as to creation and perfection of security interests if not English law) as to New York law, Delaware law (or such other state, territory or district as shall be the jurisdiction of organisation of that US Obligor or whose law shall govern with respect to the perfection of security interests) and the federal law of the United States.

12.

If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 50.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

13.	Any security documents which are required by the Agent to be executed by the proposed Additional Obligor.

14.	Any notices or documents required to be given or executed under the terms of those security documents.

15.

If the Additional Obligor is organised in a state of the United States or the District of Columbia the Additional obligor will also be required to deliver a certificate of good standing and certified charter documents from the Secretary of State (or other state organisation of its jurisdiction of organisation or formation).

16.	In the case of the US Borrower:

(a)

evidence that the US Borrower shall have taken or caused to be taken any other action, executed and delivered (or caused to be executed and delivered) any other agreement, document and instrument and authorized, made or caused to be made any other filing and recording required under any security documents the US Borrower enters into, and the UCC financing statements shall have been filed, registered or recorded or shall have been delivered to the Security Agent and shall be in proper form for filing, registration or recordation;

(b)

the results of a recent lien, tax lien, judgment and litigation search in each of the jurisdictions or offices in which UCC financing statements or other filings or recordations evidencing or perfecting the Security granted by the US Borrower over the assets referred to in any security document it enters into are required (or would have been made at any time during the five years immediately preceding the US Borrower Accession Date evidencing or perfecting Security granted in respect of any such assets of the US Borrower), and each search shall reveal no Security or judgements on any of the assets of the US Borrower, except for any Permitted Security or any Security and judgments that will be terminated on the US Borrower Accession Date pursuant to documentation satisfactory to the Security Agent; and

(c)

any documentation and other information reasonably requested by the Lenders in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, including, without limitation, the Beneficial Ownership Regulation.

17.

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

SCHEDULE 3

REQUESTS AND NOTICES

Part 1

Utilisation Request

From:	[Borrower]/[Obligors’ Agent]

To:	[Agent]

Dated:

Dear Sirs

[Parent] – [•] ABL Facilities Agreement dated [•] (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a) Borrower:	[•]

(b) Tranche:	[US/UK Tranche / Norwegian Tranche]

(c) Type of Loan:	[LIBOR Rate / NIBOR Rate / ABR Rate / Foreign Base Rate / Swingline Loan]

(d) Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(e) Currency of Loan:	[•]

(f) Amount:	[•] or, if less, the maximum amount which is in compliance with Clause 5.3(b) (Currency and amount) of the Facilities Agreement

(g) Interest Period:	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facilities Agreement is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Revolving Facility Loan]]./[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[the Obligors’ Agent on behalf of
[insert name of relevant Borrower]]/
[insert name of Borrower]

Part 2

Utilisation Request

Letters of Credit

From:	[Borrower]/[Obligors’ Agent]

To:	[Agent]

Dated:

Dear Sirs

[Parent] – [•] ABL Facilities Agreement dated [•] (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a) Borrower:	[•]

(b) Issuing Bank:	[•]

(c) Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(d) Tranche to be utilised: [US/UK Tranche][Norwegian Tranche]

(e) Currency of Letter of Credit:	[•]

(f) Amount:	[•] or, if less, the maximum amount which is in compliance with Clause 6.4(b) (Currency and amount) of the Facilities Agreement

(g) Beneficiary:	[•]

(h) Term:	[•]

3.	We confirm that each condition specified in Clause 6.5(b) (Issue of Letters of Credit) of the Facilities Agreement is satisfied on the date of this Utilisation Request.

4.	We attach a copy of the proposed Letter of Credit.

5.	The purpose of this proposed Letter of Credit is [•].

6.	This Utilisation Request is irrevocable.

7.	[Specify delivery instructions.]

Yours faithfully

authorised signatory for

[the Obligors’ Agent on behalf of]

[insert name of relevant Borrower]]/

[insert name of relevant Borrower]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[•] as Agent and [•] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

[Parent] – [•] ABL Facilities Agreement dated [•] (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.5 (Procedure for transfer) of the Facilities Agreement:

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 29.5 (Procedure for transfer) of the Facilities Agreement all of the Existing Lender’s rights and obligations under the Facilities Agreement and the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Revolving Facility Commitment(s) and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 29.4(c) (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	With respect to the English Borrower:

(1)	[an English Qualifying Lender (other than an English Treaty Lender)];

(2)	[an English Treaty Lender];

(3)	[not an English Qualifying Lender]; and

(b)	With respect to the Norwegian Borrower:

(1)	[a Norwegian Qualifying Lender (other than a Norwegian Treaty Lender)];

(2)	[a Norwegian Treaty Lender];

(3)	[not a Norwegian Qualifying Lender].

5.

[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•][1], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Obligors’ Agent notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date.

that it wishes that scheme to apply to the Facilities Agreement.]2

[5/6.]	The New Lender confirms that it [is]/[is not] a Non-Acceptable L/C Lender.

[6/7.]	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[7/8.]	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[8/9.]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[1]	Insert jurisdiction of tax residence.
[2]	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facilities Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and the Transfer Date is confirmed as [•].

[The Exclusive US/UK Tranche Commitments applicable to the New Lender for the purposes of Clause 5.7 (Adjustment of Tranches) of the Facilities Agreement shall be USD [•].]

[Agent]

By:

[Security Agent]

By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	[•] as Agent, [•] as Security Agent, [•] as the Parent, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

[Parent] - ABL Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.6 (Procedure for assignment) of the Facilities Agreement:

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Revolving Facility Commitment(s) and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Revolving Facility Commitment(s) and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph 2(b) above.

3.	The proposed Transfer Date is [•].

4.	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.3 (Addresses) of the Facilities Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 29.4(c) (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	with respect to the English Borrower:

(i)	[an English Qualifying Lender (other than an English Treaty Lender)];

(ii)	[an English Treaty Lender];

(iii)	[not an English Qualifying Lender]; and

(b)	with respect to the Norwegian Borrower:

(i)	[a Norwegian Qualifying Lender (other than a Norwegian Treaty Lender)];

(ii)	[a Norwegian Treaty Lender];

(iii)	[not a Norwegian Qualifying Lender].

8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of s19 CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of s19 CTA) of that company.]

8.

[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [•] , so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Obligors’ Agent notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date,

that it wishes that scheme to apply to the Facilities Agreement.]

[9.	The New Lender confirms that it [is]/[is not] a Non-Acceptable L/C Lender.

[10/11.]

This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 29.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Obligors’ Agent) of the Facilities Agreement, to the Obligors’ Agent (on behalf of each Obligor) of the assignment referred to in this Agreement.

[11/12.]	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[12/13.]	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[13/14.]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details

for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent by the Security Agent and the Transfer Date is confirmed as [•].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[The Exclusive US/UK Tranche Commitments applicable to the New Lender for the purpose of Clause 5.7 (Adjustment of Tranches) of the Facilities Agreement shall be USD [•].]

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6

FORM OF ACCESSION DEED

To:	[•] as Agent and [•] as Security Agent

From:	[Subsidiary] and [Parent]

Dated:

Dear Sirs

[Parent] – ABL Facilities Agreement dated [•] (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2.

[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause [31.2(Additional Borrowers)]/[Clause 31.3 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number [•].

3.	[The Parent confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.]

4.	[Subsidiary’s] administrative details for the purposes of the Facilities Agreement are as follows:

Address:

Fax No:

Attention:

6.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED signed on behalf of the Parent and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

SIGNED as a deed by [•], Director, and	)
[•], Director, duly authorised for and on	)
behalf of [[•] LIMITED]:	)

OR

SIGNED as a deed by [•], Director, duly	)
authorised for and on behalf of [[•]	)
LIMITED/PLC] in the presence of:	)

Witness’s signature:

Witness’s name (in capitals):

Witness’s address:

Parent

SIGNED as a deed by [•], Director, and	)
[•], Director, duly authorised for and on	)
behalf of [[•] LIMITED]:	)

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[•] as Agent

From:	[resigning Obligor] and [Parent]

Dated:

Dear Sirs

[Parent] – ABL Facilities Agreement dated [•] (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.

Pursuant to [Clause 31.4 (Resignation of the US Borrower)]/[Clause 31.5 (Resignation of a Guarantor)] of the Facilities Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; [and]

(b)	[this request is given in relation to a Third Party Disposal of [resigning Obligor]];

(c)	[the US Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents]

(d)	[•]

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Parent]	[Resigning Obligor]

By:	By:

SCHEDULE 8

FORM OF SUBSTITUTE AFFILIATE LENDER DESIGNATION NOTICE

To:	[•] (as Agent) for itself and each of the other parties to the Facilities Agreement referred to below.

Cc:	The Parent for itself and each Obligor

From:	[Designating Lender] (the “Designating Lender”)

Dated:	[•]

Dear Sirs

Re:	ABL Facilities Agreement dated [•] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Designation Notice.

2.

We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any Loans required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction etc] (“Designated Loans”).

3.	The details of the Substitute Affiliate Lender are as follows:

Name:

Facility Office:

Fax Number:

Attention:

Jurisdiction of Incorporation:

4.

By countersigning this notice below the Substitute Affiliate Lender agrees to become a Substitute Affiliate Lender in respect of Designated Loans as indicated above and agrees for the benefit of each party to the Facilities Agreement to be bound by the terms of the Facilities Agreement (in a capacity as Lender) accordingly.

5.	This Designation Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

For and on behalf of [Designating Lender]

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	[•] as Agent

From:	[Obligors’ Agent]

Dated:

Dear Sirs

[Parent] – ABL Facilities Agreement dated [•] (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	3We confirm that:

[We confirm that the Fixed Charge Coverage Ratio for the Relevant Period ending [•] is [•]:1.]

Signed:
Authorised signatory of

[Parent]

[3]	Calculation to be attached.

SCHEDULE 10

LMA FORM OF CONFIDENTIALITY UNDERTAKING

THIS MASTER CONFIDENTIALITY UNDERTAKING is dated [•] and made between:

(1)	[•]; and

(2)	[•].

Either party (in this capacity the “Purchaser”) may from time to time consider acquiring an interest from the other party (in this capacity the “Seller”) in certain Agreements which, subject to the Agreements, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more relevant Finance Documents and/or one or more relevant Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (each an “Acquisition”). In consideration of the Seller agreeing to make available to the Purchaser certain information in relation to each Acquisition it is agreed as follows:

1.	Confidentiality Undertaking

The Purchaser undertakes in relation to each Acquisition made or which may be made by it (a) to keep all Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition is protected with security measures and a degree of care that would apply to the Purchaser’s own confidential information and (b) until that Acquisition is completed, to use the Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition only for the Permitted Purpose.

2.	Permitted Disclosure

The Purchaser may disclose in relation to each Acquisition made or which may be made by it:

(a)

to any of its Affiliates and any of its or their officers, directors, employees, professional advisers and auditors such Confidential Information as the Purchaser shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph 2 (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

(b)	subject to the requirements of the relevant Agreement, to any person:

(i)

to (or through) whom the Purchaser assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations which it may acquire under that Agreement such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this sub-paragraph (i) of paragraph 2(b) has delivered a letter to the Purchaser in equivalent form to this undertaking;

(ii)

with (or through) whom the Purchaser enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to that Agreement or any relevant Obligor such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this sub-paragraph (ii) of paragraph 2(b) has delivered a letter to the Purchaser in equivalent form to this undertaking;

(iii)

to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate; and

(c)

notwithstanding paragraphs 2(a) and 2(b) above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose such Confidential Information under the Agreement to which that Acquisition relates, as if such permissions were set out in full in this undertaking for the purposes of that Acquisition and as if references in those permissions to Finance Party were references to the Purchaser for the purposes of that Acquisition.

3.	Notification of Disclosure

The Purchaser agrees in relation to each Acquisition made or which may be made by it (to the extent permitted by law and regulation) to inform the Seller:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (iii) of paragraph 2(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information relating to that Acquisition has been disclosed in breach of this undertaking.

4.	Return of Copies

If the Purchaser does not enter into an Acquisition and the Seller so requests in writing, the Purchaser shall return or destroy all Confidential Information supplied to the Purchaser by the Seller in relation to that Acquisition and destroy or permanently erase (to the extent technically practicable) all copies of such Confidential Information made by the Purchaser and use its reasonable endeavours to ensure that anyone to whom the

Purchaser has supplied any such Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that the Purchaser or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (iii) of paragraph 2(a) above.

5.	Continuing Obligations

The obligations in this undertaking are continuing and, in particular, shall survive and remain binding on the Purchaser in relation to each Acquisition made or which may be made by it until (a) if the Purchaser becomes a party to the Agreement to which that Acquisition relates as a lender of record, the date on which the Purchaser becomes such a party to such Agreement; (b) if the Purchaser enters into that Acquisition but it does not result in the Purchaser becoming a party to the Agreement to which that Acquisition relates as a lender of record, the date falling [twelve] months after the date on which all of the Purchaser’s rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [twelve] months after the date of the Purchaser’s final receipt (in whatever manner) of any Confidential Information in relation to that Acquisition.

6.	No Representation; Consequences of Breach, etc

The Purchaser acknowledges and agrees that, in relation to each Acquisition made or which may be made by it:

(a)

neither the Seller, nor any member of the relevant Group nor any of the Seller’s or the relevant Group’s respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller to the Purchaser in relation to that Acquisition or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller to the Purchaser in relation to that Acquisition or be otherwise liable to the Purchaser or any other person in respect of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any such information; and

(b)

the Seller or members of the relevant Group may be irreparably harmed by the breach of the terms of this undertaking and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this undertaking by the Purchaser.

7.	Entire Agreement: No Waiver; Amendments, etc

This undertaking constitutes the entire agreement between the Seller and the Purchaser in relation to the Purchaser’s obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

No failure to exercise, nor any delay in exercising any right or remedy under this undertaking will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this undertaking.

The terms of this undertaking and the Purchaser’s obligations under this undertaking may only be amended or modified by written agreement between the parties.

8.	Inside Information

The Purchaser acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Purchaser undertakes not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by the Purchaser in this undertaking are given to the Seller and are also given for the benefit of the Parent and each other member of the Group.

10.	Third Party Rights

(a)

Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this undertaking has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this undertaking.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	Notwithstanding any provisions of this undertaking, the parties to this undertaking do not require the consent of any Relevant Person to rescind or vary this undertaking at any time.

11.	Governing Law and Jurisdiction

(a)

This undertaking and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of any Acquisition) are governed by English law.

(b)

The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this undertaking (including a dispute relating to any non-contractual obligation arising out of or in connection with either this undertaking or the negotiation of any Acquisition).

12.	Definitions

In this undertaking terms defined in the relevant Agreement (as defined below) shall, unless the context otherwise requires, have the same meaning and:

“Agreement” means any credit agreement in which the Seller has an interest and which requires the Seller to obtain from the Purchaser an undertaking in or substantially in the form of this undertaking as a condition to permitting disclosure by the Seller of certain information to the Purchaser.

“Parent”	means, in relation to each Acquisition, the principal company party to the relevant Agreement.

“Confidential Information” means, in relation to each Acquisition, all information relating to the Parent, any Obligor, the Group, the relevant Finance Documents, the Facility and/or that Acquisition which is received by the Purchaser in relation to the relevant Finance Documents or the Facility from the Seller or any of its affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Purchaser of this undertaking; or

(b)	is identified in writing at the time of delivery as non-confidential by the Seller or its advisers; or

(c)

is known by the Purchaser before the date the information is disclosed to the Purchaser by the Seller or any of its affiliates or advisers or is lawfully obtained by the Purchaser after that date, from a source which is, as far as the Purchaser is aware, unconnected with the relevant Group and which, in either case, as far as the Purchaser is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means, in relation to each Acquisition, the relevant Parent and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Permitted	Purpose” means, in relation to each Acquisition considering and evaluating whether to enter into that Acquisition.

This undertaking has been entered into on the date stated at the beginning of this undertaking

SIGNATURES

[•]

By:

[•]

By:

SCHEDULE 11

TIMETABLES

Part 1

Loans

	LIBOR Rate Loans in euro	LIBOR Rate Loans in sterling	LIBOR Rate Loans in US dollars	NIBOR Rate Loans in Norwegian Kroner	ABR Rate Loans	Foreign Base Rate Loans	Swingline Loans
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 11.00 a.m.	U-3 11.00 a.m.	U-3 11.00 a.m.	U-4 11.00 a.m.	U-1 1.00 p.m.	U-1 1.00 p.m.	U 10.00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

	U-3 Noon	U-3 Noon	U-3 Noon	U-3 Noon	U-1 5.00 p.m.	U-1 3.00 p.m.

	LIBOR Rate Loans in euro	LIBOR Rate Loans in sterling	LIBOR Rate Loans in US dollars	NIBOR Rate Loans in Norwegian Kroner	ABR Rate Loans	Foreign Base Rate Loans	Swingline Loans
Agent receives a notification from a Lender under Clause 9.2 (Unavailability of a currency)	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.		Quotation Day 9.30 a.m.		U-1 4.00 p.m.
Agent gives notice in accordance with Clause 9.2 (Unavailability of a currency)	Quotation Day 5.30 p.m.	Quotation Day 5.30 p.m.		Quotation Day 5.30 p.m.		U-1 5.00 p.m.
LIBOR or NIBOR is fixed	Quotation Day 10.30 a.m.	Quotation Day 10.30 a.m.	Quotation Day 10.30 a.m.	Quotation Day 10.30 a.m.

“U”	=	date of utilisation or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan.

“U – X”	=	X Business Days prior to date of utilisation

Part 2

Letters of Credit

	Letters of Credit denominated in US dollars	Letters of Credit denominated in Agreed Currencies
Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit)	U-3 11.00 a.m.	U-5 11.00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under Clause 6.5(d) (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with Clause 6.5(d) (Issue of Letters of Credit).

	U-3 Noon	U-5 Noon
Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	U-3 11.00 a.m.	U-5 11.00 a.m.

“U”	=	date of utilisation, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

“U-X”	=	Business Days prior to date of utilisation

SCHEDULE 12

FORM OF INCREASE CONFIRMATION

To:	[•] as Agent, [•] as Security Agent, [•] as the Issuing Bank and [•] as the Parent, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

[Parent] - ABL Facilities Agreement dated [•] (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 2.2 (Increase) of the Facilities Agreement.

3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Revolving Facility Commitment specified in the Schedule (the “Relevant Commitment(s)”) as if it had been an Original Lender under the Facilities Agreement in respect of the Relevant Commitment(s).

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [•].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.

The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 38.3 (Addresses) of the Facilities Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in Clause 2.2(h) (Increase) of the Facilities Agreement.

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

9.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	with respect to the English Borrower:

(1)	[an English Qualifying Lender (other than an English Treaty Lender)];

(2)	[an English Treaty Lender];

(3)	[not an English Qualifying Lender]; and

(b)	with respect to the Norwegian Borrower:

(1)	[a Norwegian Qualifying Lender (other than a Norwegian Treaty Lender)];

(2)	[a Norwegian Treaty Lender];

(3)	[not a Norwegian Qualifying Lender].

9.

[The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•][4], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Obligors’ Agent notify:

(a)	each Borrower which is a Party as a Borrower as at the Increase Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Increase Date,

that it wishes the scheme to apply to the Facilities Agreement.]

[9/10]	The Increase Lender confirms that it [is]/[is not][5] a Non-Acceptable L/C Lender.

[10/11].	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[11/12].	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[12/13].	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[4]	Insert jurisdiction of tax residence.
[5]	Delete as applicable.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent and the Issuing Bank by the Security Agent and the Increase Date is confirmed as [•].

Issuing Bank:

By:

Agent

By:

Security Agent

By:

SCHEDULE 13

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

Part 1

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	[•] as Agent

From:	[The Lender]

Dated:

[Parent] – [•] Senior Facilities Agreement dated [•] (the “Facilities Agreement”)

1.

We refer to Clause 30.2(b)(Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Revolving Facility Commitment(s) as set out below:

[•]

[Lender]

By:

Part 2

Form of Notice on Termination of Notifiable Debt Purchase Transaction

To:	[•] as Agent

From:	[The Lender]

Dated:

[Parent] – [•] Senior Facilities Agreement dated [•] (the “Facilities Agreement”)

1.

We refer to Clause 30.2(b)(Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [•] has [terminated].

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 relates to the amount of our Revolving Facility Commitment(s) as set out below:

[•]

[Lender]

By:

SCHEDULE 14

FORM OF AGGREGATE BORROWING BASE CERTIFICATE

[Omitted]

SCHEDULE 15

EXISTING FINANCIAL INDEBTEDNESS

[Omitted]

SCHEDULE 16

INITIAL COLLECTION ACCOUNTS

[Omitted]

SCHEDULE 17

ELIGIBLE ACCOUNT DEBTORS

[Omitted]

EXECUTION of Facilities Agreement:

The Parent

SIGNED by , Authorised Signatory, duly authorised for and on behalf of BRISTOW GROUP INC:	) ) )

Address:	3151 Briarpark Drive, Suite 700 Houston, Texas 77042

Facsimile no:	+1 (713) 267-7620

Electronic mail address:	geoff.carpenter@bristowgroup.com

For the attention of:	Geoff Carpenter, Vice President and Treasurer

The Original Borrowers

SIGNED by , Authorised Signatory, duly authorised for and on behalf of BRISTOW NORWAY AS:	) ) )

Address:	c/o 3151 Briarpark Drive, Suite 700 Houston, Texas 77042

Facsimile no:	+1 (713) 267-7620

Electronic mail address:	geoff.carpenter@bristowgroup.com

For the attention of:	Geoff Carpenter, Vice President and Treasurer

SIGNED by , Authorised Signatory, duly authorised for and on behalf of BRISTOW HELICOPTERS LIMITED:	) ) ) )

Address:	c/o 3151 Briarpark Drive, Suite 700 Houston, Texas 77042

Facsimile no:	+1 (713) 267-7620

Electronic mail address:	geoff.carpenter@bristowgroup.com

For the attention of:	Geoff Carpenter, Vice President and Treasurer

The Original Guarantors

SIGNED by , Authorised Signatory, duly authorised for and on behalf of BRISTOW GROUP INC:	) ) )

Address:	c/o 3151 Briarpark Drive, Suite 700 Houston, Texas 77042

Facsimile no:	+1 (713) 267-7620

Electronic mail address:	geoff.carpenter@bristowgroup.com

For the attention of:	Geoff Carpenter, Vice President and Treasurer

SIGNED by , Authorised Signatory, duly authorised for and on behalf of BRISTOW NORWAY AS:	) ) )

Address:	c/o 3151 Briarpark Drive, Suite 700 Houston, Texas 77042

Facsimile no:	+1 (713) 267-7620

Electronic mail address:	geoff.carpenter@bristowgroup.com

For the attention of:	Geoff Carpenter, Vice President and Treasurer

SIGNED by , Authorised Signatory, duly authorised for and on behalf of BRISTOW HELICOPTERS LIMITED:	) ) ) )

Address:	c/o 3151 Briarpark Drive, Suite 700 Houston, Texas 77042

Facsimile no:	+1 (713) 267-7620

Electronic mail address:	geoff.carpenter@bristowgroup.com

For the attention of:	Geoff Carpenter, Vice President and Treasurer

The Arrangers and Bookrunners

SIGNED by Joseph Jordan, Managing Director, duly authorised for and on behalf of BARCLAYS BANK PLC	) ) )

CREDIT SUISSE AG,
CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

The Originals Lenders

SIGNED by Joseph Jordan, Managing Director, duly authorised for and on behalf of BARCLAYS BANK PLC	) ) )

CREDIT SUISSE AG,
CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

The Agent

SIGNED by Joseph Jordan, Managing Director, duly authorised for and on behalf of BARCLAYS BANK PLC:	) ) )

Address:	745 7th Avenue New York NY 10019
Electronic mail address:	vanessa.kurbatskiy@barclays.com /komal.ramkirath@barclays.com
For the attention of:	Vanessa Kurbatskiy/Komal Ramkirath

The Security Agent

SIGNED by Joseph Jordan, Managing Director, duly authorised for and on behalf of BARCLAYS BANK PLC:	) ) )

Address:	745 7th Avenue New York NY 10019
Electronic mail address:	vanessa.kurbatskiy@barclays.com /komal.ramkirath@barclays.com
For the attention of:	Vanessa Kurbatskiy/Komal Ramkirath

The Issuing Bank

SIGNED by Joseph Jordan, Managing Director, duly authorised for and on behalf of BARCLAYS BANK PLC	) ) )

The Swingline Lender

SIGNED by Joseph Jordan, Managing Director, duly authorised for and on behalf of BARCLAYS BANK PLC	) ) )

SCHEDULE 4

WAIVED EVENTS

For the purposes of this Schedule, the term “Default” has the meaning given to it in the Facilities Agreement.

Events waived pursuant to the Fourth Waiver Letter

1.

Any Specified Default (as defined in the Fourth Waiver Letter) which would have otherwise existed or occurred under or pursuant to the Facilities Agreement as a result of:

(a)   the Delivery Covenant Breaches;

(b)   the Potential Disclosure Issues;

(c)   the Potential Cross Default Issues;

(d)   the Potential Asset Issues;

(e)   the Potential Solvency Issues;

(f)   the Potential Guarantee Issues; or

(g)   the Potential Financial Covenant Issues,

(each of the above as defined in the Fourth Waiver Letter) and any related requirement to provide notice of the occurrence of any such Default.

2.	Any Default which would have otherwise existed or occurred under or pursuant to clause 28.4 (Misrepresentation) of the Facilities Agreement, which exists or occurs as a direct result of the representation and warranty in clause 24.12(a) (No default) of the Facilities Agreement not being correct when made at any time on or prior to the Effective Date (as defined in the Fourth Waiver Letter), to the extent such representation and warranty was not correct when made as a result of the existence of any Specified Default (as defined in the Fourth Waiver Letter) expressly specified in paragraph 2.1 of the Fourth Waiver Letter as being waived with effect from the Effective Date (as defined in the Fourth Waiver Letter, and subject to the conditions set out in paragraph 2.2 of the Fourth Waiver Letter).

Events waived pursuant to the Eighth Waiver Letter

3.	Any Default which would have otherwise existed or occurred under or pursuant to clause 28.3 (Other obligations) of the Facilities Agreement as a result of the Parent’s failure to provide any of the 2019 Year End Documents (as defined in the Eighth Waiver Letter) within the time period required pursuant to clause 25.1(a) (Financial statements) of the Facilities Agreement or the time period required pursuant to the Fifth Waiver Letter, Sixth Waiver Letter or Seventh Waiver Letter (and any related requirement to provide notice of the occurrence of any such Default).

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4.	Any Default which would have otherwise existed or occurred under or pursuant to clause 28.4 (Misrepresentation) of the Facilities Agreement which existed or occurred as a result of the representation and warranty in clause 24.12(a) (No default) of the Facilities Agreement not being correct when made at any time on or prior to the Effective Date (as defined in the Eighth Waiver Letter), to the extent such representation and warranty was not correct when made as a result of the existence of any Default expressly specified in paragraphs 1.8 (a) of the Eighth Waiver Letter as being waived with effect from the Effective Date (as defined in the Eighth Wavier Letter, and subject to paragraph 1.9 of the Eighth Waiver Letter).

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SCHEDULE 5

CONDITIONS IN THE WAIVER LETTERS

1.	The conditions and undertakings set out in paragraph 2.2 of the First Waiver Letter.

2.	The conditions and undertakings set out in paragraph 3.1 of the Second Waiver Letter.

3.	The conditions and undertakings set out in paragraph 2.2 of the Third Waiver Letter.

4.	The conditions and undertakings set out in paragraph 2.2 of Fourth Waiver Letter.

5.	The conditions and undertakings set out in paragraph 1.4 of the Fifth Waiver Letter.

6.	The conditions and undertakings set out in paragraph 1.5 of the Sixth Waiver Letter.

7.	The conditions and undertakings set out in paragraph 1.5 of the Seventh Waiver Letter.

8.	The conditions and undertakings set out in paragraph 1.9 of the Eighth Waiver Letter.

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EXECUTION of Agreement of Amendment and Restatement, Confirmation and Accession:

The Parent

SIGNED by Geoffrey L. Carpenter, Authorised Signatory, duly authorised for	) )
and on behalf of BRISTOW GROUP INC:	) )	/s/ Geoffrey L. Carpenter

The Guarantors

SIGNED by Geoffrey L. Carpenter, Authorised Signatory, duly authorised for	) )
and on behalf of BRISTOW GROUP INC:	) )	/s/ Geoffrey L. Carpenter

SIGNED by Geoffrey L. Carpenter, Authorised Signatory, duly authorised for	) )
and on behalf of BRISTOW HELICOPTERS LIMITED:	) )	/s/ Geoffrey L. Carpenter

SIGNED by Geoffrey L. Carpenter, Authorised Signatory, duly authorised for	) )
and on behalf of BRISTOW NORWAY AS:	) )	/s/ Geoffrey L. Carpenter

Security Obligors

SIGNED by Geoffrey L. Carpenter, Authorised Signatory, duly authorised for	) )
and on behalf of BRISTOW HELICOPTERS LIMITED:	) )	/s/ Geoffrey L. Carpenter

SIGNED by Geoffrey L. Carpenter, Authorised Signatory, duly authorised for	) )
and on behalf of BRISTOW NORWAY AS:	) )	/s/ Geoffrey L. Carpenter

Agent

SIGNED by Joseph Jordan, Managing Director, duly authorised for and on behalf of	) )
BARCLAYS BANK PLC in the presence of:	) )	/s/ Joseph Jordan

Security Agent

SIGNED by Joseph Jordan, Managing Director, duly authorised for and on behalf	) )
of BARCLAYS BANK PLC in the presence of:	) )	/s/ Joseph Jordan

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